Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

DATED AS OF JULY 18, 2012

BY AND AMONG

PPG INDUSTRIES, INC.,

EAGLE SPINCO INC.,

GEORGIA GULF CORPORATION

and

GRIZZLY ACQUISITION SUB, INC.

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EXHIBITS

Exhibit A – Separation Agreement

Annex A – Certificate of Incorporation of the Surviving Corporation

Annex B – Bylaws of the Surviving Corporation

v

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of July 18, 2012 (this “Agreement”), is by and among PPG Industries, Inc., a Pennsylvania corporation (“Burgundy”), Eagle Spinco Inc., a Delaware corporation and a wholly owned Subsidiary of Burgundy (“Spinco”), Georgia Gulf Corporation, a Delaware corporation (“Grizzly”), and Grizzly Acquisition Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Grizzly (“Merger Sub”).

WHEREAS, Spinco is a newly formed, wholly owned, direct Subsidiary of Burgundy;

WHEREAS, concurrently with the execution of this Agreement, Burgundy and Spinco entered into the Separation Agreement in the form attached hereto as Exhibit A (the “Separation Agreement”), pursuant to which (a) Burgundy and its Subsidiaries will transfer or cause to be transferred to Spinco or one or more of its Subsidiaries all of the Spinco Assets, (b) Spinco or its Subsidiaries will transfer or cause to be transferred to Burgundy or one or more of its Subsidiaries all of the Excluded Assets, and (c) Burgundy or one or more of its Subsidiaries will assume the Excluded Liabilities, in exchange for (w) one or more of Spinco’s Subsidiaries assuming the Spinco Liabilities, (x) Spinco issuing to Burgundy shares of Spinco Common Stock pursuant to the Spinco Stock Issuance, (y) Spinco distributing to Burgundy the Special Below Basis Cash Distribution and (z) Spinco distributing to Burgundy the Special Above Basis Debt/Cash Distribution, as further described herein and in the Separation Agreement (the “Spinco Reorganization”);

WHEREAS, upon the terms and subject to the conditions set forth in the Separation Agreement, on the Distribution Date, Burgundy will either (i) distribute all of the shares of Spinco Common Stock to Burgundy stockholders without consideration on a pro rata basis (the “One-Step Spin-Off”), or (ii) consummate an offer to exchange (the “Exchange Offer”) shares of Spinco Common Stock for currently outstanding shares of Burgundy Common Stock and, in the event that Burgundy’s stockholders subscribe for less than all of the Spinco Common Stock in the Exchange Offer, Burgundy will distribute, pro rata to its stockholders, any unsubscribed Spinco Common Stock on the Distribution Date immediately following the consummation of the Exchange Offer so that Burgundy will be treated for U.S. federal income Tax purposes as having distributed all of the Spinco Common Stock to its stockholders (the “Clean Up Spin-Off”);

WHEREAS, the disposition by Burgundy of 100% of the Spinco Common Stock, whether by way of the One-Step Spin-Off or the Exchange Offer (followed by any Clean-Up Spin-Off) is referred to as the “Distribution”;

WHEREAS, at the Effective Time, the parties will effect the merger of Merger Sub with and into Spinco, with Spinco continuing as the surviving corporation, all upon the terms and subject to the conditions set forth herein;

WHEREAS, the Board of Directors of Grizzly (the “Grizzly Board”) (i) has determined that the Merger and this Agreement are advisable, fair to, and in the best interests of, Grizzly and its stockholders and has approved this Agreement and the transactions contemplated hereby, including the Merger, and the issuance of shares of Grizzly Common Stock pursuant to the Merger, and (ii) has recommended the approval by the stockholders of Grizzly of the issuance of shares of Grizzly Common Stock pursuant to the Merger;

WHEREAS, the Board of Directors of Merger Sub has determined that the Merger and this Agreement are advisable and has approved this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, the Board of Directors of Spinco (the “Spinco Board”) has determined that the Merger and this Agreement are advisable and has approved this Agreement and the Separation Agreement and the transactions contemplated hereby and thereby, including the Spinco Reorganization, the Distribution and the Merger;

WHEREAS, the Board of Directors of Burgundy (the “Burgundy Board”) has approved this Agreement and the Separation Agreement and the transactions contemplated hereby and thereby, including the Spinco Reorganization, the Distribution and the Merger;

WHEREAS, the parties to this Agreement intend that, for U.S. federal income tax purposes, the contribution (as part of the Spinco Reorganization) by Burgundy to Spinco of all of the Spinco Assets held directly by Burgundy in exchange for (a) the assumption by Spinco of Spinco Liabilities of Burgundy, (b) the issuance by Spinco to Burgundy of shares of Spinco Common Stock pursuant to the Spinco Stock Issuance, (c) the distribution by Spinco to Burgundy of the Special Below Basis Cash Distribution, and (d) the distribution by Spinco to Burgundy of the Special Above Basis Debt/Cash Distribution (the “Contribution”) and the Distribution, taken together, will qualify as a “reorganization” within the meaning of Section 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the “Code”), and that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; and

WHEREAS, the parties to this Agreement intend this Agreement to be, and hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g).

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth below:

Section 1.1 “Above Basis Amount” shall have the meaning set forth in the Separation Agreement.

Section 1.2 “Adjustment Ratio” means the quotient obtained by dividing the Grizzly Stock Value by the Burgundy Stock Value.

Section 1.3 “Affiliate” means a Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, a specified Person. The term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interest, by Contract or otherwise; provided, however, that for purposes of this Agreement, from and after the Distribution Date, no member of either Group shall be deemed an Affiliate of any member of the other Group.

Section 1.4 “Approved for Listing” means, with respect to the shares of Grizzly Common Stock to be issued pursuant to the Merger, that such shares have been approved for listing on the NYSE, subject to official notice of issuance.

Section 1.5 “Below Basis Amount” shall have the meaning set forth in the Separation Agreement.

Section 1.6 “Burgundy CN DB Plan” shall have the meaning set forth in the Employee Matters Agreement.

Section 1.7 “Burgundy Commitment Letter” means the commitment letter from the financial institutions named therein pursuant to which such parties have committed to lend the amounts set forth therein to Burgundy or Spinco, as the case may be.

Section 1.8 “Burgundy Common Stock” means the common stock, par value $1.66-2/3 per share, of Burgundy.

Section 1.9 “Burgundy Expense Limitation” has the meaning set forth in Section 1.9 of the Burgundy Disclosure Letter.

Section 1.10 “Burgundy Group” shall have the meaning set forth in the Separation Agreement.

Section 1.11 “Burgundy Option” means an option to purchase shares of Burgundy Common Stock pursuant to a Burgundy Stock Plan.

Section 1.12 “Burgundy PSU Award” means an award (other than a Burgundy TSR Award) issued under a Burgundy Stock Plan representing a general unsecured promise by Burgundy to pay the value of shares of Burgundy Common Stock in cash or shares of Burgundy Common Stock, the vesting of which is based on continued service and the satisfaction of performance goals.

Section 1.13 “Burgundy SEC Documents” means all forms, reports, schedules, statements and other documents required to be filed or furnished by Burgundy with the SEC since January 1, 2009.

Section 1.14 “Burgundy Stock Plans” means the PPG Industries, Inc. Omnibus Incentive Plan and the PPG Industries, Inc. Stock Plan.

Section 1.15 “Burgundy Stock Value” means the closing per-share price of Burgundy Common Stock, trading regular way with due bills, on the last full trading session prior to the Effective Time, as listed on the NYSE.

Section 1.16 “Burgundy Subsidiaries” means all direct and indirect Subsidiaries of Burgundy that are in the Burgundy Group.

Section 1.17 “Burgundy Tax Counsel” means Wachtell, Lipton, Rosen & Katz.

Section 1.18 “Burgundy TSR Award” means an award granted under a Burgundy Stock Plan representing a general unsecured promise by Burgundy to pay the value of shares of Burgundy Common Stock in cash or shares of Burgundy Common Stock, the vesting of which is based upon continued service and the achievement of specified levels of total shareholder return of Burgundy.

Section 1.19 “Burgundy US DB Plan” shall have the meaning set forth in the Employee Matters Agreement.

Section 1.20 “Business Day” means any day, other than a Saturday, Sunday or another day on which commercial banking institutions in New York State are authorized or required by Law to be closed.

Section 1.21 “Business Transfer Time” shall have the meaning set forth in the Separation Agreement.

Section 1.22 “Commissioner” means the Canadian Commissioner of Competition or her authorized delegate appointed under the Competition Act.

Section 1.23 “Competition Act” means the Competition Act (Canada), R.S.C., c. C-34, as amended.

Section 1.24 “Competition Act Approval” means: (a) the issuance of an advance ruling certificate by the Commissioner pursuant to section 102(1) of the Competition Act with respect to the transactions contemplated by this Agreement, and such certificate has not been amended or rescinded; or (b) Spinco and Grizzly have given the notice required under section 114 of the Competition Act with respect to the transactions contemplated by this Agreement and the applicable waiting period under section 123 of the Competition Act shall have expired or shall have been waived in accordance with the Competition Act; or (c) the obligation to give the requisite notice shall have been waived pursuant to subsection 113(c) of the Competition Act, and, in the case of (b) or (c) above, Spinco and Grizzly shall have been advised in writing by the Commissioner that such person does not, at that time, intend to make an application under section 92 of the Competition Act with respect to the transactions contemplated by this Agreement and such advice has not been rescinded or amended.

Section 1.25 “Confidentiality Agreement” means the Confidentiality Agreement, dated as of December 20, 2011, between Burgundy and Grizzly, as it may be amended from time to time.

Section 1.26 “Consents” shall have the meaning set forth in the Separation Agreement.

Section 1.27 “Contract” or “agreement” means any loan or credit agreement, note, bond, indenture, mortgage, deed of trust, lease, sublease, franchise, permit, authorization,

license, contract, instrument or other commitment, obligation or arrangement, whether written or oral, that is binding on any Person or any part of its property under applicable Law, other than any Burgundy Benefit Plan or Grizzly Benefit Plan.

Section 1.28 “Convey” shall have the meaning set forth in the Separation Agreement, and the terms “Conveyance” and “Conveyed” have correlative meanings.

Section 1.29 “DGCL” means the Delaware General Corporation Law.

Section 1.30 “Disclosure Letters” means, collectively, the Burgundy Disclosure Letter and the Grizzly Disclosure Letter.

Section 1.31 “Distribution Date” shall have the meaning set forth in the Separation Agreement.

Section 1.32 “Distribution Tax Opinion” shall have the meaning set forth in the Separation Agreement.

Section 1.33 “Eagle Business” shall have the meaning set forth in the Separation Agreement.

Section 1.34 “Eagle Entities” means (i) prior to the Business Transfer Time, members of the Burgundy Group or Spinco Group to the extent primarily relating to the Eagle Business, and (ii) from and after the Business Transfer Time, members of the Spinco Group. For the avoidance of doubt, the “Eagle Entities” do not include the entities listed in Section 1.34 of the Burgundy Disclosure Letter. It is understood and agreed that in determining the truth and correctness of representations and warranties with respect to an Eagle Entity, matters not primarily relating to the Eagle Business shall be disregarded; and that in determining whether covenants and agreements have been performed by an Eagle Entity, any actions or inactions taken by an Eagle Entity not primarily relating to the Eagle Business shall be disregarded.

Section 1.35 “Employee Matters Agreement” means the Employee Matters Agreement entered into on the date of this Agreement, by and among Burgundy, Grizzly and Spinco.

Section 1.36 “Environmental Laws” means all Laws of any Governmental Authority that relate to pollution or the protection, clean up or restoration of the environment (including indoor and ambient air, surface water, ground water, sediment, land surface or subsurface strata) including the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq., as amended), the Safe Drinking Water Act (21 U.S.C. § 349, 42 U.S.C. §§ 201, 300f), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Oil Pollution Act of 1990, and any similar state or local Laws or any other binding legal obligation in effect now or in the future relating to the release of Hazardous Materials, or otherwise relating to the treatment, storage, disposal, transport or handling of Hazardous Materials, or to the exposure of any individual to a release of Hazardous Materials.

Section 1.37 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

Section 1.38 “ERISA Affiliate” means, with respect to any Person, any other Person or any trade or business, whether or not incorporated, that, together with such first Person, would be deemed a “single employer” within the meaning of section 414(b), (c), (m) or (o) of the Code.

Section 1.39 “Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations of the SEC promulgated thereunder.

Section 1.40 “Exchange Loans” shall have the meaning set forth in the Burgundy Commitment Letter.

Section 1.41 “Exchange Ratio” means the greater of (x) 35,200,000 shares or (y) the product of (i) the number of shares of Grizzly Common Stock issued and outstanding immediately prior to the Effective Time multiplied by (ii) 1.02020202, divided by the number of shares of Spinco Common Stock issued and outstanding immediately prior to the Effective Time.

Section 1.42 “Excluded Assets” shall have the meaning set forth in the Separation Agreement.

Section 1.43 “Excluded Liabilities” shall have the meaning set forth in the Separation Agreement.

Section 1.44 “GAAP” means United States generally accepted accounting principles.

Section 1.45 “Governmental Approvals” shall have the meaning set forth in the Separation Agreement.

Section 1.46 “Governmental Authority” means any federal, state, local or foreign court, administrative agency, official board, bureau, governmental or quasi-governmental entities, having competent jurisdiction over Burgundy, Spinco or Grizzly, any of their respective Subsidiaries, and any other tribunal or commission or other governmental department, authority or instrumentality or any subdivision, agency, mediator, commission or authority of competent jurisdiction.

Section 1.47 “Grizzly Acquisition” means, in each case other than the Merger or as otherwise specifically contemplated by this Agreement, (i) any merger, consolidation, share exchange, business combination, recapitalization or other similar transaction or series of related transactions involving Grizzly, or involving any of its Subsidiaries the assets of which constitute 25% or more of the total consolidated assets, or the revenues of which represent 25% or more of the total consolidated revenues, of Grizzly and the Grizzly Subsidiaries, taken as a whole; (ii) any direct or indirect purchase or sale, lease, exchange, transfer or other disposition of the consolidated assets (including stock of any of the Grizzly Subsidiaries) of Grizzly and the Grizzly Subsidiaries, taken as a whole, constituting 25% or more of the total consolidated assets of Grizzly and the Grizzly Subsidiaries, taken as a whole, or accounting for 25% or more of the total consolidated revenues of Grizzly and the Grizzly Subsidiaries, taken as a whole, in any one transaction or in a series of transactions; or (iii) any direct or indirect purchase or sale of or tender offer, exchange offer or any similar transaction or series of related transactions engaged in by any Person involving 25% or more of the outstanding shares of Grizzly Common Stock.

Section 1.48 “Grizzly Acquisition Proposal” means any proposal regarding a Grizzly Acquisition.

Section 1.49 “Grizzly Bylaws” means the Amended and Restated Bylaws of Grizzly, as amended.

Section 1.50 “Grizzly Charter” means the Restated Certificate of Incorporation of Grizzly, as amended.

Section 1.51 “Grizzly Common Stock” means the common stock, par value $0.01 per share, of Grizzly.

Section 1.52 “Grizzly Existing Revolving Credit Agreement” means that certain Credit Agreement, dated as of December 22, 2009, by and among Grizzly and Royal Group, Inc., as borrowers, the lenders party thereto from time to time, and General Electric Capital Corporation, as administrative agent, as amended prior to the date hereof.

Section 1.53 “Grizzly Expense Limitation” has the meaning set forth in Section 1.53 of the Grizzly Disclosure Letter.

Section 1.54 “Grizzly Leased Real Property” means all Leased Real Property held by Grizzly or one of the Grizzly Subsidiaries.

Section 1.55 “Grizzly Leases” means all Leases of Grizzly or of a Grizzly Subsidiary.

Section 1.56 “Grizzly Option” means an option to purchase shares of Grizzly Common Stock.

Section 1.57 “Grizzly Owned Real Property” means all Owned Real Property of Grizzly or any of the Grizzly Subsidiaries.

Section 1.58 “Grizzly RSU Award” means an award representing a general unsecured promise by Grizzly to pay the value of shares of Grizzly Common Stock in cash or shares of Grizzly Common Stock, the vesting of which is based upon continued service and not the satisfaction of performance goals.

Section 1.59 “Grizzly Stock Plan” means the Georgia Gulf Corporation Second Amended and Restated 2011 Equity and Performance Incentive Plan.

Section 1.60 “Grizzly Stock Value” means the opening per-share price of Grizzly Common Stock on the first full trading session following the Effective Time, as listed on the NYSE.

Section 1.61 “Grizzly Subsidiaries” means all direct and indirect Subsidiaries of Grizzly.

Section 1.62 “Group” shall have the meaning set forth in the Separation Agreement.

Section 1.63 “Hazardous Material” means any substance that is listed, defined, designated or classified as, or otherwise determined to be, hazardous, radioactive, infectious, reactive, corrosive, ignitable, flammable or toxic or a pollutant or a contaminant or is otherwise subject to regulation, control or Remediation under any Environmental Law.

Section 1.64 “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

Section 1.65 “Intellectual Property Rights” means, in any and all jurisdictions throughout the world, all (i) inventions and discoveries (whether or not patentable or reduced to practice), patents, patent applications, invention disclosures, and statutory invention registrations, including reissues, divisionals, provisionals, continuations, continuations-in-part, extensions, utility models, design patents and reexaminations thereof, (ii) trademarks, service marks, domain names, uniform resource locators, trade dress, slogans, logos, symbols, trade names, brand names and other identifiers of source or goodwill, including registrations and applications for registration thereof and including the goodwill symbolized thereby or associated therewith, (iii) published and unpublished works of authorship, whether copyrightable or not, copyrights therein and thereto, registrations, applications, renewals and extensions therefor, industrial designs, mask works, and any and all rights associated therewith, (iv) computer data, computer programs or other software, and databases, in each case whether in source code, object code or other form, and all related documentation, (v) trade secrets and all other confidential or proprietary information (including know-how) and invention rights, and all rights to limit the use or disclosure thereof, (vi) rights of privacy and publicity, (vii) any and all other proprietary rights or property similar to any of the foregoing in any jurisdiction, whether registered or not registered, together with the right to apply for the registration of any such rights, and all rights or forms of protection having equivalent or similar effect, in any jurisdiction, and (viii) any and all other intellectual property under the Laws of any country throughout the world.

Section 1.66 “IRS” means the U.S. Internal Revenue Service.

Section 1.67 “IRS D Reorganization Ruling” means a private letter ruling from the IRS to the effect that the Contribution and Distribution, taken together, will qualify as a “reorganization” within the meaning of Section 368(a)(1)(D) of the Code.

Section 1.68 “IRS Debt Exchange Ruling” means a private letter ruling from the IRS to the effect that Burgundy will not recognize gain or loss for U.S. federal income Tax purposes in connection with the receipt of the Spinco Exchange Debt in the Special Above Basis Debt/Cash Distribution or the consummation of the Debt Exchange.

Section 1.69 “Knowledge” means (i) with respect to Burgundy, the actual knowledge of the persons set forth in Section 1.69 of the Burgundy Disclosure Letter and (ii) with respect to Grizzly, means the actual knowledge of the persons set forth in Section 1.69 of the Grizzly Disclosure Letter.

Section 1.70 “Law” means any federal, state, local or foreign law, statute, code, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority.

Section 1.71 “Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy land and/or buildings, structures or improvements thereon or fixtures affixed thereto as a lessee or sublessee.

Section 1.72 “Leasehold Improvements” means all buildings, structures, improvements and fixtures located on any Leased Real Property which are owned, regardless of whether title to such buildings, structures, improvements or fixtures are subject to reversion to the landlord or other third party upon the expiration or termination of the Lease for such Leased Real Property.

Section 1.73 “Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which any Person holds any Leased Real Property.

Section 1.74 “Liabilities” has the meaning set forth in the Separation Agreement.

Section 1.75 “Liens” means all mortgages, deeds of trust, liens, security interests, pledges, leases, conditional sale contracts, claims, charges, liabilities, obligations, privileges, easements, rights of way, limitations, reservations, restrictions, options, rights of first refusal and other encumbrances of every kind. For the avoidance of doubt, the license of Intellectual Property Rights shall not itself constitute a Lien.

Section 1.76 “Material Adverse Effect” means, with respect to Spinco or Grizzly, any change, development, event, occurrence, effect or state of facts that, individually or in the aggregate with all such other changes, developments, events, occurrences, effects or states of facts is materially adverse to the business, financial condition or results of operations of the Eagle Business, taken as a whole (in the case of Spinco), or Grizzly and the Grizzly Subsidiaries, taken as a whole (in the case of Grizzly); provided that none of the following shall be deemed either alone or in combination to constitute, or be taken into account in determining whether there is, a Material Adverse Effect: any change, development, event, occurrence, effect or state of facts arising out of or resulting from (i) capital market conditions generally or general economic conditions, including with respect to interest rates or currency exchange rates, (ii) geopolitical conditions or any outbreak or escalation of hostilities, acts of war or terrorism occurring after the date of this Agreement, (iii) any hurricane, tornado, flood, earthquake or other natural disaster occurring after the date of this Agreement, (iv) any change in applicable Law or GAAP (or authoritative interpretation thereof) which is proposed, approved or enacted after the date of this Agreement, (v) general conditions in the industries in which the Eagle Business operates (in the case of Spinco) or Grizzly and the Grizzly Subsidiaries operate (in the case of Grizzly), (vi) the announcement and pendency of this Agreement and the transactions contemplated hereby, including any lawsuit in respect hereof, compliance with the covenants or agreements contained herein, and, unless same involves a breach by Burgundy of its representations and warranties in Section 6.3 (in the case of Spinco) or a breach by Grizzly of its representations and warranties in Section 7.3 (in the case of Grizzly), any loss of or change in relationship with any customer, supplier, distributor, or other business partner, or departure of any employee or officer, of the Eagle Business (in the case of Spinco) or Grizzly or any of the Grizzly Subsidiaries (in the case of Grizzly), and (vii) in the case of Spinco, (A) any Excluded Asset or Excluded Liability or (B) any labor dispute, labor arbitration proceeding or labor organizational effort pending or threatened or any slowdown or work stoppage in effect or threatened with respect to Spinco Employees, in any such case, so long as the plant at which any such labor dispute, labor arbitration proceeding, labor organization effort, or slowdown or work stoppage is occurring continues to operate, except, in the cases of clauses (ii), (iii), (iv) and (v), to the extent that such change, development, event, occurrence, effect or state of facts has a materially disproportionate effect on the Eagle Business (in the case of Spinco) or Grizzly and the Grizzly Subsidiaries, taken as a whole (in the case of Grizzly), as compared with other participants in the industries in which the Eagle Business operates (in the case of Spinco) or Grizzly and the Grizzly Subsidiaries operate (in the case of Grizzly) (in which case the incremental disproportionate impact or impacts may be deemed either alone or in combination to constitute, or be taken into account in determining whether there is, a Material Adverse Effect).

Section 1.77 “Multiemployer Pension Plan” means a “multiemployer pension plan” (as such term is defined in Section 3(37) of ERISA).

Section 1.78 “NYSE” means the New York Stock Exchange, Inc.

Section 1.79 “Order” means any order, judgment, injunction, award, decree, writ or other legally enforceable requirement handed down, adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Authority.

Section 1.80 “Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto that is owned.

Section 1.81 “PBGC” means the Pension Benefit Guaranty Corporation.

Section 1.82 “Permitted Encumbrances” means (i) statutory Liens for Taxes that are not due and payable as of the Closing Date, or that are being contested in good faith and for which appropriate reserves have been established to the extent required by GAAP; (ii) mechanics Liens and similar Liens for labor, materials or supplies provided, incurred in the ordinary course of business for amounts which are not due and payable, or that are subject to dispute and with respect to which reserves have been established to the extent required by GAAP; (iii) zoning, building codes and other land use Laws regulating the use or occupancy of such Owned Real Property, Leased Real Property or Leasehold Improvement (as the case may be) or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such Owned Real Property, Leased Real Property or Leasehold Improvement (as the case may be) which are not violated in any material respect by the current use or occupancy of such Owned Real Property, Leased Real Property or Leasehold Improvement (as the case may be) or the operation of the business thereon; (iv) easements, covenants, conditions, restrictions and other similar matters of record, or matters that would be disclosed by a true and correct survey, affecting title to any Owned Real Property, Leased Real Property or Leasehold Improvement (as

the case may be) which do not or would not materially impair the use or occupancy of such Owned Real Property, Leased Real Property or Leasehold Improvement (as the case may be) in the operation of the business currently conducted thereon; (v) Liens securing indebtedness incurred in connection with the Spinco Financing or disclosed in the Grizzly SEC Documents or the Spinco Financial Statements, as applicable; and (vi) Liens otherwise contemplated by any of the Transaction Agreements.

Section 1.83 “Person” means a natural person, corporation, company, joint venture, individual business trust, trust association, partnership, limited partnership, limited liability company or other entity, including a Governmental Authority.

Section 1.84 “Private Letter Ruling” shall have the meaning set forth in the Separation Agreement.

Section 1.85 “Proxy Statement/Prospectus” means the letters to stockholders, notices of meetings, proxy statement and forms of proxies to be distributed to stockholders in connection with the Merger and the transactions contemplated by this Agreement and any additional soliciting material or schedules required to be filed with the SEC in connection therewith.

Section 1.86 “Qualified Spinco Common Stock” means Spinco Common Stock that was not acquired directly or indirectly pursuant to the plan (or series of related transactions) which includes the Distribution (within the meaning of Section 355(e) of the Code), other than Spinco Common Stock actually acquired in the Distribution; provided that, for the avoidance of doubt, Qualified Spinco Common Stock shall not include any Spinco Common Stock acquired with respect to or in exchange for Burgundy Common Stock that was acquired as part of such a plan (or series of related transactions) which includes the Distribution (within the meaning of Section 355(e) of the Code).

Section 1.87 “Real Property” means land together with all easements, rights and interests arising out of the ownership thereof or appurtenant thereto and improvements thereon.

Section 1.88 “Record Date” shall have the meaning set forth in the Separation Agreement.

Section 1.89 “Registration Statement” means the registration statement on Form S-4 to be filed by Grizzly with the SEC to effect the registration under the Securities Act of the issuance of the shares of Grizzly Common Stock which will be issued to holders of Spinco Common Stock pursuant to the Merger (as amended and supplemented from time to time).

Section 1.90 “Remediation” shall have the meaning set forth in the Separation Agreement.

Section 1.91 “SEC” means the U.S. Securities and Exchange Commission.

Section 1.92 “Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

Section 1.93 “Special Above Basis Debt/Cash Distribution” shall have the meaning set forth in the Separation Agreement.

Section 1.94 “Special Below Basis Cash Distribution” shall have the meaning set forth in the Separation Agreement.

Section 1.95 “Special Distribution” shall have the meaning set forth in the Separation Agreement.

Section 1.96 “Spinco Assets” shall have the meaning set forth in the Separation Agreement.

Section 1.97 “Spinco Commitment Letter” means the commitment letter from the financial institutions named therein pursuant to which such parties have committed to lend the amounts set forth therein to Spinco for the purpose of funding the Special Below Basis Cash Distribution.

Section 1.98 “Spinco Common Stock” means the Common Stock, par value $0.001 per share, of Spinco.

Section 1.99 “Spinco Employee” shall have the meaning set forth in the Employee Matters Agreement.

Section 1.100 “Spinco Exchange Debt” means the Spinco Securities, and/or Exchange Loans, as the case may be (and each as defined in the Burgundy Commitment Letter), of Spinco which may be delivered by Burgundy in full satisfaction of the Burgundy Debt in accordance with the terms of the Burgundy Debt, as described in the Burgundy Commitment Letter.

Section 1.101 “Spinco Group” means Spinco and each of its Subsidiaries; provided, however, that none of Grizzly or any Grizzly Subsidiary is a member of the Spinco Group for purposes of this Agreement.

Section 1.102 “Spinco Leased Real Property” means all Leased Real Property that is intended to be Conveyed by Burgundy or its Subsidiaries to the Spinco Group pursuant to the Separation Agreement.

Section 1.103 “Spinco Leasehold Improvements” means all Leasehold Improvements that are intended to be Conveyed to the Spinco Group by Burgundy or its Subsidiaries pursuant to the Separation Agreement.

Section 1.104 “Spinco Leases” means all Leases that are intended to be Conveyed to the Spinco Group by Burgundy or its Subsidiaries pursuant to the Separation Agreement.

Section 1.105 “Spinco Liabilities” shall have the meaning set forth in the Separation Agreement.

Section 1.106 “Spinco Owned Real Property” means all Owned Real Property that is intended to be Conveyed to the Spinco Group by Burgundy or its Subsidiaries pursuant to the Separation Agreement.

Section 1.107 “Spinco Registration Statement” shall have the meaning set forth in the Separation Agreement.

Section 1.108 “Spinco Securities” means notes issued by Spinco to Burgundy in a principal amount equal to the Above Basis Amount (subject to gross up to account for applicable underwriting or other fees and original issue discount), as contemplated in Section 8.11(f), which notes shall (i) be unconditionally guaranteed by each of Spinco’s existing and subsequently acquired or organized direct or indirect domestic subsidiaries and, after consummation of the Merger, Grizzly and each of its existing and subsequently acquired direct or indirect domestic subsidiaries that guarantee any other indebtedness of Grizzly, (ii) have a maturity date of at least eight years and be non-callable (or callable only with payment of a make-whole premium) for a period of at least five years, (iii) have an interest rate not to exceed the Total Cap, unless Grizzly shall agree in its sole discretion to an interest rate in excess of the Total Cap, (iv) have customary incurrence based covenants to be agreed in light of then prevailing market conditions for issuers of comparable creditworthiness or such other covenants as Grizzly may agree with the applicable counterparty, and (v) otherwise be in form and substance, and subject to an indenture, customary for debt offerings under Rule 144A under the Securities Act and similar to the terms governing the Spinco Exchange Debt.

Section 1.109 “Spinco Stock Issuance” shall have the meaning set forth in the Separation Agreement.

Section 1.110 “Spinco Subsidiaries” means all direct and indirect Subsidiaries of Spinco immediately following the Spinco Reorganization, including any direct or indirect Subsidiaries of Burgundy that become Subsidiaries of Spinco after the date hereof.

Section 1.111 “Subsidiary” means, with respect to any Person, a corporation, partnership, association, limited liability company, trust or other form of legal entity in which such Person, a Subsidiary of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, has either (i) a majority ownership in the equity thereof, (ii) the power, under ordinary circumstances, to elect, or to direct the election of, a majority of the board of directors or other analogous governing body of such entity, or (iii) the title or function of general partner or manager, or the right to designate the Person having such title or function; provided, however, that TCI shall not be deemed a Subsidiary of Burgundy.

Section 1.112 “Tax” or “Taxes” means all taxes, charges, fees, duties, levies, imposts, rates or other assessments or governmental charges of any kind imposed by any federal, state, local or foreign Taxing Authority, including income, gross receipts, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including Taxes under Section 59A of the Code), custom duties, property, sales, use, license, capital stock, transfer, franchise, registration, payroll, withholding, social security (or similar), unemployment, disability, value added, alternative or add-on minimum or other taxes (including any amounts owed to any Governmental Authority or other Person in respect of abandoned or unclaimed property, escheat or similar Laws), whether disputed or not, and including any interest, penalties or additions attributable thereto.

Section 1.113 “Tax Matters Agreement” means the Tax Matters Agreement to be entered into at or prior to the Effective Time among Burgundy, Spinco and Grizzly, substantially in the form attached as Exhibit A to the Separation Agreement.

Section 1.114 “Tax Return” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, amended tax return, claim for refund or declaration of estimated Tax) filed or required to be filed with a Taxing Authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

Section 1.115 “Taxing Authority” means any Governmental Authority or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

Section 1.116 “Total Cap” shall have the meaning set forth in the Burgundy Related Letter.

Section 1.117 “Transaction Agreements” means this Agreement, the Separation Agreement, the Employee Matters Agreement, the Transition Services Agreement, the Tax Matters Agreement, the Shared Facilities, Services and Supply Agreement, the Electric Generation, Distribution and Transmission Facilities Lease, the Servitude Agreement, the Liquid Caustic Soda Sales Agreement (Fresno), the Liquid Caustic Soda Sales Agreement (Strongsville), the Hydrochloric Acid Sales Agreement - Lake Charles (Silica), the Chlorine and Liquid Caustic Soda Sales Agreement (Barberton), the Liquid Caustic Soda Sales Agreement (Wichita Falls), the Hydrochloric Acid Sales Agreement, the Shared Facilities Agreement (Monroeville) and the Master Terminal Agreement.

Section 1.118 “Transition Services Agreement” means the Transition Services Agreement to be entered into at or prior to the Effective Time by and between Burgundy and Spinco, substantially in the form attached as Exhibit B to the Separation Agreement.

Section 1.119 “WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar state or local law, regulation or ordinance.

TERMS DEFINED IN THIS AGREEMENT

Defined Term	Section
Acceptable Confidentiality Agreement	Section 8.10(b)
Acquiror	Section 8.24(a)(iii)
Additional Grizzly SEC Documents	Section 7.4(a)
Agent	Section 3.2(a)
Agreement	Preamble
Approvals	Section 8.7(a)
Audited Financial Statements	Section 8.19(a)

Burgundy	Preamble
Burgundy Approvals	Section 5.2(c)
Burgundy Benefit Plan	Section 6.11(a)
Burgundy Board	Recitals
Burgundy Debt	Section 8.11(f)
Burgundy Debt Financing Agreements	Section 8.11(b)
Burgundy Disclosure Letter	Article V
Burgundy Expenses	Section 10.3(a)(iii)
Burgundy Financing	Section 6.22
Burgundy Lenders	Section 8.11(f)
Burgundy Related Letter	Section 6.22
Burgundy Related Parties	Section 11.14
Canadian Butterfly Transaction	Section 8.3(e)
Certificate of Merger	Section 2.3
Change in Recommendation	Section 8.10(d)
Clean Up Spin-Off	Recitals
Closing	Section 2.2
Closing Date	Section 2.2
Code	Recitals
Contribution	Recitals
control	Section 1.3
controlled by	Section 1.3
Covered Claim	Section 11.12(a)
CRA	Section 8.3(e)
CRA Ruling Request	Section 8.3(e)
Debt Exchange	Section 8.11(f)
Distribution	Recitals
Distribution Fund	Section 3.2(a)
Distribution Tax Representations	Section 8.3(c)
DOJ	Section 8.7(a)
Effective Time	Section 2.3
Exchange Offer	Recitals
Expenses	Section 11.2
Foreign Competition Laws	Section 8.7(a)
FTC	Section 8.7(a)
Grizzly	Preamble
Grizzly Approvals	Section 7.3(e)
Grizzly Benefit Plan	Section 7.11(a)
Grizzly Board	Recitals
Grizzly Disclosure Letter	Article VII
Grizzly Expenses	Section 10.3(a)(iv)
Grizzly IP Rights	Section 7.13(b)
Grizzly Material Contracts	Section 7.14(a)
Grizzly Material IP Licenses	Section 7.13(f)
Grizzly Permits	Section 7.7(b)
Grizzly Recommendation	Section 7.18

Grizzly Restricted Business	Section 8.24(a)
Grizzly SEC Documents	Section 7.4(a)
Grizzly Stockholder Approval	Section 7.19
Grizzly Stockholders Meeting	Section 8.5(a)
Grizzly Superior Proposal	Section 8.10(b)
Grizzly Tax Counsel	Section 8.3(d)
Grizzly Termination Fee	Section 10.3(a)(i)(C)
Grizzly Termination Fee Date	Section 10.3(a)(i)(C)
Grizzly Voting Debt	Section 7.2(b)
Interim Balance Sheet Date	Section 6.4(d)
IRS LIFO Ruling	Schedule 8.3(b)
IRS Submission	Section 8.3(b)(i)
Marketing Period	Section 8.11(c)
Merger	Section 2.1
Merger Sub	Preamble
Merger Sub Common Stock	Section 3.1(b)
Merger Tax Opinion	Section 8.3(d)
Natrium Plant LLC	Schedule 8.3(b)
Nominating and Governance Committee	Section 2.6(a)
One-Step Spin-Off	Recitals
Parent-Sub Merger	Schedule 8.3(b)
Permitted Grizzly Financing	Section 8.11(d)
Redactable Information	Section 8.3(b)(i)
Representatives	Section 8.10(a)
Required Financial Information	Section 8.11(d)
Ruling Request	Section 8.3(b)(i)
Sarbanes-Oxley Act	Section 7.4(b)
Schedule TO	Section 8.4(d)
Separation Agreement	Recitals
Specified Licenses	Section 6.13(f)
Specified Submissions	Section 8.3(b)(i)
Spinco	Preamble
Spinco Benefit Plan	6.11(a)
Spinco Board	Recitals
Spinco Debt Financing Agreements	Section 8.11(a)
Spinco Financial Statements	Section 6.4(a)
Spinco Financing	Section 7.22
Spinco IP Rights	Section 6.13(b)
Spinco Material Contracts	Section 6.14(a)
Spinco Permits	Section 6.7(b)
Spinco Related Letter	Section 7.22
Spinco Reorganization	Recitals
Spinco Stockholder Approval	Section 6.16
Spinco Voting Debt	Section 6.2(b)
Surviving Corporation	Section 2.1
Taiwan GAAP	Section 6.25(b)

TCI	Section 6.4(a)
TCI Balance Sheet Date	Section 6.25(c)
TCI Financial Statements	Section 6.25(a)
TCI Interests	Section 6.24
TCI JV Agreement	Section 6.23
TCI Material Contract	Section 6.30
Termination Date	Section 10.1(b)
Threshold Percentage	Section 3.1(d)
Trigger Event	Section 8.3(a)
under common control with	Section 1.3

ARTICLE II

THE MERGER

Section 2.1 The Merger. At the Effective Time and upon the terms and subject to the conditions of this Agreement, Merger Sub shall be merged with and into Spinco (the “Merger”) in accordance with the applicable provisions of the DGCL, the separate existence of Merger Sub shall cease and Spinco shall continue as the surviving corporation of the Merger (sometimes referred to herein as the “Surviving Corporation”) and shall succeed to and assume all the rights, powers and privileges and be subject to all of the obligations of Merger Sub in accordance with the DGCL. As a result of the Merger, Spinco shall become a wholly owned Subsidiary of Grizzly.

Section 2.2 Closing. Unless the transactions herein contemplated shall have been abandoned and this Agreement terminated pursuant to Section 10.1, the closing of the Merger and the other transactions contemplated hereby (the “Closing”) shall take place at 10:00 a.m., Eastern time, on the date which is the third (3rd) Business Day after the conditions set forth in Article IX (other than those that are to be satisfied by action at the Closing) have been satisfied or, to the extent permitted by applicable Law, waived, at the offices of Jones Day, 222 East 41st Street, New York, NY 10017-6702, unless another date, time or place is agreed to in writing by Burgundy and Grizzly. Notwithstanding the immediately preceding sentence, if the Marketing Period has not ended at the time of the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article IX (other than those that are to be satisfied by action at the Closing), then the Closing shall occur instead on the date following the satisfaction or waiver of such conditions that is the earlier to occur of (a) any date before or during the Marketing Period as may be specified by Grizzly to Burgundy on no less than three (3) Business Days’ prior notice and (b) three (3) Business Days after the date which is the final day of the Marketing Period, or at such other place, date and time as Grizzly and Burgundy shall agree. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.”

Section 2.3 Effective Time. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, a certificate of merger shall be filed with the Secretary of State of the State of Delaware with respect to the Merger (the “Certificate of Merger”), in such form as is required by, and executed in accordance with, the applicable provisions of the DGCL, respectively. The Merger shall become effective at the time of filing of the Certificate of Merger or at such later time as the parties hereto may agree and as is provided in the Certificate of Merger. The date and time at which the Merger shall become so effective is herein referred to as the “Effective Time.”

Section 2.4 Effects of the Merger. At the Effective Time, the effects of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL.

Section 2.5 Certificate of Incorporation and Bylaws of the Surviving Corporation.

(a) The certificate of incorporation of Spinco shall, by virtue of the Merger, be amended and restated in its entirety to read as set forth in Annex A to this Agreement and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter duly amended in accordance with such certificate of incorporation, this Agreement and applicable Law.

(b) The bylaws of Spinco shall, by virtue of the Merger, be amended and restated in their entirety to read as set forth in Annex B to this Agreement and, as so amended and restated, shall be the bylaws of the Surviving Corporation until thereafter duly amended in accordance with the certificate of incorporation of the Surviving Corporation, such bylaws, this Agreement and applicable Law.

Section 2.6 Governance Matters.

(a) The Grizzly Board shall take all action necessary such that, effective as of the Effective Time, the Grizzly Board shall be increased by three members, and three individuals selected by Burgundy from the list of individuals set forth in Section 2.6(a) of the Burgundy Disclosure Letter (which individuals have been approved to serve as directors by the Nominating and Governance Committee of the Grizzly Board (the “Nominating and Governance Committee”) prior to the date hereof) shall be appointed to fill the vacancies created; provided that if any of such individuals is unable or unwilling to serve, then Burgundy shall select a replacement individual reasonably satisfactory to the Nominating and Governance Committee. In addition, Grizzly shall nominate such individuals for re-election to the Grizzly Board at the 2013 annual meeting of Grizzly stockholders.

(b) From and after the Effective Time, the officers of Spinco shall be the initial officers of the Surviving Corporation. Such officers shall hold office until their successors are duly appointed and qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.

(c) From and after the Effective Time, the directors of Merger Sub shall be the initial directors of the Surviving Corporation. Such directors shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.

Section 2.7 Name; Corporate Offices.

(a) From and after the Effective Time, the name of the Surviving Corporation shall be “Eagle Holdings, Inc.”

(b) From and after the Effective Time, the location of the headquarters and principal executive offices of the Surviving Corporation shall be Grizzly’s executive offices.

ARTICLE III

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 3.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Spinco, Merger Sub or any holder of the capital stock of Burgundy, Spinco, Merger Sub or Grizzly:

(a) Conversion of Spinco Capital Stock.

(i) Each share of Spinco Common Stock issued and outstanding as of the Effective Time (other than shares canceled in accordance with Section 3.1(a)(ii)) shall be automatically converted into the right to receive a number of shares or, subject to Section 3.3, fraction of a share of Grizzly Common Stock equal to the Exchange Ratio, subject to adjustment in accordance with Section 3.1(a)(iv) and Section 3.1(d).

(ii) Each share of Spinco Common Stock held by Spinco as treasury stock immediately prior to the Effective Time shall be canceled and shall cease to exist and no stock or other consideration shall be issued or delivered in exchange therefor.

(iii) Each share of Spinco Common Stock issued and outstanding immediately prior to the Effective Time, when converted in accordance with this Section 3.1, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Grizzly Common Stock as provided in Section 3.1(a)(i) and any dividends or distributions and other amounts payable in accordance with Section 3.2(c).

(iv) The Exchange Ratio and any other similarly dependent items shall be adjusted to reflect fully the appropriate effect of any stock split, split-up, reverse stock split, stock dividend or distribution of Grizzly Common Stock or Spinco Common Stock, or securities convertible into any such securities, reorganization, recapitalization, reclassification or other like change with respect to Grizzly Common Stock or Spinco Common Stock having a record date occurring on or after the date of this Agreement and prior to the Effective Time, other than the Spinco Reorganization; provided that nothing in this Section 3.1(a)(iv) shall be construed to permit Burgundy, Spinco or Grizzly to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(b) Merger Sub Common Stock. At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be automatically converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(c) Grizzly Common Stock. Each share of Grizzly Common Stock that is issued and outstanding immediately prior to and at the Effective Time shall remain outstanding following the Effective Time.

(d) Exchange Ratio True-Up. If the condition set forth in Section 4.3(d) of the Separation Agreement with respect to the Distribution Tax Opinion would be unable to be satisfied because immediately after the Effective Time the percentage of outstanding shares of Grizzly Common Stock to be received by former Spinco shareholders with respect to Qualified Spinco Common Stock would be less than 50.5% (the “Threshold Percentage”) of all outstanding Grizzly Common Stock (determined without regard to any adjustment pursuant to this Section 3.1(d)) then the aggregate number of shares of Grizzly Common Stock into which the shares of Spinco Common Stock are converted pursuant to Section 3.1(a)(i) shall be increased such that the number of shares of Grizzly Common Stock to be received by former Spinco shareholders with respect to Qualified Spinco Common Stock equals the Threshold Percentage. If any such increase is required solely by reason of any actions taken by Burgundy or its Affiliates pursuant to the plan (or series of related transactions) which includes the Distribution (within the meaning of Section 355(e) of the Code), then the Above Basis Amount shall be decreased by an amount equal to the product of $27.54 multiplied by the number of additional shares of Grizzly Common Stock required to be issued pursuant to the true-up set forth in this Section 3.1(d) solely by reason of any such actions taken by Burgundy or its Affiliates.

Section 3.2 Distribution of Per Share Merger Consideration.

(a) Agent. Prior to the Effective Time, Burgundy will appoint a bank or trust company reasonably acceptable to Grizzly as distribution agent (the “Agent”). Prior to or at the Effective Time, Grizzly shall deposit with the Agent, for the benefit of Persons who received shares of Spinco Common Stock in the Distribution and for distribution in accordance with this Article III, through the Agent, certificates or book-entry authorizations representing the shares of Grizzly Common Stock (such shares of Grizzly Common Stock, together with any dividends or distributions and other amounts payable in accordance with Section 3.2(c), being hereinafter referred to as the “Distribution Fund”) issuable pursuant to Section 3.1 upon conversion of outstanding shares of Spinco Common Stock. The Agent shall, pursuant to irrevocable instructions, deliver the Grizzly Common Stock contemplated to be issued pursuant to Section 3.1 from the shares of Grizzly Common Stock held in the Distribution Fund. If Grizzly deposits such shares into the Distribution Fund prior to the Effective Time and the Merger is not consummated, the Agent shall promptly return such shares to Grizzly. The Distribution Fund shall not be used for any other purpose.

(b) Distribution Procedures. At the Effective Time, all issued and outstanding shares of Spinco Common Stock shall be converted into the right to receive shares of Grizzly Common Stock pursuant to, and in accordance with, the terms of this Agreement. Immediately thereafter, the Agent shall distribute the shares of Grizzly Common Stock into which the shares of Spinco Common Stock that were distributed in the Distribution have been converted pursuant to the Merger, which shares shall be distributed on the same basis as the shares of Spinco Common Stock were distributed in the Distribution and to the Persons who received Spinco Common Stock in the Distribution. Each Person entitled to receive Spinco Common Stock in the Distribution shall be entitled to receive in respect of the shares of Spinco Common Stock distributed to such Person a certificate or book-entry authorization representing the number of whole shares of Grizzly Common Stock that such holder has the right to receive pursuant to this Section 3.2(b) (and cash in lieu of fractional shares of Grizzly Common Stock, as contemplated by Section 3.3) (and any dividends or distributions and other amounts pursuant to Section 3.2(c)). The Agent shall not be entitled to vote or exercise any rights of ownership with respect to Grizzly Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect thereto for the account of Persons entitled thereto.

(c) Distributions with Respect to Undistributed Shares. No dividends or other distributions declared or made after the Effective Time with respect to Grizzly Common Stock with a record date after the Effective Time shall be paid with respect to any shares of Grizzly Common Stock that are not able to be distributed by the Agent promptly after the Effective Time, whether due to a legal impediment to such distribution or otherwise. Subject to the effect of applicable Laws, following the distribution of any such previously undistributed shares of Grizzly Common Stock, there shall be paid to the record holder of such shares of Grizzly Common Stock, without interest, (i) at the time of the distribution, the amount of cash payable in lieu of fractional shares of Grizzly Common Stock to which such holder is entitled pursuant to Section 3.3 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Grizzly Common Stock, and (ii) at the appropriate payment date therefor, the amount of dividends or other distributions with a record date after the Effective Time but prior to the distribution of such shares and a payment date subsequent to the distribution of such shares payable with respect to such whole shares of Grizzly Common Stock. Grizzly shall deposit in the Distribution Fund all such dividends and distributions.

(d) No Further Ownership Rights in Spinco Common Stock. All shares of Grizzly Common Stock issued in respect of shares of Spinco Common Stock (including any cash paid in lieu of fractional shares pursuant to Section 3.3) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Spinco Common Stock.

(e) Termination of Distribution Fund. Any portion of the Distribution Fund made available to the Agent that remains undistributed to the former stockholders of Spinco on the one-year anniversary of the Effective Time shall be delivered to Grizzly, upon demand, and any former stockholders of Spinco who have not received shares of Grizzly Common Stock in accordance with this Article III shall thereafter look only to Grizzly for payment of their claim for Grizzly Common Stock and any dividends, distributions or cash in lieu of fractional shares with respect to Grizzly Common Stock (subject to any applicable abandoned property, escheat or similar Law).

(f) No Liability. Neither Burgundy, the Surviving Corporation, Grizzly, Merger Sub, the Agent nor any other Person shall be liable to any holder of Spinco Common Stock or any holder of shares of Burgundy Common Stock for shares of Grizzly Common Stock (or dividends or distributions with respect thereto or with respect to Spinco Common Stock) or cash properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Closing of Transfer Books. From and after the Effective Time, the stock transfer books of Spinco shall be closed and no transfer shall be made of any shares of capital stock of Spinco that were outstanding as of the Effective Time.

(h) Tax Withholding. Grizzly or the Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Spinco Common Stock such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the recipient.

Section 3.3 Fractional Shares. No fractional shares of Grizzly Common Stock shall be issued in the Merger. All fractional shares of Grizzly Common Stock that a holder of shares of Spinco Common Stock would otherwise be entitled to receive as a result of the Merger shall be aggregated by the Agent. The Agent shall cause the whole shares obtained thereby to be sold on behalf of such holders of shares of Spinco Common Stock that would otherwise be entitled to receive such fractional shares of Grizzly Common Stock in the Merger, in the open market or otherwise as reasonably directed by Burgundy, and in no case later than five (5) Business Days after the Effective Time. The Agent shall make available the net proceeds thereof, after deducting any required withholding Taxes and brokerage charges, commissions and transfer Taxes, on a pro rata basis, without interest, as soon as practicable to the holders of Spinco Common Stock that would otherwise be entitled to receive such fractional shares of Grizzly Common Stock in the Merger.

Section 3.4 Burgundy Equity Awards.

(a) Burgundy Options. Each Burgundy Option held by a Current Spinco Employee (as defined in the Employee Matters Agreement) that by its terms (in the normal course without regard to acceleration) is scheduled to vest after December 31, 2013 shall be converted into a Grizzly Option and shall otherwise be subject to the same terms and conditions after the Effective Time as the terms and conditions applicable to such Burgundy Option immediately prior to the Effective Time; provided, however, that from and after the Effective Time:

(i) the number of shares of Grizzly Common Stock subject to such Grizzly Option, rounded down to the nearest whole share, shall be equal to the quotient obtained by dividing (A) the number of shares of Burgundy Common Stock subject to such Burgundy Option immediately prior to the Effective Time by (B) the Adjustment Ratio; and

(ii) the per share exercise price of such Grizzly Option, rounded up to the nearest whole cent, shall be equal to the product obtained by multiplying (A) the per share exercise price of such Burgundy Option immediately prior to the Effective Time by (B) the Adjustment Ratio.

The total number of shares of Burgundy Common Stock covered by Burgundy Options subject to this Section 3.4(a) shall not exceed 75,700.

(b) Burgundy PSU Awards Granted in 2011 and 2012. Each Burgundy PSU Award granted in 2011 and 2012 that is held by a Current Spinco Employee as of the Effective Time shall be converted into a Grizzly RSU Award, and shall otherwise be subject to the same terms and conditions after the Effective Time as the terms and conditions applicable to such Burgundy PSU Award immediately prior to the Effective Time; provided, however, that from and after the Effective Time, the vesting of such Grizzly RSU Award shall cease to be subject to satisfaction of performance goals and the number of shares of Grizzly Common Stock covered by such Grizzly RSU Award, rounded to the nearest whole share, shall be equal to the quotient obtained by dividing (i) 150% of the target number of shares of Burgundy Common Stock covered by such Burgundy PSU Award immediately prior to the Effective Time by (ii) the Adjustment Ratio. The total number of shares of Burgundy Common Stock covered by Burgundy PSU Awards subject to this Section 3.4(b) shall not exceed 25,750.

(c) Miscellaneous. The Effective Time shall not constitute a termination of employment for any Current Spinco Employee for purposes of any Burgundy Option or Burgundy PSU Award. Burgundy and Grizzly shall take any and all actions reasonably necessary to effectuate the transactions contemplated by this Section 3.4. Without limiting the generality of the foregoing, as soon as practicable after the Effective Time, Grizzly shall prepare and file with the SEC a registration statement registering a number of shares of Grizzly Common Stock necessary to fulfill Grizzly’s obligations under this Section 3.4.

ARTICLE IV

CERTAIN PRE-MERGER TRANSACTIONS

The following transactions shall occur at or prior to the Effective Time.

Section 4.1 Distribution. Upon the terms and subject to the conditions of the Separation Agreement, prior to the Effective Time, Burgundy and Spinco shall cause to be effected the Spinco Reorganization and the Distribution in accordance with the terms of the Separation Agreement.

Section 4.2 Burgundy/Spinco Transaction Agreements. Upon the terms and subject to the conditions of the Separation Agreement, at or prior to the Effective Time, Grizzly, Burgundy and Spinco shall each execute and deliver the Transaction Agreements to which it is a party that have not previously been executed, in each case as contemplated by the Separation Agreement, as well as all other agreements, if any, required in connection with the Spinco Reorganization and the Distribution.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BURGUNDY

Except as otherwise disclosed or identified in (i) the Burgundy SEC Documents filed on or prior to the date hereof (excluding any risk factor disclosure and disclosure of risks included in any “forward-looking statements” disclaimer included in such Burgundy SEC Documents that are predictive, forward-looking or primarily cautionary in nature); provided, this exception shall apply only to the extent that the relevance of such disclosure to the applicable representation and warranty is reasonably apparent on its face, or (ii) subject to Section 11.4(b), the corresponding section of the Disclosure Letter delivered by Burgundy to Grizzly immediately prior to the execution of this Agreement (the “Burgundy Disclosure Letter”), Burgundy hereby represents and warrants to Grizzly as follows:

Section 5.1 Organization; Qualification. Burgundy is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Burgundy and the Burgundy Subsidiaries have all requisite corporate power and authority to own, lease and operate their properties and assets as presently conducted that are intended to be Conveyed to the Spinco Group pursuant to the Separation Agreement. Each of the Eagle Entities is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the Eagle Business owns, leases or operates properties, or where the nature of the Eagle Business operated by it makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or licensed or in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco.

Section 5.2 Corporate Authority; No Violation.

(a) Burgundy has the corporate power and authority to enter into this Agreement and each other Transaction Agreement to which it is a party and to carry out its obligations hereunder and thereunder. The execution, delivery and performance by Burgundy of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Burgundy, except for such further action of the Burgundy Board required, if applicable, to establish the Record Date and the Distribution Date, and the effectiveness of the declaration of the Distribution by the Burgundy Board (which is subject to the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in the Separation Agreement). The execution, delivery and performance of any other Transaction Agreement to which it is a party or as of the Effective Time will be a party and the consummation of the transactions contemplated thereby have been, or will be as of the Effective Time, duly authorized by all requisite corporate action on the part of Burgundy, except for such further action of the Burgundy Board required, if applicable to establish the Record Date and the Distribution Date, and the effectiveness of the declaration of the Distribution by the Burgundy Board (which is subject to the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in the Separation Agreement). This Agreement has been duly executed and delivered by Burgundy and, assuming the due authorization, execution and delivery by Grizzly and Merger Sub, constitutes a legal, valid and binding agreement of Burgundy, enforceable against Burgundy in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies). As of the Distribution Date, each other Transaction Agreement to which Burgundy is a party will have been duly executed and delivered by Burgundy and, assuming the due authorization, execution and delivery by the other parties thereto, will constitute a legal, valid and binding agreement of Burgundy, enforceable against Burgundy in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies).

(b) Neither the execution and delivery by Burgundy of this Agreement and the other Transaction Agreements to which it is a party nor the consummation by Burgundy of the transactions contemplated hereby or thereby or the performance by Burgundy of the provisions hereof or thereof will (i) violate or conflict with any provisions of Burgundy’s Restated Articles of Incorporation, as amended, or bylaws; (ii) assuming the consents and approvals referred to in Section 5.2(c) are obtained, result in a default (or an event that, with notice or lapse of time or both, would become a default) or give rise to any right of termination by any third party, cancellation, amendment or acceleration of any obligation or the loss of any benefit under, any Spinco Contract or any Contract to which Burgundy or any of the Eagle Entities is a party or by which any of them are bound or affected; (iii) result in the creation of a Lien on any of the issued and outstanding shares of Spinco Common Stock, capital stock of any Spinco Subsidiary or on any of the Spinco Assets pursuant to any Contract to which Burgundy or any of the Burgundy Subsidiaries (including Spinco and its Subsidiaries) is a party or by which Burgundy or the Burgundy Subsidiaries is bound or affected; or (iv) assuming the consents and approvals contemplated by Section 5.2(c) are obtained, violate or conflict with any Law applicable to Burgundy or any of the Burgundy Subsidiaries (including Spinco and its Subsidiaries), or any of the properties, business or assets that will be Conveyed to the Spinco Group pursuant to the Separation Agreement belonging to any of the foregoing, other than, in the case of each of clauses (ii) through (iv), any such violation, conflict, default, right, loss or Lien which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco.

(c) Other than in connection with or in compliance with (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the provisions of the DGCL, (ii) state securities or “blue sky” laws, (iii) the Securities Act, (iv) the Exchange Act, (v) the HSR Act, (vi) if applicable, antitrust or other competition laws of other jurisdictions, including the Competition Act, (vii) if applicable, further action of the Burgundy Board to establish the Record Date and the Distribution Date, and the effectiveness of the declaration of the Distribution by the Burgundy Board (which is subject to the satisfaction of the conditions set forth in the Separation Agreement), and (viii) the rules and regulations of the NYSE (the approvals contemplated by clauses (i) through (viii), collectively, the “Burgundy Approvals”), no authorization, consent or approval of, or filing with, any Governmental Authority is necessary for the consummation by Burgundy of the transactions contemplated by this Agreement and the other Transaction Agreements, except for such authorizations, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco.

Section 5.3 Brokers or Finders. No agent, broker, investment banker, financial advisor or other similar Person is or will be entitled, by reason of any agreement, act or statement by any member of the Burgundy Group, directors, officers or employees, to any financial advisory, broker’s, finder’s or similar fee or commission, to reimbursement of expenses or to indemnification or contribution in connection with any of the transactions contemplated by this Agreement or other Transaction Agreement, in each case, for which Grizzly, Merger Sub, Spinco or any Spinco Subsidiary could become liable or obligated.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BURGUNDY RELATING TO SPINCO AND TCI

Except as otherwise disclosed or identified in (i) the Burgundy SEC Documents filed on or prior to the date hereof (excluding any risk factor disclosure and disclosure of risks included in any “forward-looking statements” disclaimer included in such Burgundy SEC Documents that are predictive, forward-looking or primarily cautionary in nature); provided, this exception shall apply only to the extent that the relevance of such disclosure to the applicable representation and warranty is reasonably apparent on its face, or (ii) subject to Section 11.4(b), the corresponding section of the Burgundy Disclosure Letter, Burgundy hereby represents and warrants to Grizzly as follows:

Section 6.1 Organization; Qualification.

(a) Spinco is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The copies of the certificate of incorporation and bylaws of Spinco made available to Grizzly prior to the date hereof are complete and correct copies of such documents as in full force and effect as of the date hereof.

(b) Each member of the Spinco Group will be, as of the Effective Time, a corporation or other entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its jurisdiction of incorporation or formation, as the case may be, and will have, as of the Effective Time, all requisite power and authority to own, lease and operate its properties and assets and to carry on the Eagle Business as presently conducted, except for such failures to be in good standing that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco. Each member of the Spinco Group will be, as of the Effective Time, duly qualified and licensed to do business and will be, as of the Effective Time, in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the ownership or leasing of its property or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco. The copies of the certificate of incorporation and bylaws (or analogous governing documents) of each member of the Spinco Group (other than Spinco) made available to Grizzly prior to the Effective Time are complete and correct copies of such documents as in full force and effect as of the time they were provided.

Section 6.2 Capital Stock and Other Matters.

(a) As of the date hereof, (i) the authorized capital stock of Spinco consists of 500 shares of Spinco Common Stock, (ii) there are issued and outstanding 100 shares of Spinco Common Stock, and (iii) no shares of Spinco Common Stock are being held by Spinco in its treasury. All of the issued and outstanding shares of Spinco Common Stock are validly issued, fully paid and nonassessable and free of preemptive rights. Immediately prior to the Effective Time, there will be outstanding a number of shares of Spinco Common Stock determined in accordance with Section 8.17.

(b) No bonds, debentures, notes or other indebtedness of any member of the Spinco Group having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which holders of shares of capital stock of Spinco (including Spinco Common Stock) may vote (“Spinco Voting Debt”) are, or as of the Effective Time will be, issued or outstanding.

(c) Except in connection with the Merger or as otherwise provided for in the Transaction Agreements, there are no outstanding securities, options, warrants, convertible securities, calls, rights, commitments, agreements, arrangements, undertakings or Contracts of any kind to which Spinco is a party or by which it is bound obligating Spinco to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, Spinco Voting Debt or other voting securities of any member of the Spinco Group or obligating Spinco to issue, grant, extend, redeem, acquire or enter into any such security, option, warrant, convertible security, call, right, commitment, agreement, arrangement, undertaking or Contract.

(d) There are no stockholder agreements, voting trusts or other Contracts (other than this Agreement and the other Transaction Agreements) to which Spinco is a party or by which it is bound relating to voting or transfer of any shares of capital stock of Spinco.

Section 6.3 Corporate Authority; No Violation.

(a) Spinco has the corporate power and authority to enter into this Agreement and each other Transaction Agreement to which it is a party and to carry out its obligations hereunder and thereunder, subject, in the case of the Merger, to the adoption of this Agreement by Burgundy, as sole stockholder of Spinco, which will occur promptly after execution of this Agreement. The execution, delivery and performance by Spinco of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Spinco. The execution, delivery and performance by Spinco of each other Transaction Agreement to which it is, or as of the Effective Time will be, a party; and the consummation of the transactions contemplated thereby have been, or will be as of the Effective Time, duly authorized by all requisite corporate action on the part of Spinco.

(b) This Agreement has been duly executed and delivered by Spinco and, assuming the due authorization, execution and delivery by Grizzly and Merger Sub, constitutes a legal, valid and binding agreement of Spinco, enforceable against Spinco in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies). As of the Effective Time, each other Transaction Agreement to which Spinco is a party will have been duly executed and delivered by Spinco and will, assuming the due authorization, execution and delivery by the other parties thereto, constitute a legal, valid and binding agreement of Spinco, enforceable against Spinco in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies).

(c) Neither the execution and delivery by Spinco of this Agreement and the other Transaction Agreements to which it is a party nor the consummation by Spinco of the transactions contemplated hereby or thereby, or performance by Spinco of the provisions hereof or thereof, will (i) violate or conflict with any provision of Spinco’s certificate of incorporation or bylaws; (ii) assuming the consents and approvals referred to in Section 6.3(d) are obtained, result in a default (or an event that, with notice or lapse of time or both, would become a default) or give rise to any right of termination or buy-out by any third party, cancellation, amendment or acceleration of any obligation or the loss of any benefit under any Spinco Contract or any Contract to which any of the Eagle Entities is a party or by which any of them is bound or affected; (iii) result in the creation of a Lien on any of the issued and outstanding shares of Spinco Common Stock or capital stock of any other member of the Spinco Group or on any of the Spinco Assets pursuant to any Contract to which any of the Eagle Entities is a party or by which any of them is bound or affected; or (iv) assuming the consents and approvals contemplated by Section 6.3(d) are obtained, violate or conflict with any Law applicable to the Eagle Entities, or any of the properties, business or assets that are intended to be Conveyed to the Spinco Group pursuant to the Separation Agreement belonging to any of the foregoing, other than, in the case of each of clauses (ii) through (iv), any such violation, conflict, default, right, loss or Lien which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco.

(d) Other than the Burgundy Approvals, no authorization, consent or approval of, or filing with, any Governmental Authority is necessary for the consummation by Spinco of the transactions contemplated by this Agreement and the other Transaction Agreements, except for such authorizations, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco.

Section 6.4 Financial Statements.

(a) Attached as Section 6.4(a) of the Burgundy Disclosure Letter are copies of the unaudited combined financial statements of the Eagle Business, including the combined unaudited balance sheets of the Eagle Business as of December 31, 2011 and as of March 31, 2012, and the unaudited combined statements of income, equity and cash flows of the Eagle Business for the fiscal year ended December 31, 2011 and for the three months ended March 31, 2012 (collectively, the “Spinco Financial Statements”). The Spinco Financial Statements were derived from the books and records of Burgundy, its Subsidiaries and Taiwan Chlorine Industries, Ltd. (“TCI”) and were prepared in accordance with GAAP, consistently applied, subject in the case of unaudited combined financial statements, to normal year-end adjustments and the absence of footnotes, as at the dates and for the periods presented, and present fairly in all material respects the financial position, results of operations and cash flows of the Eagle Business as at the dates and for the periods presented.

(b) When delivered pursuant to Section 8.19, the Audited Financial Statements shall have been prepared in accordance with GAAP, consistently applied, and shall present fairly in all material respects the financial position, results of operations and cash flows of the Eagle Business as at the dates and for the periods presented.

(c) As of the date hereof, neither Spinco nor any of the Spinco Subsidiaries is required to file any form, report, registration statement, prospectus or other document with the SEC.

(d) Except as set forth in the Spinco Financial Statements or the notes thereto, and except as specifically contemplated by this Agreement or the other Transaction Agreements, since March 31, 2012 (the “Interim Balance Sheet Date”), Burgundy and the Burgundy Subsidiaries have not incurred any liabilities or obligations that will be assumed by the Spinco Group as a Spinco Liability pursuant to the Separation Agreement and that are of a nature that would be required to be disclosed on a combined balance sheet of the Eagle Business or in the notes thereto prepared in conformity with GAAP, other than liabilities or obligations incurred in the ordinary course of business since the Interim Balance Sheet Date or liabilities or obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco.

Section 6.5 Absence of Certain Changes or Events. Except as specifically contemplated by this Agreement or the other Transaction Agreements, since December 31, 2011, the Eagle Business has been conducted in the ordinary course, consistent with past practice, and there has not been any event, occurrence, development or state of circumstances or facts that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco.

Section 6.6 Investigations; Litigation.

(a) There is no material investigation or review pending (or, to the Knowledge of Burgundy, threatened) by any Governmental Authority against the Eagle Entities.

(b) There are no material actions, suits, arbitrations or proceedings pending (or, to the Knowledge of Burgundy, threatened) against the Eagle Entities or any of their respective properties to the extent such properties are intended to be Conveyed to the Spinco Group pursuant to the Separation Agreement or otherwise affecting the Eagle Business at Law or in equity, and there are no material orders, judgments or decrees of any Governmental Authority entered against the Eagle Entities or any of their respective properties to the extent such properties are intended to be Conveyed to the Spinco Group pursuant to the Separation Agreement or otherwise affecting the Eagle Business.

(c) Notwithstanding anything contained in this Section 6.6, no representation or warranty shall be deemed to be made in this Section 6.6 in respect of environmental matters, which are the subject of the representations and warranties made in Section 6.9 and Section 6.29.

Section 6.7 Compliance with Laws; Permits.

(a) The Eagle Entities are, and have been since January 1, 2010, in compliance with all, and have received no notice of any violation (as yet unremedied) of any, Laws applicable to such Persons or any of their respective properties or assets to the extent such properties or assets are intended to be Conveyed to the Spinco Group pursuant to the Separation Agreement or otherwise affecting the Eagle Business, except where such non-compliance or violation has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse

Effect on Spinco. Notwithstanding anything contained in this Section 6.7, no representation or warranty shall be deemed to be made in this Section 6.7 in respect of environmental, Tax, employee benefits or labor Laws, which are the subject of the representations and warranties made in Section 6.9 and Section 6.29, Section 6.10, Section 6.11 and Section 6.12, respectively.

(b) The Eagle Entities are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for them to own, lease and operate the Spinco Assets or to carry on the Eagle Business as it is now conducted (the “Spinco Permits”), except where the failure to have any of the Spinco Permits has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco. All Spinco Permits are in full force and effect, or immediately prior to the Effective Time will be in full force and effect, except where the failure to be in full force and effect has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco.

Section 6.8 Proxy Statement/Prospectus; Registration Statement. None of the information regarding any member of the Burgundy Group, the Spinco Group, the Eagle Business, or the transactions contemplated by this Agreement or any other Transaction Agreement to be provided by Burgundy or Spinco or any of their respective Subsidiaries specifically for inclusion in, or incorporation by reference into, the Proxy Statement/Prospectus, the Registration Statement or the Spinco Registration Statement will, in the case of the definitive Proxy Statement/Prospectus or any amendment or supplement thereto, at the time of the mailing of the definitive Proxy Statement/Prospectus and any amendment or supplement thereto and at the time of the Grizzly Stockholders Meeting, or, in the case of the Registration Statement and the Spinco Registration Statement, at the time such registration statement becomes effective, at the time of the Grizzly Stockholders Meeting (in the case of the Registration Statement and the Spinco Registration Statement), at the Distribution Date and at the Effective Time, contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Spinco Registration Statement will comply in all material respects with the provisions of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, except that no representation is made by Burgundy or Spinco with respect to information provided by Grizzly specifically for inclusion in, or incorporation by reference into, the Spinco Registration Statement.

Section 6.9 Environmental Matters. Except as set forth in Section 6.9 of the Burgundy Disclosure Letter:

(a) each of the Eagle Entities is, and since January 1, 2010 has been, in material compliance with all applicable Environmental Laws, and the Eagle Entities possess all material Spinco Permits that are required under applicable Environmental Laws and are in material compliance with the terms and conditions thereof;

(b) none of the Eagle Entities has received written notice of, or is the subject of, any material claims, investigations, demands or notices by any Governmental Authority asserting a material obligation on the part of the Eagle Entities to conduct investigations or clean-up activities under any Environmental Law or alleging material liability under or material non-compliance with any Environmental Law;

(c) none of the Eagle Entities is subject to any material indemnification obligation with respect to Environmental Laws or Hazardous Materials that is intended to be Conveyed to the Spinco Group pursuant to the Separation Agreement;

(d) there is no condition (including any release of a Hazardous Material into the air, soil, surface water, sediment or ground water) that would give rise to material liability that is intended to be Conveyed to the Spinco Group pursuant to the Separation Agreement under applicable Environmental Laws on, at, under or related to any property currently owned, leased or used by any of the Eagle Entities to the extent such property is intended to be Conveyed to the Spinco Group pursuant to the Separation Agreement; and

(e) Burgundy or Spinco has made available to Grizzly all material site assessments, environmental compliance audits and other documents (in each case, within its possession or otherwise reasonably available to it) produced in the last five (5) years relating to environmental matters relating to the Eagle Business (other than such documents that relate solely to Excluded Assets or Excluded Liabilities) to the extent such documents are in the possession, custody or control of Burgundy, Spinco or any of their Subsidiaries.

Section 6.9 and Section 6.29 contain the sole and exclusive representations and warranties of Burgundy and Spinco with respect to environmental matters, including matters relating to Environmental Laws and Hazardous Materials.

Section 6.10 Tax Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Spinco:

(a) (i) all Tax Returns required to be filed by Burgundy and its Subsidiaries, including Spinco and the Spinco Subsidiaries, in respect of the Eagle Business have been timely filed, (ii) all such Tax Returns are true, complete and correct in all respects, (iii) all Taxes shown as due and payable on such Tax Returns, and all Taxes (whether or not reflected on such Tax Returns) required to have been paid by Burgundy and its Subsidiaries, including Spinco and the Spinco Subsidiaries, in respect of the Eagle Business have been paid or appropriate reserves have been recorded in the Spinco Financial Statements, (iv) all Taxes of Burgundy or its Subsidiaries, including Spinco and the Spinco Subsidiaries, in respect of the Eagle Business for any taxable period (or a portion thereof) beginning on or prior to the Closing Date (which are not yet due and payable) have been properly reserved for in the Spinco Financial Statements, and (v) Burgundy and its Subsidiaries, including Spinco and the Spinco Subsidiaries, have duly and timely withheld all Taxes required to be withheld in respect of the Eagle Business and such withheld Taxes have been either duly and timely paid to the proper Taxing Authority or properly set aside in accounts for such purpose and will be duly and timely paid to the proper Taxing Authority.

(b) No written agreement or other written document waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any Taxes relating to Spinco or any Spinco Subsidiary has been filed or entered into with any Taxing Authority.

(c) (i) No audits or other administrative proceedings or proceedings before any Taxing Authority are presently pending with regard to any Taxes or Tax Return of Spinco or any Spinco Subsidiary, as to which any Taxing Authority has asserted in writing any claim, and (ii) no Taxing Authority is now asserting in writing any deficiency or claim for Taxes or any adjustment to Taxes with respect to which Spinco or any Spinco Subsidiary, may be liable with respect to income or other Taxes which has not been fully paid or finally settled.

(d) Neither Spinco nor any Spinco Subsidiary (i) is a party to or bound by or has any obligation under any Tax indemnification, separation, sharing or similar agreement or arrangement other than the Tax Matters Agreement, (ii) is or has been a member of any consolidated, combined, unitary or similar group for purposes of filing Tax Returns or paying Taxes (other than a group of which Burgundy is the common parent corporation), or (iii) has entered into a closing agreement pursuant to Section 7121 of the Code, or any predecessor provision or any similar provision of state or local Law.

(e) None of the Spinco Assets is subject to any Tax Lien (other than Liens for Taxes that are Permitted Encumbrances).

(f) Neither Spinco nor any Spinco Subsidiary has agreed to make or is required to make any adjustment for a taxable period ending after the Effective Time under Section 481(a) of the Code or any similar provision of Tax Law in any other jurisdiction by reason of a change in accounting method or otherwise.

(g) Neither Spinco nor any Spinco Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock (other than the Distribution) qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement, or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the Merger.

(h) None of Burgundy, Spinco and their respective Subsidiaries has taken or agreed to take any action that is reasonably likely to (nor is any of them aware of any agreement, plan or other circumstance that would) prevent (i) the Contribution and Distribution, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a)(1)(D) of the Code or (ii) the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(i) None of Burgundy, Spinco and any of their Subsidiaries, in each case in respect of the Eagle Business, has engaged in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4.

(j) As of December 31, 2011, Burgundy did not have “overall foreign loss” (within the meaning Section 904(f)(2) of the Code) for U.S. federal income tax purposes.

Section 6.11 Benefit Plans.

(a) Section 6.11(a) of the Burgundy Disclosure Letter lists as of the date hereof each material Burgundy Benefit Plan that will be assumed or retained by a member of the Spinco Group (each, a “Spinco Benefit Plan”) pursuant to the terms of the Separation Agreement or the Employee Matters Agreement. “Burgundy Benefit Plan” means any employee benefit plan, program, policy, practice, or other arrangement providing benefits to any current or former employee, officer or director of Burgundy or any of its Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by Burgundy or any of its Subsidiaries or to which Burgundy or any of its Subsidiaries contributes or is obligated to contribute, whether or not written, including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement and any related trusts or other funding vehicles; provided, however, that “Burgundy Benefit Plan” shall not include any Multiemployer Pension Plan or any other plan, program or arrangement maintained by an entity other than Burgundy or one of its Subsidiaries pursuant to a collective bargaining agreement.

(b) (i) Each of the Spinco Benefit Plans, the Burgundy US DB Plan and the Burgundy CN DB Plan has been operated and administered in all material respects in accordance with applicable laws, including, but not limited to, ERISA, the Code and in each case the regulations thereunder; (ii) each Burgundy US DB Plan intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified, and there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan; (iii) neither Spinco nor any of its ERISA Affiliates has incurred any material liability under Title IV or Section 302 of ERISA or under Section 412 of the Code that has not been satisfied in full and no condition exists that would reasonably be expected to result in Spinco incurring any such material liability thereunder (other than liability to make minimum funding contributions and premium payments to the PBGC); (iv) no Spinco Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of Spinco or its Subsidiaries beyond their retirement or other termination of service, other than (A) coverage mandated by applicable law, or (B) death benefits or retirement benefits under any “employee pension plan” (as such term is defined in Section 3(2) of ERISA); (v) neither Burgundy nor any of its ERISA Affiliates is obligated to contribute currently or has been obligated to contributed during the immediately preceding three years to any Multiemployer Pension Plan; (vi) no Spinco Benefit Plan is a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA; (vii) all material contributions or other amounts payable by Spinco or its Subsidiaries as of the Effective Time pursuant to each Spinco Benefit Plan in respect of current or prior plan years have been timely paid or accrued in accordance with US GAAP; and (viii) there are no pending, threatened or anticipated material claims (other than routine claims for benefits) by, on behalf of or against any of the Spinco Benefit Plans or any trusts related thereto.

(c) Except as set forth in Article VIII of the Employee Matters Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will (i) result in any material payment (including severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former director or any employee of Spinco under any Spinco Benefit Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Spinco Benefit Plan, or (iii) result in any acceleration of the time of payment, funding or vesting of any such benefits.

Section 6.12 Labor Matters. Section 6.12 of the Burgundy Disclosure Letter sets forth a list of all collective bargaining agreements, contracts or other written agreements with a labor union or labor organization that are applicable to the Eagle Business as of the date hereof. Neither Spinco nor any of its Subsidiaries is subject to a material labor dispute, strike or work stoppage. To the Knowledge of Burgundy, (a) (i) there are no material organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving Spinco Employees, and (ii) there is not and, since January 1, 2009 there has not been, any material union organizing effort pending or threatened against any of the Eagle Entities; (b) there is no material unfair labor practice charge, complaint, labor dispute or labor arbitration proceeding (other than routine individual grievances) pending or, to the Knowledge of Burgundy, threatened against Spinco or any of its Subsidiaries; and (c) there is no material slowdown or work stoppage threatened with respect to Spinco Employees. To the Knowledge of Burgundy, (a) there is no material employment-related complaint, lawsuit or administrative proceeding (other than ones raising solely individual allegations) pending or threatened against Spinco or any of its Subsidiaries and (b) Spinco and its Subsidiaries are in compliance in all material respects with all applicable Laws, respecting (i) employment and employment practices, (ii) terms and conditions of employment and wages and hours, (iii) collective bargaining and labor, (iv) layoffs, (v) immigration, (vi) affirmative action, (vii) unemployment and workers compensation, (viii) employee health and safety, and (ix) the payment of taxes and other withholdings. As of the date hereof, neither Spinco nor any of its Subsidiaries has any material liabilities under the WARN Act that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco.

Section 6.13 Intellectual Property Matters.

(a) Section 6.13(a) of the Burgundy Disclosure Letter contains a complete and accurate list as of the date hereof of (i) all material patented or registered Intellectual Property Rights (and pending applications therefor) constituting Spinco Assets; (ii) all material trademarks and service marks, and domain name registrations constituting Spinco Assets; (iii) all computer software that either constitutes Spinco Assets or that is licensed and used or held for use in connection with the Eagle Business, except for commercially available over-the-counter “shrink wrap” software and open source software and software that is not material to the Eagle Business; and (iv) any other material licenses to an Eagle Entity of Intellectual Property Rights to which the Spinco Group will have access as a result of any in-bound license constituting a Spinco Liability. With respect to patents and applications therefor listed in Section 6.13(a)(i) of the Burgundy Disclosure Letter, in addition to the title thereof, Section 6.13(a)(i) of such letter lists the patent or application number, the filing and issue dates, and countries in which filed or issued. With respect to registered trademarks and service marks and pending applications therefor listed in Section 6.13(a)(ii) of the Burgundy Disclosure Letter, in addition to the mark, Section 6.13(a)(ii) of such letter lists the registration, application number, registration filing date, and countries in which registered or filed.

(b) The Eagle Entities own and possess, free and clear of all Liens except Permitted Encumbrances, or will prior to the Effective Time have all right, title and interest in and to, or have adequate licenses or other valid and enforceable rights to use, all Intellectual Property Rights used or held for use in connection with the Eagle Business as currently conducted (including in connection with services provided by the Eagle Entities to third parties) (the “Spinco IP Rights”), except where (i) the failure to own or possess such items would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco or (ii) the Conveyance of the Spinco Assets requires a third-party Consent or Governmental Approval which is not obtained, in which case the provisions of Section 2.7 of the Separation Agreement will govern with respect to such Spinco Assets.

(c) To the Knowledge of Burgundy, all patented or registered Intellectual Property Rights listed in Section 6.13(a) of the Burgundy Disclosure Letter are in full force and effect. Neither Burgundy nor any of the Eagle Entities has received any written notice that remains unresolved that any such right is the subject of any interference, opposition, cancellation, nullity, re-examination or other proceeding placing in question its validity or scope, except where the lack of such force and effect and where any such interference, opposition, cancellation, nullity, re-examination or other proceeding would not, in any such case, reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco. To the Knowledge of Burgundy, no Spinco IP Rights consisting of trade secrets or other proprietary information have been improperly divulged or improperly appropriated either for the benefit of any Person other than an Eagle Entity or to the detriment of any Eagle Entity except where such disclosure or appropriation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco. No claim or allegation has been asserted or threatened in writing that remains unresolved that either challenges the validity, enforceability, ownership or use of any of the Spinco IP Rights listed in Section 6.13(a) of the Burgundy Disclosure Letter or challenges the validity, enforceability, ownership or use of any other Spinco IP Rights that would, in any such case, reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco.

(d) The conduct of the Eagle Business as currently conducted does not infringe, misappropriate or otherwise conflict with any valid, enforceable Intellectual Property Right of any third party that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco. To the Knowledge of Burgundy, there are no infringements or misappropriations of, or other conflicts with, any Spinco IP Rights that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco. To the Knowledge of Burgundy, none of the Spinco IP Rights listed on Section 6.13(a) of the Burgundy Disclosure Letter has been infringed, misappropriated or violated by other Persons where such infringement, misappropriation or violation has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco.

(e) Section 6.13(e) of the Burgundy Disclosure Letter identifies all material Spinco IP Rights that have been licensed to a third Person. To the Knowledge of Burgundy, none of the counterparties to any license to the Spinco IP Rights referenced in the preceding sentence is in breach of or in default under the terms of the same where such breach or default has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco.

(f) Section 6.13(f) of the Burgundy Disclosure Letter sets forth a list of licenses (the “Specified Licenses”) in effect as of the date hereof pursuant to which any Eagle Entities either paid a one-time, lump-sum license fee in the past six (6) months or is scheduled to make annual aggregate royalty payments of $500,000 or more. To the Knowledge of Burgundy, none of the Eagle Entities is in breach of or default under the terms of any Specified License where such breach or default has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco. To the Knowledge of Burgundy, no other party to any Specified License is in breach of or in default under the terms of any Specified Licenses where such breach or default has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco. Each Specified License is a valid and binding obligation of the Eagle Entity that is a party thereto, and is in full force and effect, except insofar as (i) such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies, (ii) the failure to be a valid and binding obligation or to be enforceable would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco, (iii) such Specified License has previously expired in accordance with its terms, or (iv) such Specified License has been terminated in the ordinary course of business.

Section 6.14 Material Contracts.

(a) Section 6.14 of the Burgundy Disclosure Letter sets forth a list of all Spinco Material Contracts in effect as of the date of this Agreement. For purposes of this Agreement, the term “Spinco Material Contracts” means any of the following Contracts (other than this Agreement, each other Transaction Agreement and the documents relating to the Spinco Financing, the Spinco Exchange Debt and other than any Burgundy Benefit Plans) that are intended to be Conveyed to the Spinco Group pursuant to the Separation Agreement:

(i) any non-competition agreements or other Contracts that materially limits or will materially limit any member of the Spinco Group from competing or engaging in any business or geographic area;

(ii) any Contract with respect to any partnerships or joint ventures involving the sharing of profits or losses that is material to the Eagle Business, taken as a whole;

(iii) any indenture, credit agreement or loan agreement pursuant to which any member of the Spinco Group has or will incur any indebtedness for borrowed money in excess of $1 million, other than between or among members of the Spinco Group;

(iv) any Contract for the sale or acquisition (including by way of merger, purchase of equity or other business combination) of any operating business with respect to which any member of the Spinco Group still has remaining material obligations; and

(v) any Contract that provides for annual payments in excess of $10 million by or to any member of the Burgundy Group or the Spinco Group.

(b) None of the Eagle Entities is in material breach of or material default under the terms of any Spinco Material Contract. To the Knowledge of Burgundy, no other party to any Spinco Material Contract is in material breach of or in material default under the terms of any Spinco Material Contract. Each Spinco Material Contract is a valid and binding obligation of the Eagle Entity which is a party thereto, and is in full force and effect, except insofar as (i) such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies, (ii) the failure to be a valid and binding obligation or to be enforceable would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco, (iii) such Spinco Material Contract has previously expired in accordance with its terms, or (iv) such Spinco Material Contract has been terminated in the ordinary course of business.

Section 6.15 Brokers or Finders. No agent, broker, investment banker, financial advisor or other similar Person is or will be entitled, by reason of any agreement, act or statement by Spinco or any Spinco Subsidiaries, directors, officers or employees, to any financial advisory, broker’s, finder’s or similar fee or commission, to reimbursement of expenses or to indemnification or contribution in connection with any of the transactions contemplated by this Agreement or each other Transaction Agreement, in each case, for which Grizzly, Merger Sub, Spinco or any Spinco Subsidiary could become liable or obligated.

Section 6.16 Board and Stockholder Approval. Each of the Burgundy Board and the Spinco Board, at a meeting duly called, has by unanimous vote of all directors present approved this Agreement and declared it advisable. As of the date hereof, the sole stockholder of Spinco is Burgundy. As promptly as practicable after execution of this Agreement, Burgundy will approve and adopt (the “Spinco Stockholder Approval”), as Spinco’s sole stockholder, this Agreement and other Transaction Agreements and the transactions contemplated hereby and thereby which require the consent of Spinco’s stockholders under the DGCL, the NYSE rules, Spinco’s certificate of incorporation or Spinco’s bylaws. The approval of Burgundy’s stockholders is not required to effect the transactions contemplated by the Separation Agreement, this Agreement or the other Transaction Agreements. Upon obtaining the Spinco Stockholder Approval, the approval of Spinco’s stockholders after the Distribution Date will not be required to effect the transactions contemplated by this Agreement, including the Merger, unless this Agreement is amended on or after the Distribution Date.

Section 6.17 Sufficiency of Assets.

(a) After giving effect to the Spinco Reorganization and the other transactions described in or contemplated by the Separation Agreement and after giving effect to the transfer of all the TCI Interests, the Spinco Group will have, in all material respects, good and valid title, or, in the case of the Leased Real Property, valid leasehold interests in, all of the Spinco Assets, except (i) where the Conveyance of the Spinco Assets requires a third-party Consent or Governmental Approval that is not obtained, in which case the provisions of Section 2.7 of the Separation Agreement will govern, and (ii) where the failure to have such good and valid title, or valid leasehold interest, results from any of the Permitted Encumbrances, with respect to the Owned Real Property, Spinco Leasehold Improvements and Leased Real Property.

(b) At the Effective Time, the Spinco Assets, assuming any requisite third-party Consents or Governmental Approvals that are necessary to Convey such Spinco Assets and the TCI Interests are obtained, taken together with the services available from Burgundy under the Transition Services Agreement, will be sufficient for Grizzly and its Subsidiaries (including Spinco) to continue to operate the Eagle Business in all material respects as it is currently conducted.

Section 6.18 Spinco Real Property.

(a) Section 6.18(a) of the Burgundy Disclosure Letter sets forth as of the date hereof a description of all Spinco Owned Real Property. With respect to such Spinco Owned Real Property, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco: (i) except for Permitted Encumbrances, none of the Eagle Entities has leased or otherwise granted to any Person the right to use or occupy such Spinco Owned Real Property or any material portion thereof; and (ii) other than the right of Grizzly pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Spinco Owned Real Property or any material portion thereof or interest therein.

(b) Section 6.18(b) of the Burgundy Disclosure Letter sets forth, as of the date hereof, the addresses of all Spinco Leased Real Properties, and a true and complete list, in all material respects, as of the date hereof, of all Spinco Leases for each Spinco Leased Real Property, in any such case, where annual payments under the applicable Spinco Lease exceed $500,000. Burgundy has made available to Grizzly a true and complete copy of each such Spinco Lease document as of the date hereof, and in the case of any such Lease that is an oral Lease, a written summary of the material terms of such Lease. Except as set forth on Section 6.18(b) of the Burgundy Disclosure Letter, to Burgundy’s Knowledge, there are no material disputes with respect to any such Spinco Lease. With respect to each such Spinco Lease, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco: (i) none of the members of the Burgundy Group or the Spinco Group has subleased, licensed or otherwise granted any Person the right to use or occupy such Spinco Leased Real Property or any material portion thereof, except as disclosed by the agreements on the list of all Spinco Leases listed or described in Section 6.18(b) of the Burgundy Disclosure Letter; (ii) none of the members of the Burgundy Group or Spinco Group has collaterally assigned or granted any other security interest in such Spinco Lease or any material interest therein; and (iii) there are no Liens on the estate or interest created by such Spinco Lease other than Permitted Encumbrances.

Section 6.19 Spinco Operations. As of the date hereof, Spinco is a direct, wholly owned Subsidiary of Burgundy that, subject to the terms of the Separation Agreement, following the Spinco Reorganization will own, directly or indirectly, the Spinco Assets, and will have assumed, directly or indirectly, the Spinco Liabilities, all as provided in the Separation Agreement.

Section 6.20 Grizzly Common Stock. Neither Burgundy nor Spinco owns (directly or indirectly, beneficially or of record) nor is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of Grizzly (other than as contemplated by this Agreement).

Section 6.21 Human Health and Safety. The Eagle Entities are, and since January 1, 2010, have been, in compliance with all applicable Laws relating to the protection of human health and safety (including workplace health and safety), except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco.

Section 6.22 Contemplated Burgundy Financing. The financing to be provided, subject to the terms and conditions therein, to Burgundy or Spinco, as the case may be, pursuant to the Burgundy Commitment Letter, is referred to herein as the “Burgundy Financing”. The Burgundy Commitment Letter, and the related fee letter with respect to the Burgundy Financing, true and fully executed copies of which have been provided to Grizzly (together, the “Burgundy Related Letter”), have not been amended or modified on or prior to the date of this Agreement, and as of the date of this Agreement the commitments contained in the Burgundy Commitment Letter and the Burgundy Related Letter have not been withdrawn or rescinded in any respect. As of the date hereof, there are no side letters or Contracts to which Burgundy or any of its Subsidiaries is a party related to the funding of Burgundy Financing that could reasonably be expected to adversely affect the availability of the Burgundy Financing. As of the date hereof, the Burgundy Commitment Letter and the Burgundy Related Letter are in full force and effect and are the legal, valid and binding enforceable obligation of Burgundy, and, to the Knowledge of Burgundy, each of the parties thereto. There are no conditions precedent or other contingencies related to the funding of the full amount of the Burgundy Financing, other than as expressly set forth in the Burgundy Commitment Letter. As of the date hereof, subject to the accuracy of the representations and warranties of Grizzly set forth in Article VII, no event has occurred, which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Burgundy or, to the Knowledge of Burgundy, any other party thereto under the Burgundy Commitment Letter or Burgundy Related Letter.

Section 6.23 Valid Existence of TCI. TCI is a company, limited by shares, validly existing under the Laws of the Republic of China. The copies of the Articles of Incorporation of TCI, and the agreement, dated December 12, 1986, between Burgundy and China Petrochemical Development Corporation (the “TCI JV Agreement”), each made available to Grizzly prior to the date hereof, are complete and correct copies of such documents as in full force and effect as of the date hereof.

Section 6.24 Capitalization of TCI.

(a) The outstanding equity interests of TCI consist, and at the Effective Time will consist, of 16,000,000 shares, 9,600,000 of which are, and immediately prior to the Effective Time will be, owned by PPG Industries Securities, Inc. (the “TCI Interests”), free and clear of any Liens.

(b) There are no outstanding securities, options, warrants, convertible securities, calls, rights, commitments, agreements, arrangements, undertakings or Contracts of any kind to which Burgundy or, to the Knowledge of Burgundy, TCI, is a party or by which Burgundy or, to the Knowledge of Burgundy, TCI, is bound obligating TCI to issue, deliver or sell, or cause to be issued, delivered or sold, additional equity interests, or other voting securities, or obligating TCI to issue, grant, extend, redeem, acquire or enter into any such security, option, warrant, convertible security, call, right, commitment, agreement, arrangement, undertaking or Contract.

(c) Other than the TCI JV Agreement, there are no agreements, voting trusts or other Contracts (other than this Agreement) to which Burgundy is a party or by which Burgundy is bound relating to voting or transfer of any equity interests of TCI.

Section 6.25 TCI Financial Statements.

(a) Attached as Section 6.25 of the Burgundy Disclosure Letter are copies of the audited balance sheets of TCI as of December 31, 2011 and 2010, and the related statements of income, changes in stockholders’ equity and cash flows for the years then ended (collectively, the “TCI Financial Statements”).

(b) The TCI Financial Statements have been prepared in conformity with the requirements of the Republic of China Business Accounting Law and Guidelines Governing Business Accounting relevant to financial accounting standards, and accounting principles generally accepted in the Republic of China, consistently applied (collectively, “Taiwan GAAP”), as at the dates and for the periods presented, and present fairly in all material respects the financial position, results of operations and cash flows of TCI as at the dates and for the periods presented.

(c) Since December 31, 2011 (the “TCI Balance Sheet Date”), TCI has not incurred any liabilities or obligations that are of a nature that would be required to be disclosed on a balance sheet of TCI or in the notes thereto prepared in conformity with Taiwan GAAP, other than liabilities or obligations incurred in the ordinary course of business since the TCI Balance Sheet Date or liabilities or obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco.

Section 6.26 Absence of Certain Changes or Events for TCI. Except as specifically contemplated by this Agreement or the other Transaction Agreements, since the TCI Balance Sheet Date, to the Knowledge of Burgundy, TCI has conducted its business in the ordinary course, consistent with past practice, and there has not been any event, occurrence, development or state of circumstances or facts that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco.

Section 6.27 TCI Investigations; TCI Litigation.

(a) To the Knowledge of Burgundy, there is no material investigation or review pending or threatened by any Governmental Authority against TCI.

(b) To the Knowledge of Burgundy, (i) there are no material actions, suits, arbitrations or proceedings pending or threatened against TCI at Law or in equity, and (ii) there are no material orders, judgments or decrees of any Governmental Authority entered against TCI or its properties.

Section 6.28 TCI Compliance with Laws. To the Knowledge of Burgundy, TCI is, and since January 1, 2010 has been, in compliance with all, and has received no notice of any violation (as yet unremedied) of any, Laws applicable to TCI or its properties or assets, except where such non-compliance or violation has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco. Notwithstanding anything contained in this Section 6.28, no representation or warranty shall be deemed to be made in this Section 6.28 in respect of environmental, Tax, employee benefits or labor Laws, which are the subject of the representations and warranties made in Sections 6.9 and 6.29, Section 6.10, Section 6.11, and Section 6.12, respectively.

Section 6.29 TCI Environmental Matters. Except as set forth in Section 6.29 of the Burgundy Disclosure Letter, to the Knowledge of Burgundy:

(a) TCI is, and since January 1, 2010 has been, in material compliance with all applicable Environmental Laws;

(b) TCI has not received written notice of, nor is TCI the subject of, any material claims, investigations, demands or notices by any Governmental Authority asserting a material obligation on the part of TCI to conduct investigations or clean-up activities under any Environmental Law or alleging material liability under or material non-compliance with any Environmental Law;

(c) TCI is not subject to any material indemnification obligation with respect to Environmental Laws or Hazardous Materials; and

(d) there is no condition (including any release of a Hazardous Material into the air, soil, surface water, sediment or ground water) that would give rise to material liability of TCI under applicable Environmental Laws on, at, under or related to any property currently owned, leased or used by TCI.

Section 6.30 TCI Material Contracts.

(a) For purposes of this Agreement, the term “TCI Material Contract” means any of the following Contracts:

(i) any indenture, credit agreement or loan agreement pursuant to which TCI has or will incur any material indebtedness for borrowed money; and

(ii) any Contract that provides for annual payments in excess of $5 million by or to TCI.

(b) To the Knowledge of Burgundy, TCI is not in material breach of or material default under the terms of any TCI Material Contract. To the Knowledge of Burgundy, no other party to any TCI Material Contract is in material breach of or in material default under the terms of any TCI Material Contract. To the Knowledge of Burgundy, consummation of the transactions contemplated by this Agreement will not result in a default (or an event that, with notice or lapse of time or both, would become a default) or give rise to any right of termination or buy-out by any third party, cancellation, amendment or acceleration of any obligation or the loss of any benefit under any TCI Material Contract.

Section 6.31 No Other Representations. Except for the representations and warranties of Burgundy and Spinco expressly set forth in this Agreement and the other Transaction Agreements, neither Burgundy nor Spinco nor any of their respective Subsidiaries nor any other Person acting on behalf of Burgundy or Spinco or any of their respective Subsidiaries makes any representation or warranty, express or implied. Without limiting the generality of the foregoing, Grizzly and Merger Sub each acknowledge that no representations or warranties are made with respect to any projections, forecasts, estimates or budgets with respect to the Eagle Business that may have been made available to Grizzly, Merger Sub or any of their Representatives.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF GRIZZLY AND MERGER SUB

Except as otherwise disclosed or identified in (i) the Grizzly SEC Documents filed on or prior to the date hereof (excluding any risk factor disclosure and disclosure of risks included in any “forward-looking statements” disclaimer included in such Grizzly SEC Documents that are predictive, forward-looking or primarily cautionary in nature); provided, this exception shall apply only to the extent that the relevance of such disclosure to the applicable representation and warranty is reasonably apparent on its face, or (ii) subject to Section 11.4(b), the corresponding section of the Disclosure Letter delivered by Grizzly to Burgundy and Spinco immediately prior to the execution of this Agreement (the “Grizzly Disclosure Letter”), Grizzly and Merger Sub, jointly and severally, hereby represent and warrant to Burgundy and Spinco as follows:

Section 7.1 Organization; Qualification.

(a) Grizzly and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except in the case of Grizzly’s Subsidiaries, for such failure to be in good standing that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Grizzly. Grizzly and each of its Subsidiaries is duly qualified and licensed to do business and is in good standing in each jurisdiction in which the ownership or leasing of its property or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Grizzly. The copies of the Grizzly Charter, Grizzly Bylaws and the certificate of incorporation and bylaws (or analogous governing documents) of any Grizzly Subsidiary previously made available to Burgundy and Spinco are complete and correct copies of such documents as in full force and effect on the date hereof.

(b) Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of Delaware. Merger Sub is a direct, wholly-owned Subsidiary of Grizzly. The copies of the certificate of incorporation and bylaws of Merger Sub which were previously furnished or made available to Burgundy are true, complete and correct copies of such documents as in effect on the date of this Agreement.

(c) Section 7.1(c) of the Grizzly Disclosure Letter sets forth a list as of the date hereof of the Subsidiaries of Grizzly and their respective jurisdictions of incorporation or organization.

Section 7.2 Capital Stock and Other Matters.

(a) As of the date hereof, the authorized capital stock of Grizzly consists of 100,000,000 shares of Grizzly Common Stock and 75,000,000 shares of preferred stock of Grizzly. At the close of business on July 18, 2012, (i) 34,279,165 shares of Grizzly Common Stock were issued and outstanding; (ii) 2,456,096 shares of Grizzly Common Stock were reserved for issuance pursuant to the Grizzly Stock Plan; (iii) no shares of Grizzly Common Stock were held by Grizzly in its treasury or by its Subsidiaries; and (iv) no shares of preferred stock of Grizzly were issued and outstanding. All of the issued and outstanding shares of Grizzly Common Stock are validly issued, fully paid and nonassessable and free of preemptive rights.

(b) No bonds, debentures, notes or other indebtedness of Grizzly or any of the Grizzly Subsidiaries having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which holders of shares of capital stock of Grizzly (including Grizzly Common Stock) may vote (“Grizzly Voting Debt”) are, or as of the Effective Time will be, issued or outstanding.

(c) As of the date hereof, the authorized capital stock of Merger Sub consists of one hundred (100) shares of Merger Sub Common Stock.

(d) Except as set forth in Section 7.2(a), there are no outstanding securities, options, warrants, convertible securities, calls, rights, commitments, agreements, arrangements, undertakings or Contracts of any kind to which Grizzly or any of the Grizzly Subsidiaries is a party or by which any of them is bound obligating Grizzly or any of the Grizzly Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of Grizzly Common Stock, Grizzly Voting Debt or other voting securities of Grizzly or any of the Grizzly Subsidiaries or obligating Grizzly or any of the Grizzly Subsidiaries to issue, grant, extend, redeem, acquire or enter into any such security, option, warrant, convertible security, call, right, commitment, agreement, arrangement, undertaking or Contract.

(e) There are no stockholder agreements, voting trusts or other Contracts to which Grizzly is a party or by which it is bound relating to voting or transfer of any shares of capital stock of Grizzly.

Section 7.3 Corporate Authority; No Violation.

(a) Grizzly has the corporate power and authority to enter into this Agreement and each other Transaction Agreement to which it is a party, and subject to obtaining the Grizzly Stockholder Approval, to carry out its obligations hereunder and thereunder. The execution, delivery and, subject to obtaining the Grizzly Stockholder Approval, performance by Grizzly of this Agreement and the consummation of the transactions contemplated hereby, have been duly authorized by all requisite corporate action on the part of Grizzly. The execution, delivery and performance by Grizzly of each other Transaction Agreement to which it is, or as of the Effective Time will be, a party; and the consummation of the transactions contemplated thereby have been, or will be as of the Effective Time, duly authorized by all requisite corporate action on the part of Grizzly.

(b) This Agreement has been duly executed and delivered by Grizzly and, assuming the due authorization, execution and delivery by Burgundy and Spinco, constitutes a legal, valid and binding agreement of Grizzly, enforceable against Grizzly in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies). As of the Effective Time, each other Transaction Agreement to which Grizzly is a party will have been duly executed and delivered by Grizzly and will, assuming the due authorization, execution and delivery by the other parties thereto, constitute a legal, valid and binding agreement of Grizzly, enforceable against Grizzly in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies).

(c) Merger Sub has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance by Merger Sub of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Merger Sub. Grizzly, as the sole stockholder of Merger Sub, has duly approved and adopted this Agreement and the Merger and has duly approved the transactions contemplated hereby. This Agreement has been duly executed and delivered by Merger Sub and, assuming the due authorization, execution and delivery by Burgundy and Spinco, constitutes a legal, valid and binding agreement of Merger Sub, enforceable against Merger Sub in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies).

(d) Neither the execution and delivery by Grizzly and Merger Sub of this Agreement and the other Transaction Agreements to which it is a party nor the consummation by Grizzly and Merger Sub of the transactions contemplated hereby or thereby nor the performance by Grizzly or Merger Sub of any of the provisions hereof or thereof will (i) violate or conflict with any provisions of their respective certificates of incorporation or bylaws; (ii) assuming the consents and approvals referred to in Section 7.3(e) are obtained, result in a default (or any event that, with notice or lapse of time or both, would become a default) or give rise to any right of termination or buy-out by any third party, cancellation, amendment or acceleration of any obligation or the loss of any benefit under any Contract to which Grizzly or any of the Grizzly Subsidiaries is a party or by which Grizzly or any of the Grizzly Subsidiaries is bound or affected; (iii) result in the creation of a Lien on any of the issued and outstanding shares of Grizzly Common Stock or capital stock of any other Grizzly Subsidiary or on any of the assets of Grizzly or any of the Grizzly Subsidiaries pursuant to any Contract to which Grizzly or any of the Grizzly Subsidiaries is a party or by which Grizzly or any of the Grizzly Subsidiaries is bound or affected; or

(iv) assuming the consents and approvals contemplated by Section 7.3(e) are obtained, violate or conflict with any Law applicable to Grizzly or any of the Grizzly Subsidiaries, or any of the properties, business or assets of any of the foregoing other than, in the case of each of clauses (ii) through (iv), any such violation, conflict, default, right, loss or Lien which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Grizzly.

(e) Other than in connection with or in compliance with (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the provisions of the DGCL, (ii) state securities or “blue sky” laws, (iii) the Securities Act, (iv) the Exchange Act, (v) the HSR Act, (vi) if applicable, antitrust or other competition laws of other jurisdictions, including the Competition Act, (vii) the Grizzly Stockholder Approval, and (viii) the rules and regulations of the NYSE (collectively, the “Grizzly Approvals”), no authorization, consent or approval of, or filing with, any Governmental Authority is necessary for the consummation by Grizzly of the transactions contemplated by this Agreement and the other Transaction Agreements, except for such authorizations, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Grizzly.

Section 7.4 Grizzly Reports and Financial Statements.

(a) Grizzly has filed all reports and other documents with the SEC required to be filed or furnished by Grizzly since January 1, 2010 (such documents, together with any current reports filed during such period by Grizzly with the SEC on a voluntary basis on Form 8-K, and including all reports and other documents required to be filed or furnished by Grizzly after the date of this Agreement and prior to the Closing, the “Grizzly SEC Documents”). As of their respective dates (and if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), the Grizzly SEC Documents complied in all material respects, and each other form, report, schedule, registration statement and definitive proxy statement filed by Grizzly or any of its Subsidiaries after the date hereof and prior to the Effective Time (the “Additional Grizzly SEC Documents”) will comply in all material respects, with the requirements of the Securities Act or the Exchange Act, as the case may be, and, subject to the last sentence of Section 7.8, none of such Grizzly SEC Documents when filed contained, or will contain, an untrue statement of a material fact or omitted, or will omit, to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited consolidated interim financial statements included in the Grizzly SEC Documents and the Additional Grizzly SEC Documents fairly present in all material respects, or will fairly present in all material respects, the financial position of Grizzly and its consolidated Subsidiaries as of the respective dates thereof and the results of operations and changes in cash flows, changes in stockholders’ equity or other information included therein for the periods or as of the respective dates then ended, in each case except as otherwise noted therein and subject, in the case of unaudited interim statements, to normal year-end audit adjustments. Each of the financial statements (including the related notes) of Grizzly included in the Grizzly SEC Documents and such other financial statements have been or will be prepared in accordance with GAAP, consistently applied, except as otherwise noted therein. Since the Interim Balance Sheet Date, Grizzly has timely filed all reports, registration statements and other filings required to be filed with the SEC under the rules and regulations of the SEC. Since the Interim Balance Sheet Date, Grizzly and the

Grizzly Subsidiaries have not incurred any liabilities or obligations that are of a nature that would be required to be disclosed on a consolidated balance sheet of Grizzly and its consolidated Subsidiaries or in the notes thereto prepared in accordance with GAAP as applied in preparing the consolidated balance sheet of Grizzly and its consolidated Subsidiaries included in Grizzly’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, other than liabilities or obligations incurred in the ordinary course of business since the Interim Balance Sheet Date or liabilities or obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Grizzly.

(b) Grizzly and the Grizzly Subsidiaries have designed and maintain a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Grizzly has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by Grizzly in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Grizzly’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of Grizzly required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”).

Section 7.5 Absence of Certain Changes or Events. Except as specifically contemplated by this Agreement and the other Transaction Agreements, since December 31, 2011, each of Grizzly and the Grizzly Subsidiaries has conducted its business in the ordinary course, consistent with past practice, and there has not been any event, occurrence, development or state of circumstances or facts that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Grizzly. Merger Sub is a newly formed corporation and has not conducted any activities other than in connection with the organization of Merger Sub, the negotiation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby.

Section 7.6 Investigations; Litigation. Except as set forth in the Grizzly Disclosure Letter:

(a) There is no material investigation or review pending (or, to the Knowledge of Grizzly, threatened) by any Governmental Authority against Grizzly or any of the Grizzly Subsidiaries.

(b) There are no material actions, suits, arbitrations or proceedings pending (or, to the Knowledge of Grizzly, threatened) against Grizzly or any of the Grizzly Subsidiaries or any of their respective properties at Law or in equity before, and there are no material orders, judgments or decrees of or before any Governmental Authority entered against Grizzly or any of the Grizzly Subsidiaries or any of their respective properties.

(c) Notwithstanding anything contained in this Section 7.6, no representation or warranty shall be deemed to be made in this Section 7.6 in respect of environmental matters, which are the subject of the representations and warranties made in Section 7.9.

Section 7.7 Compliance with Laws; Permits.

(a) Grizzly and the Grizzly Subsidiaries are, and since January 1, 2010 have been, in compliance with all, and have received no notice of any violation (as yet unremedied) of any, Laws, applicable to Grizzly, such Grizzly Subsidiaries or any of their respective properties or assets, except where such non-compliance or violation has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Grizzly. Notwithstanding anything contained in this Section 7.7, no representation or warranty shall be deemed to be made in this Section 7.7 in respect of environmental, Tax, employee benefits or labor Laws, which are the subject of the representations and warranties made in Section 7.9, Section 7.10, Section 7.11 and Section 7.12, respectively.

(b) Grizzly and the Grizzly Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for Grizzly and the Grizzly Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Grizzly Permits”), except where the failure to have any of the Grizzly Permits has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Grizzly. All Grizzly Permits are in full force and effect, except where the failure to be in full force and effect has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Grizzly.

Section 7.8 Proxy Statement/Prospectus; Registration Statement. None of the information regarding Grizzly or the Grizzly Subsidiaries or the transactions contemplated by this Agreement provided by Grizzly specifically for inclusion in, or incorporation by reference into, the Proxy Statement/Prospectus, the Registration Statement or the Spinco Registration Statement will, in the case of the definitive Proxy Statement/Prospectus or any amendment or supplement thereto, at the time of the mailing of the definitive Proxy Statement/Prospectus and any amendment or supplement thereto, and at the time of the Grizzly Stockholders Meeting, or, in the case of the Registration Statement and the Spinco Registration Statement, at the time such registration statement becomes effective, at the time of the Grizzly Stockholders Meeting (in the case of the Registration Statement and the Spinco Registration Statement), at the Distribution Date and at the Effective Time, contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Registration Statement will comply in all material respects with the provisions of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, except that no representation is made by Grizzly with respect to information provided by Burgundy or Spinco specifically for inclusion in, or incorporation by reference into, the Registration Statement or the Proxy Statement/Prospectus.

Section 7.9 Environmental Matters. Except as disclosed in Section 7.9 of the Grizzly Disclosure Letter:

(a) Grizzly and each of the Grizzly Subsidiaries is, and since January 1, 2010 has been, in material compliance with all applicable Environmental Laws and Grizzly and the Grizzly Subsidiaries possess all material Grizzly Permits that are required under applicable Environmental Laws, and are in material compliance with the terms and conditions thereof;

(b) neither Grizzly nor any of the Grizzly Subsidiaries has received written notice of, or is the subject of, any material claims, investigations, demands or notices by any Governmental Authority asserting a material obligation on the part of Grizzly or any of the Grizzly Subsidiaries to conduct investigations or clean-up activities under any Environmental Law or alleging material liability under or material non-compliance with any Environmental Law;

(c) neither Grizzly nor any of the Grizzly Subsidiaries is subject to any material indemnification obligation with respect to Environmental Laws or Hazardous Materials;

(d) there is no condition (including any release of a Hazardous Material into the air, soil, surface water, sediment or ground water) that would give rise to material liability for Grizzly or any of the Grizzly Subsidiaries under applicable Environmental Laws on, at, under or related to any property currently owned, leased or used by Grizzly or any of the Grizzly Subsidiaries; and

(e) Grizzly has made available to Burgundy and Spinco all material site assessments, environmental compliance audits, and other documents (in each case, within its possession or otherwise reasonably available to it) produced in the last five (5) years relating to environmental matters, and relating to Grizzly or any of the Grizzly Subsidiaries or their current or former properties or facilities to the extent such documents are in the possession, custody or control of Grizzly or any of the Grizzly Subsidiaries.

This Section 7.9 contains the sole and exclusive representations and warranties of Grizzly or Merger Sub with respect to environmental matters, including matters relating to Environmental Laws and Hazardous Materials.

Section 7.10 Tax Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Grizzly:

(a) (i) All Tax Returns required to be filed by Grizzly and the Grizzly Subsidiaries have been timely filed, (ii) all such Tax Returns are true, complete and correct in all respects, (iii) all Taxes shown as due and payable on such Tax Returns, and all Taxes (whether or not reflected on such Tax Returns) required to have been paid by Grizzly or any Grizzly Subsidiary, have been paid or appropriate reserves have been recorded in the books and records of Grizzly, (iv) all Taxes of Grizzly and the Grizzly Subsidiaries for any taxable period (or any portion thereof) beginning on or prior to the Closing Date (which are not yet due and payable) have been properly reserved for in the books and records of Grizzly, and (v) Grizzly and the Grizzly Subsidiaries have duly and timely withheld all Taxes required to be withheld and such withheld Taxes have been either duly and timely paid to the proper Taxing Authority or properly set aside in accounts for such purpose and will be duly and timely paid to the proper Taxing Authority.

(b) No written agreement or other written document waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any Taxes relating to Grizzly or any Grizzly Subsidiary has been filed or entered into with any Taxing Authority.

(c) (i) No audits or other administrative proceedings or proceedings before any Taxing Authority are presently pending with regard to any Taxes or Tax Return of Grizzly or any Grizzly Subsidiary, as to which any Taxing Authority has asserted in writing any claim, and (ii) no Taxing Authority is now asserting in writing any deficiency or claim for Taxes or any adjustment to Taxes with respect to which Grizzly or any Grizzly Subsidiary may be liable with respect to income or other Taxes which has not been fully paid or finally settled.

(d) Neither Grizzly nor any Grizzly Subsidiary (i) is a party to or bound by or has any obligation under any Tax indemnification, separation, sharing or similar agreement or arrangement, (ii) is or has been a member of any consolidated, combined, unitary or similar group for purposes of filing Tax Returns or paying Taxes (other than a group of which Grizzly is the common parent corporation), or (iii) has entered into a closing agreement pursuant to Section 7121 of the Code, or any predecessor provision or any similar provision of state or local Law.

(e) None of the assets of Grizzly or any of the Grizzly Subsidiaries is subject to any Tax Lien (other than Liens for Taxes that are Permitted Encumbrances).

(f) Neither Grizzly nor any Grizzly Subsidiary has agreed to make or is required to make any adjustment for a taxable period ending after the Effective Time under Section 481(a) of the Code or any similar provision of Tax Law in any other jurisdiction by reason of a change in accounting method or otherwise.

(g) Neither Grizzly nor any Grizzly Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (I) in the two (2) years prior to the date of this Agreement or (II) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the Merger.

(h) Neither Grizzly nor any of the Grizzly Subsidiaries has taken or agreed to take any action that is reasonably likely to (nor is any of them aware of any agreement, plan or other circumstance that would) prevent (i) the Contribution and Distribution, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a)(1)(D) of the Code or (ii) the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(i) Neither Grizzly nor any Grizzly Subsidiary has engaged in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4.

Section 7.11 Benefit Plans.

(a) Section 7.11(a) of the Grizzly Disclosure Letter lists as of the date hereof each material Grizzly Benefit Plan. “Grizzly Benefit Plan” means any employee benefit plan, program, policy, practice, or other arrangement providing benefits to any current or former employee, officer or director of Grizzly or any of its Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by Grizzly or any of its Subsidiaries or to which Grizzly or any of its Subsidiaries contributes or is obligated to contribute, whether or not written, including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement and any related trusts or other funding vehicles; provided, however, that “Grizzly Benefit Plan” shall not include any Multiemployer Pension Plan or any other plan, program or arrangement maintained by an entity other than Grizzly or one of its Subsidiaries pursuant to a collective bargaining agreement.

(b) (i) Each of the Grizzly Benefit Plans has been operated and administered in all material respects in accordance with applicable laws, including, but not limited to, ERISA, the Code and in each case the regulations thereunder; (ii) each of the Grizzly Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified, and there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan; (iii) neither Grizzly nor any of its ERISA Affiliates has incurred any material liability under Title IV or Section 302 of ERISA or under Section 412 of the Code that has not been satisfied in full and no condition exists that would reasonably be expected to result in Grizzly incurring any such material liability thereunder (other than liability to make minimum funding contributions and premium payments to the PBGC); (iv) no Grizzly Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of Grizzly or its Subsidiaries beyond their retirement or other termination of service, other than (A) coverage mandated by applicable law or (B) death benefits or retirement benefits under any “employee pension plan” (as such term is defined in Section 3(2) of ERISA); (v) neither Grizzly nor any of its ERISA Affiliates is obligated to contribute currently or has been obligated to contributed during the immediately preceding three years to any Multiemployer Pension Plan; (vi) no Grizzly Benefit Plan is a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA; (vii) all material contributions or other amounts payable by Grizzly or its Subsidiaries as of the Effective Time pursuant to each Grizzly Benefit Plan in respect of current or prior plan years have been timely paid or accrued in accordance with US GAAP; and (viii) there are no pending, threatened or anticipated material claims (other than routine claims for benefits) by, on behalf of or against any of Grizzly Benefit Plans or any trusts related thereto.

(c) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will (i) result in any material payment (including severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former director or any employee of Grizzly under any Grizzly Benefit Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Grizzly Benefit Plan or (iii) result in any acceleration of the time of payment, funding or vesting of any such benefits.

Section 7.12 Labor Matters. Section 7.12 of the Grizzly Disclosure Letter sets forth a list as of the date hereof of all collective bargaining agreements, contracts or other written agreements with a labor union or labor organization to which Grizzly or one of its Subsidiaries is a party as of the date hereof. Neither Grizzly nor any of its Subsidiaries is subject to a material labor dispute, strike or work stoppage. Neither Grizzly nor any of its Subsidiaries has any material obligation to inform or consult with any Grizzly employees or their representatives in respect of the transactions contemplated by the Transaction Agreements (including the Distribution). To the Knowledge of Grizzly, (a) (i) there are no material organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving Grizzly employees, and (ii) there is not and, since January 1, 2009 there has not been, any material union organizing effort pending or threatened against Grizzly or its Subsidiary; (b) there is no material unfair labor practice charge, complaint, labor dispute or labor arbitration proceeding (other than routine individual grievances) pending or, to the Knowledge of Grizzly, threatened against Grizzly or any of its Subsidiaries; and (c) there is no material slowdown or work stoppage threatened with respect to Grizzly employees. To the Knowledge of Grizzly, (a) there is no material employment-related complaint, lawsuit or administrative proceeding (other than ones raising solely individual allegations) pending or threatened against Grizzly or any of its Subsidiaries and (b) Grizzly and its Subsidiaries are in compliance in all material respects with all applicable Laws, respecting (i) employment and employment practices, (ii) terms and conditions of employment and wages and hours, (iii) collective bargaining and labor, (iv) layoffs, (v) immigration, (vi) affirmative action, (vii) unemployment and workers compensation, (viii) employee health and safety, and (ix) the payment of taxes and other withholdings. As of the date hereof, neither Grizzly nor any of its Subsidiaries has any material liabilities under the WARN Act that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Grizzly.

Section 7.13 Intellectual Property Matters.

(a) Section 7.13(a) of the Grizzly Disclosure Letter contains a complete and accurate list as of the date hereof of (i) all material patented or registered Intellectual Property Rights (and pending applications therefor) of Grizzly; (ii) all material unregistered trademarks and service marks, and domain name registrations of Grizzly; (iii) all computer software that is owned or that is licensed and used or held for use by Grizzly, except for commercially available over-the-counter “shrink wrap” software and open source software and software that is not material to Grizzly; and (iv) any other material licenses to Grizzly or a Grizzly Subsidiary of Intellectual Property Rights to which Grizzly or a Subsidiary of Grizzly has access as a result of any in-bound license. With respect to patents and applications therefor listed in Section 7.13(a)(i) of the Grizzly Disclosure Letter, in addition to the title thereof, Section 7.13(a)(i) of such letter lists the patent or application number, the filing and issue dates, and countries in which filed or issued. With respect to registered trademarks and service marks and pending applications therefor listed in Section 7.13(a)(ii) of the Grizzly Disclosure Letter, in addition to the mark, Section 7.13(a)(ii) of such letter lists the registration, application number, registration filing date, and countries in which registered or filed.

(b) Grizzly and the Grizzly Subsidiaries own and possess, free and clear of all Liens except Permitted Encumbrances, or will prior to the Effective Time have, all right, title and interest in and to, or have adequate licenses or other valid and enforceable rights to use, all

Intellectual Property Rights used or held for use in connection with Grizzly’s business as currently conducted (including in connection with services provided by Grizzly and the Grizzly Subsidiaries to third parties) (the “Grizzly IP Rights”), except where the failure to own or possess such items would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Grizzly.

(c) To the Knowledge of Grizzly, all patented or registered Intellectual Property Rights listed in Section 7.13(a) of the Grizzly Disclosure Letter are in full force and effect. Neither Grizzly nor any of the Grizzly Subsidiaries has received any written notice that remains unresolved that any such right is the subject of any interference, opposition, cancellation, nullity, re-examination or other proceeding placing in question its validity or scope, except where the lack of such force and effect and where any such interference, opposition, cancellation, nullity, re-examination or other proceeding would not, in any such case, reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Grizzly. To the Knowledge of Spinco, no Grizzly IP Rights consisting of trade secrets or other proprietary information have been improperly divulged or improperly appropriated either for the benefit of any Person other than Grizzly or a Grizzly Subsidiary or to the detriment of Grizzly or any Grizzly Subsidiary except where such disclosure or appropriation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Grizzly. No claim or allegation has been asserted or threatened in writing that remains unresolved that either challenges the validity, enforceability, ownership or use of any of the Grizzly IP Rights listed in Section 7.13(a) of the Burgundy Disclosure Letter or challenges the validity, enforceability, ownership or use of any other Grizzly IP Rights that would, in any such case, reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Grizzly.

(d) The conduct of Grizzly’s business as currently conducted does not infringe, misappropriate or otherwise conflict with any valid, enforceable Intellectual Property Right of any third party that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Grizzly. To the Knowledge of Grizzly, there are no infringements or misappropriations of, or other conflicts with, any Grizzly IP Rights that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Grizzly. To the Knowledge of Grizzly none of the Grizzly IP Rights listed on Section 7.13(a) of the Grizzly Disclosure Letter have been infringed, misappropriated or violated by other Persons where such infringement, misappropriation or violation has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Grizzly.

(e) Section 7.13(e) of the Grizzly Disclosure Letter identifies all material Grizzly IP that has been licensed to a third person. To the Knowledge of Grizzly, none of the counterparties to any license to the Grizzly IP Rights referenced in the preceding sentence is in breach of or in default under the terms of the same where such breach or default has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Grizzly.

(f) Section 7.13(f) of the Grizzly Disclosure Letter sets forth a list of licenses of Intellectual Property Rights in effect as of the date hereof pursuant to which Grizzly or any Grizzly Subsidiary either paid a one-time, lump-sum license fee in the past six (6) months or is scheduled to make annual aggregate royalty payments of $500,000 or more are referred to herein as “Grizzly Material IP Licenses.” To the Knowledge of Grizzly, none of Grizzly and the Grizzly Subsidiaries is in breach of or default under the terms of any Grizzly Material IP License where such breach or default has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Grizzly. To the Knowledge of Grizzly, no other party to any Grizzly Material IP License is in breach of or in default under the terms of any Grizzly Material IP Licenses where such breach or default has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Grizzly. Each Grizzly Material IP License is a valid and binding obligation of Grizzly or a Grizzly Subsidiary, and is in full force and effect, except insofar as (i) such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies, (ii) the failure to be a valid and binding obligation or to be enforceable would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Grizzly, (iii) such Grizzly Material IP License has previously expired in accordance with its terms, or (iv) such Grizzly Material IP License has been terminated in the ordinary course of business.

Section 7.14 Material Contracts.

(a) Section 7.14 of the Grizzly Disclosure Letter sets forth a list of all Grizzly Material Contracts in effect as of the date of this Agreement. For purposes of this Agreement, the term “Grizzly Material Contracts” means any of the following Contracts (other than this Agreement, each other Transaction Agreement, the documents relating to the financing transactions contemplated by this Agreement, and other than any Grizzly Benefit Plan), whether entered into prior to or after the date hereof, to which Grizzly or any Grizzly Subsidiary is a party:

(i) any non-competition agreements or other Contract that materially limits or will materially limit Grizzly or any of its Subsidiaries from competing or engaging in any business or geographic area;

(ii) any Contract with respect to any partnerships or joint ventures involving the sharing of profits or losses that is material to Grizzly and its Subsidiaries, taken as a whole;

(iii) any indenture, credit agreement or loan agreement pursuant to which Grizzly or any of its Subsidiaries has or will incur any indebtedness for borrowed money in excess of $1 million, other than between or among any of Grizzly and any of its Subsidiaries;

(iv) any Contract for the sale or acquisition (including by way of merger, purchase of equity or other business combination) of any operating business with respect to which Grizzly or any of its Subsidiaries still has remaining material obligations; and

(v) any Contract that provides for annual payments in excess of $10 million by or to Grizzly or any of its Subsidiaries.

(b) Neither Grizzly nor any Grizzly Subsidiary is in material breach of or material default under the terms of any Grizzly Material Contract. To the Knowledge of Grizzly, no other party to any Grizzly Material Contract is in material breach of or in material default under the terms of any Grizzly Material Contract. Each Grizzly Material Contract is a valid and binding obligation of Grizzly or any Grizzly Subsidiary which is a party thereto and is in full force and effect, except insofar as (i) such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies, (ii) the failure to be a valid and binding obligation or to be enforceable would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Grizzly, (iii) the Grizzly Material Contract has previously expired in accordance with its terms, or (iv) the Grizzly Material Contract has been terminated by Grizzly or its Subsidiaries in the ordinary course of business.

Section 7.15 Grizzly Real Property.

(a) Section 7.15(a) of the Grizzly Disclosure Letter sets forth as of the date hereof a description of all Grizzly Owned Real Property. With respect to such Grizzly Owned Real Property, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Grizzly: (i) except for Permitted Encumbrances, neither Grizzly nor any of the Grizzly Subsidiaries has leased or otherwise granted to any Person the right to use or occupy such Grizzly Owned Real Property or any material portion thereof; and (ii) other than the right of Grizzly pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Grizzly Owned Real Property or any material portion thereof or interest therein.

(b) Section 7.15(b) of the Grizzly Disclosure Letter sets forth as of the date hereof the address of all Grizzly Leased Real Property, and a true and complete list, in all material respects, as of the date hereof, of all Grizzly Leases for such properties for each such Grizzly Leased Real Property, in any such case, where annual payments under the applicable Grizzly Lease exceed $500,000 per year. Grizzly has made available to Burgundy a true and complete copy of each such Grizzly Lease document as of the date hereof, and in the case of any such Lease that is an oral Lease, a written summary of the material terms of such Lease. Except as set forth on Section 7.15(b) of the Grizzly Disclosure Letter, to Grizzly’s Knowledge, there are no material disputes with respect to such Grizzly Lease. With respect to each such Lease, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Grizzly: (i) none of Grizzly or the Grizzly Subsidiaries has subleased, licensed or otherwise granted any Person the right to use or occupy such Grizzly Leased Real Property or any material portion thereof; (ii) none of Grizzly or the Grizzly Subsidiaries has collaterally assigned or granted any other security interest in such Grizzly Lease or any material interest therein; and (iii) there are no Liens on the estate or interest created by such Grizzly Lease other than Permitted Encumbrances.

Section 7.16 Opinion of Grizzly Financial Advisor. Grizzly has received the written opinion (or oral opinion to be confirmed in writing) of Barclays Capital Inc. to the effect that, as of the date hereof, from a financial point of view, the Exchange Ratio is fair to Grizzly. Grizzly has received the written opinion (or oral opinion to be confirmed in writing) of Houlihan Lokey Financial Advisors, Inc. to the effect that, as of the date hereof, from a financial point of view, the Exchange Ratio is fair to Grizzly.

Section 7.17 Brokers or Finders. Other than any agent whose fees and expenses will be paid solely by Grizzly, and all obligations to which will be solely obligations of Grizzly, no agent, broker, investment banker, financial advisor or other similar Person is or will be entitled, by reason of any agreement, act or statement by Grizzly or any Grizzly Subsidiaries, directors, officers or employees, to any financial advisory, broker’s, finder’s or similar fee or commission, to reimbursement of expenses or to indemnification or contribution in connection with any of the transactions contemplated by this Agreement or each other Transaction Agreement.

Section 7.18 Certain Board Findings. The Grizzly Board, at a meeting duly called and held, (i) has determined that this Agreement and the transactions contemplated hereby, including the Merger, and the issuance of shares of Grizzly Common Stock pursuant to the Merger (and, to the extent applicable, the transactions contemplated by Schedule 8.3(e)), are advisable, fair to and in the best interests of Grizzly and the stockholders of Grizzly, (ii) has approved this Agreement and the transactions contemplated hereby, including the Merger (and, to the extent applicable, the transactions contemplated by Schedule 8.3(e)), and (iii) has resolved to recommend that the stockholders of Grizzly entitled to vote thereon vote in favor of the approval of the issuance of shares of Grizzly Common Stock pursuant to the Merger at the Grizzly Stockholders Meeting (and, to the extent applicable, the transactions contemplated by Schedule 8.3(e)) (the “Grizzly Recommendation”).

Section 7.19 Vote Required. The only vote of the stockholders of Grizzly required under any of the DGCL, the NYSE rules or the Grizzly Charter for the transactions contemplated by this Agreement, including issuance of the Grizzly Common Stock issuable in the Merger, is, subject to the provisions of Schedule 8.3(e), the affirmative vote of the holders of a majority in interest of the stockholders of Grizzly present or by proxy and entitled to vote at the Grizzly Stockholders Meeting (sometimes referred to herein as the “Grizzly Stockholder Approval”).

Section 7.20 Spinco Common Stock. Grizzly does not own (directly or indirectly, beneficially or of record) nor is it a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of Spinco (other than as contemplated by this Agreement) or Burgundy. Assuming the accuracy of the representations set forth in Section 6.20, the limitations on business combinations contained in Section 203 of the DGCL are inapplicable to the Merger and the other transactions contemplated hereby.

Section 7.21 Human Health and Safety. Grizzly and the Grizzly Subsidiaries are, and since January 1, 2010, have been, in compliance with all applicable Laws relating to the protection of human health and safety (including workplace health and safety), except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Grizzly.

Section 7.22 Contemplated Spinco Financing. Pursuant to the Spinco Commitment Letter and the fee letters attached thereto (together, the “Spinco Related Letter”), the lenders party thereto have committed, subject to the terms and conditions set forth therein, to lend the amounts set forth therein for the purpose of financing the Special Below Basis Cash Distribution (the “Spinco Financing”). The Spinco Commitment Letter and the Spinco Related Letter, a true and fully executed copy of each of which have been provided to Burgundy, have not been amended or modified on or prior to the date of this Agreement, and as of the date of this Agreement the commitments contained in the Spinco Commitment Letter and the Spinco Related Letter

have not been withdrawn or rescinded in any respect. As of the date hereof, there are no side letters or Contracts to which Grizzly or Merger Sub is a party related to the funding of the Spinco Financing that could reasonably be expected to adversely affect the availability of the Spinco Financing. Grizzly or Merger Sub has fully paid any and all commitment fees or other fees in connection with the Spinco Commitment Letter and the Spinco Related Letter that are payable on or prior to the date hereof, and as of the date hereof the Spinco Commitment Letter and the Spinco Related Letter are in full force and effect and are the legal, valid and binding enforceable obligations of Grizzly and Merger Sub, as the case may be, and, to the Knowledge of Grizzly and Merger Sub, each of the parties thereto. There are no conditions precedent or other contingencies related to the funding of the full amount of the Spinco Financing, other than as expressly set forth in the Spinco Commitment Letter. As of the date hereof, subject to the accuracy of the representations and warranties of Burgundy set forth in Article V and Article VI, no event has occurred, which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Grizzly or Merger Sub or, to the Knowledge of Grizzly or Merger Sub, any other party thereto under the Spinco Commitment Letter or Spinco Related Letter.

Section 7.23 Grizzly Rights Agreement. As of the date of this Agreement, there is no shareholder rights plan, “poison pill,” anti-takeover plan or other similar device in effect, to which Grizzly or any of its Subsidiaries is a party or otherwise bound. The transactions contemplated by this Agreement are and, as of the Closing, will be exempt from any such shareholder rights plan, “poison pill,” anti-takeover plan or other similar device adopted prior to the Closing to which Grizzly or any of its Subsidiaries is a party or otherwise bound.

Section 7.24 No Other Representations. Except for the representations and warranties of Grizzly and Merger Sub expressly set forth in this Agreement or any other Transaction Agreement, neither Grizzly nor any of its Subsidiaries nor any other Person acting on behalf of Grizzly or any of its Subsidiaries makes any representation or warranty, express or implied. Without limiting the generality of the foregoing, Burgundy and Spinco each acknowledge that no representations or warranties are made with respect to any projections, forecasts, estimates or budgets with respect to Grizzly and the Grizzly Subsidiaries that may have been made available to Burgundy, Spinco or any of their Representatives.

ARTICLE VIII

COVENANTS AND AGREEMENTS

Section 8.1 Conduct of Business by Grizzly and Merger Sub Pending the Merger. Following the date of this Agreement and prior to the earlier of the Effective Time and the Termination Date, except (i) as required by Law, (ii) as may be consented to in writing by Burgundy (which consent shall not be unreasonably withheld, conditioned or delayed), (iii) as expressly permitted or contemplated by this Agreement or the other Transaction Agreements or (iv) as set forth in Section 8.1 of the Grizzly Disclosure Letter, Grizzly covenants and agrees that each of Grizzly and the Grizzly Subsidiaries shall conduct its operations in accordance with its ordinary course of business, consistent with past practice, and shall use commercially reasonable efforts to conduct its operations in compliance with all Laws applicable to it or to the conduct of its business and to maintain its present business organization, maintain rights and franchises, keep available the services of its current officers and key employees and maintain its relationships with key customers and key suppliers; provided, however, that no action by Grizzly or any of the Grizzly Subsidiaries with respect to matters specifically addressed by any other provisions of this Section 8.1 shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision. Following the date of this Agreement and prior to the earlier of the Effective Time and the Termination Date (and notwithstanding the immediately preceding sentence), except (i) as may be required by Law, (ii) as may be consented to in writing by Burgundy (which consent shall not be unreasonably withheld, conditioned or delayed), (iii) as may be expressly permitted or contemplated by this Agreement or the other Transaction Agreements, or (iv) as set forth in Section 8.1 of the Grizzly Disclosure Letter, Grizzly shall not, nor shall it permit any of the Grizzly Subsidiaries to:

(a) (i) declare or pay any dividends on or make other distributions in respect of any shares of its capital stock (whether in cash, securities or property), except for the declaration and payment of (A) regular quarterly cash dividends not in excess of $0.08 per share of Grizzly Common Stock and (B) cash dividends or distributions paid on or with respect to a class of capital stock all of which shares of capital stock of the applicable corporation are owned directly or indirectly by Grizzly; (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock; or (iii) redeem, repurchase or otherwise acquire, or permit any Grizzly Subsidiary to redeem, repurchase or otherwise acquire, any shares of its capital stock (including any securities convertible or exchangeable into such capital stock), except as required by the terms of the securities of Grizzly outstanding on the date hereof or any securities of Grizzly issued after the date hereof not in violation of this Agreement or as required by the terms of a Grizzly Benefit Plan or any awards thereunder outstanding on the date hereof or granted thereunder after the date hereof in accordance with this Agreement;

(b) issue, deliver or sell, or authorize any shares of its capital stock of any class, any Grizzly Voting Debt or any securities convertible into, or any rights, warrants or options to acquire, any such shares, Grizzly Voting Debt or convertible securities, other than (i) the issuance of shares of Grizzly Common Stock upon the exercise of stock options or the vesting of restricted stock units that are outstanding on the date hereof pursuant to the Grizzly Benefit Plans; (ii) issuances by a wholly-owned Subsidiary of Grizzly of its capital stock to such Subsidiary’s parent or another wholly-owned Subsidiary of Grizzly; and (iii) the granting of stock options or the granting of restricted stock units with respect to up to 500,000 shares of Grizzly Common Stock in the ordinary course of business, consistent with Grizzly’s past practices;

(c) amend the Grizzly Charter;

(d) acquire or agree to acquire by merger or consolidation, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, limited liability entity, joint venture, association or other business organization or division thereof or otherwise acquire or agree to acquire any material assets (excluding the acquisition of assets used in the operations of the business of Grizzly and the Grizzly Subsidiaries in the ordinary course consistent with past practice, which assets do not constitute a business unit, division or all or substantially all of the assets of the transferor), in any such case, if such acquisition would reasonably be expected to, individually or in the aggregate, prevent or materially delay satisfaction of any of the conditions to the Merger set forth in Article IX;

(e) except in the ordinary course of business, consistent with past practice or as set forth in Section 8.1(e) of the Grizzly Disclosure Letter, sell, lease, license or otherwise encumber or subject to any Lien or otherwise dispose of, or agree to sell, lease, license or otherwise encumber or subject to any Lien or otherwise dispose of, any of its assets (including capital stock of the Grizzly Subsidiaries), except, in each case, sales, leases, licenses, encumbrances or other dispositions or Liens involving inventory and obsolete equipment, in the ordinary course of business consistent with past practice, or other dispositions of assets not in an amount exceeding $20 million in the aggregate;

(f) incur any indebtedness or guarantee or otherwise become contingently liable for any indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of Grizzly or any of the Grizzly Subsidiaries or guarantee any debt securities of others or enter into any material Lease (whether such Lease is an operating or capital Lease) or enter into any interest rate hedge, other than Liabilities incurred (i) under the Grizzly Existing Revolving Credit Agreement in an amount not to exceed $300 million and (ii) in the ordinary course of business consistent with past practice and not exceeding $20 million in the aggregate;

(g) (i) grant any material increases in the compensation of any of its directors, officers or employees, except in the ordinary course of business consistent with past practice; (ii) pay or agree to pay to any director, officer or employee, whether past or present, any pension, retirement allowance or other employee benefit not required or contemplated by any of the existing benefit, severance, termination, pension or employment plans, contracts or arrangements as in effect on the date hereof, except for the right to receive certain retention and bonus payments that are related to the transactions contemplated by this Agreement that Grizzly may agree to pay and pay to select executives and other employees, which will in no event exceed $10 million in the aggregate; (iii) except in the ordinary course of business consistent with past practice, enter into any new, or materially amend any existing, employment or severance or termination, contract with any director, officer or employee; (iv) accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation; or (v) become obligated under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, severance plan, benefit arrangement or similar plan or arrangement that was not in existence on the date hereof, or amend any such plan or arrangement in existence on the date hereof if such amendment would have the effect of materially enhancing any benefits thereunder;

(h) establish, adopt, enter into, terminate or amend any collective bargaining agreement, plan, trust, fund, policy or arrangement with a labor union, labor organization or works council for the benefit of any current or former directors, officers, employees or any of their beneficiaries, except, in each case, (i) as is necessary to comply with applicable Law or (ii) as would not result in a material increase in the cost of maintaining such collective bargaining agreement, plan, trust, fund, policy or arrangement;

(i) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of Grizzly or any of the Grizzly Subsidiaries;

(j) except as required by Law, make any material change in its methods of accounting in effect at the Interim Balance Sheet Date or change its fiscal year;

(k) make, change or revoke any material Tax election or settle, compromise or abandon any material Tax liability, other than in the ordinary course of business, consistent with past practice;

(l) except in the ordinary course of business, consistent with past practice, settle or compromise any actions, suits, arbitrations or proceedings (including any employee grievances) or pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except (i) the payment, discharge or satisfaction (which includes the payment of final and unappealable judgments) of any such claims, liabilities or obligations in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of Grizzly included in Grizzly’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 or (ii) settlement or compromise of litigation if it does not involve a grant of injunctive relief against Grizzly or any of the Grizzly Subsidiaries and any amount paid by Grizzly or any Grizzly Subsidiary to the other party (including as reimbursement of legal fees and expenses) does not exceed $5 million;

(m) enter into any joint venture, partnership or other similar business arrangement for the production of chlorine or caustic soda; or build or establish a plant for the production of chlorine or caustic soda;

(n) enter into or amend any agreement or arrangement with any Affiliate of Grizzly or any Grizzly Subsidiary, other than with wholly owned Grizzly Subsidiaries, on terms less favorable to Grizzly or such Grizzly Subsidiary, as the case may be, than could be reasonably expected to have been obtained with an unaffiliated third party on an arm’s-length basis;

(o) except in the ordinary course of business, or as required by Law, terminate or fail to use commercially reasonable efforts to renew any Grizzly Material Contract to which Grizzly or any of the Grizzly Subsidiaries is a party or modify, amend waive, release or assign any material rights or claims thereunder or enter into any Grizzly Material Contract not in the ordinary course of business consistent with past practice; or

(p) agree or commit to do any of the foregoing actions.

Section 8.2 Conduct of Business by Spinco and Burgundy Pending the Merger. Following the date of this Agreement and prior to the earlier of the Effective Time and the Termination Date, except (i) as required by Law, (ii) as may be consented to in writing by Grizzly (which consent shall not be unreasonably withheld, conditioned or delayed), (iii) as may be expressly permitted or contemplated by this Agreement or the other Transaction Agreements (including any schedules thereto) (including any restructurings or reorganizations necessary for the transactions contemplated hereby or thereby), or (iv) as set forth in Section 8.2 of the Burgundy Disclosure Letter, Burgundy and Spinco jointly and severally covenant and agree that each of the Eagle Entities will conduct the Eagle Business in accordance with its ordinary course of business, consistent with past practice, and shall use commercially reasonable efforts to conduct its operations in compliance with all Laws applicable to it or to the conduct of its business and to maintain its present business organization, maintain rights and franchises, keep available the services of its current officers and key employees and maintain its relationships with key customers and key suppliers; provided, however, that no action by Burgundy, any of the Burgundy Subsidiaries, Spinco or any of the Spinco Subsidiaries with respect to matters specifically addressed by any other provisions of this Section 8.2 shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision. Following the date of this Agreement and prior to the earlier of the Effective Time and the Termination Date (and notwithstanding the immediately preceding sentence), except (i) as may be required by Law, (ii) as may be consented to in writing by Grizzly (which consent shall not, other than with respect to the matters in clauses (g) and (h) of this Section 8.2, as to which Grizzly may grant or withhold its consent in its sole discretion, be unreasonably withheld, conditioned or delayed), (iii) as may be expressly permitted or contemplated by this Agreement or the other Transaction Agreements (including any schedules thereto) (including any restructurings or reorganizations necessary for the transactions contemplated hereby or thereby), or (iv) as set forth in Section 8.2 of the Burgundy Disclosure Letter, none of the Eagle Entities will, and Burgundy will cause all of the Eagle Entities not to:

(a) (i) split, combine or reclassify any of the capital stock of any member of the Spinco Group or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of the capital stock of any member of the Spinco Group; or (ii) redeem, repurchase or otherwise acquire, or permit any Subsidiary to redeem, repurchase or otherwise acquire, any shares of the capital stock (including any securities convertible or exchangeable into such capital stock) of any member of the Spinco Group, except as required by the terms of the securities outstanding on the date hereof or any securities issued after the date hereof not in violation of this Agreement or as required by any Spinco Benefit Plan or any awards thereunder outstanding on the date hereof or granted thereunder after the date hereof in accordance with this Agreement;

(b) issue, deliver or sell, or authorize any shares of capital stock of any member of the Spinco Group of any class, any Spinco Voting Debt or any securities convertible into, or any rights, warrants or options to acquire, any such shares, Spinco Voting Debt or convertible securities including additional options or other equity-based awards that could be converted into any option to acquire Spinco Common Stock, other than issuances by a wholly owned Subsidiary of Spinco of its capital stock to such Subsidiary’s parent or another wholly owned Subsidiary of Spinco;

(c) amend the certificate of incorporation or bylaws (or other similar organizational documents) of any member of the Spinco Group, other than an amendment to the certificate of incorporation of Spinco to increase the number of authorized shares of Spinco Common Stock in connection with the Distribution;

(d) acquire or agree to acquire by merger or consolidation, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, limited liability entity, joint venture, association or other business organization or division thereof, in each case, that would be a Spinco Asset pursuant to the Separation Agreement; or otherwise acquire or agree to acquire any material assets that would be a Spinco Asset pursuant to the Separation Agreement (excluding the acquisition of assets used in the operations of the business of Spinco and the Spinco Subsidiaries in the ordinary course consistent with past practice, which assets do not constitute a business unit, division or all or substantially all of the assets of the transferor);

(e) except in the ordinary course of business, consistent with past practice, sell, lease, license or otherwise encumber or subject to any Lien or otherwise dispose of, or agree to sell, lease, license or otherwise encumber or subject to any Lien or otherwise dispose of, any of its assets (including capital stock of Spinco Subsidiaries), except, in each case, sales, leases, licenses, encumbrances or other dispositions or Liens involving inventory and obsolete equipment, in the ordinary course of business consistent with past practice, or other dispositions of assets not in an amount exceeding $2 million in the aggregate;

(f) incur any indebtedness or guarantee or otherwise become contingently liable for any indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of any member of the Spinco Group or guarantee any debt securities of others or enter into any material Lease (whether such Lease is an operating or capital Lease) or enter into any interest rate hedge, other than Liabilities that would not be included in the Spinco Liabilities or Liabilities incurred in the ordinary course of business consistent with past practice, or other Liabilities not exceeding $500,000 in the aggregate;

(g) (i) grant any material increases in the compensation of any Spinco Employee, except in the ordinary course of business consistent with past practice; (ii) pay or agree to pay to any Spinco Employee, any pension, retirement allowance or other employee benefit not required or contemplated by any of the existing benefit, severance, termination, pension or employment plans, contracts or arrangements as in effect on the date hereof, except for the right to receive the retention and bonus payments for select Spinco Employees set forth in Article VIII of the Employee Matters Agreement; (iii) except in the ordinary course of business consistent with past practice, enter into any new, or materially amend any existing, employment or severance or termination, contract with any Spinco Employee; or (iv) except in connection with an action that applies uniformly to all similarly situated employees of Burgundy and the Burgundy Subsidiaries and that is not exclusive to the Spinco Employees, become obligated with respect to any Spinco Employee under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, severance plan, benefit arrangement or similar plan or arrangement that was not in existence on the date hereof, or amend any such plan or arrangement in existence on the date hereof if such amendment would have the effect of materially enhancing any benefits thereunder;

(h) establish, adopt, enter into, terminate or amend any collective bargaining agreement, plan, trust, fund, policy or arrangement with a labor union, labor organization or works council for the benefit of any Spinco Employees or any of their beneficiaries, except, in each case, (i) as contemplated by the Employee Matters Agreement; (ii) as is necessary to comply with applicable Law; (iii) as would not result in a material increase in the cost of maintaining such collective bargaining agreement, plan, trust, fund, policy or arrangement; (iv) in connection with an action that applies uniformly to all similarly situated employees of Burgundy and its Subsidiaries and that is not exclusive to the Spinco Employees; or (v) as set forth in Section 8.2(h) of the Burgundy Disclosure Letter;

(i) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of Spinco;

(j) except as required by Law, make any material change in its methods of accounting in effect at the Interim Balance Sheet Date or change its fiscal year, to the extent it relates solely to the Eagle Business;

(k) make, change or revoke any material Tax election in respect of the Eagle Business that would bind Spinco or a Spinco Subsidiary for periods following the Effective Time or settle, compromise or abandon any material Tax liability for which Spinco or a Spinco Subsidiary would be responsible under the Tax Matters Agreement, in each case other than in the ordinary course of business, consistent with past practice;

(l) except in the ordinary course of business, consistent with past practice, settle or compromise any actions, suits, arbitrations or proceedings (including any employee grievances) or pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except (i) the payment, discharge or satisfaction (which includes the payment of final and unappealable judgments) of any such claims, liabilities or obligations in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the Spinco Financial Statements, or incurred in the ordinary course of business since the date of such financial statements), or (ii) settlement or compromise of litigation if it does not involve a grant of injunctive relief against the Eagle Entities and the amount paid to the other parties (including as reimbursement of legal fees and expenses) in respect of all such settlements and compromises of litigation does not exceed $2,000,000 in the aggregate;

(m) enter into or amend any agreement or arrangement that will be a Spinco Contract as of the Closing with any Affiliate of Burgundy or any Burgundy Subsidiary (other than Spinco or a Spinco Subsidiary);

(n) except in the ordinary course of business, or as required by Law, terminate or fail to use commercially reasonable efforts to renew any Spinco Material Contract, or any Contract that provides for annual payments in excess of $2 million by or to any member of the Spinco Group, or modify, amend, waive, release or assign any material rights or claims under any such Contract or any Spinco Material Contract, or enter into any Spinco Material Contract or any Contract that provides for annual payments in excess of $2 million by or to any member of the Spinco Group, in any such case, not in the ordinary course of business consistent with past practice;

(o) issue to Current Spinco Employees any additional Burgundy Options or Burgundy PSU Awards that would be subject to Section 3.4 of this Agreement, or modify or waive the terms of any outstanding Burgundy Options or Burgundy PSU Awards that are subject to Section 3.4 of this Agreement, or modify or waive the terms of any Burgundy Stock Plan as applied to any outstanding Burgundy Options or Burgundy PSU Awards that are subject to Section 3.4 of this Agreement;

(p) fail to make an amount of capital expenditures for the Eagle Business set forth in Section 8.2(p) of the Burgundy Disclosure Letter; or

(q) agree or commit to do any of the foregoing actions.

Section 8.3 Tax Matters.

(a) Certain Tax Efforts. Prior to the Effective Time, and from time to time, each of Burgundy, Spinco and Grizzly agrees to use its reasonable best efforts to (i) cause the Contribution and Distribution, taken together, to qualify as a “reorganization” within the meaning of Section 368(a)(1)(D) of the Code; (ii) cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code; and (iii) facilitate the issuance of the Private Letter Ruling (including the IRS D Reorganization Ruling and the IRS Debt Exchange Ruling), including by (x) in the case of Burgundy, modifying or terminating the Burgundy Commitment Letter and (y) in the case of Grizzly, consenting to such changes to the Burgundy Commitment Letter, in each case as may be reasonably necessary or appropriate to facilitate the issuance of the IRS Debt Exchange Ruling. In the event that, as a result of any modification or termination effected as a result of this Section 8.3, the Burgundy Commitment Letter no longer provides for the exchange of Spinco Exchange Debt in full satisfaction of the Burgundy Debt (the “Trigger Event”), Grizzly shall use its reasonable best efforts to arrange and obtain a bridge facility from the lenders under the Burgundy Financing for the purpose of financing the Special Above Basis Debt/Cash Distribution as promptly as practicable following the occurrence of the Trigger Event, including using reasonable best efforts to enter into definitive agreements with respect thereto.

(b) IRS Ruling.

(i) Burgundy has submitted to the IRS a request (the “Ruling Request”) for the IRS D Reorganization Ruling, the IRS Debt Exchange Ruling and certain related rulings. Burgundy in consultation with Grizzly, shall prepare and submit to the IRS supplemental materials relating thereto that Burgundy determines are necessary or appropriate to obtain the requested rulings from the IRS (each, an “IRS Submission”). As soon as reasonably practicable after the date of this Agreement, Burgundy shall submit one or more such IRS Submissions that include, but need not be limited to, the modifications described in Schedule 8.3(b)(i) of this Agreement (the “Specified Submissions”). Burgundy shall provide Grizzly with a reasonable opportunity to review and comment on each material IRS Submission prior to the filing of such IRS Submission with the IRS and Burgundy shall, in good faith, consider any comments provided by Grizzly on each such material IRS Submission; provided that Burgundy may redact from any IRS Submission any information (“Redactable Information”) that (x) Burgundy, in its good faith judgment, considers to be confidential and not germane to Grizzly’s or Spinco’s obligations under this Agreement or any of the other Transaction Agreements, and (y) is not a part of any other publicly available information, including any non-confidential filing. No IRS Submission (including, without limitation, the Specified Submissions) shall be filed with the IRS unless, prior to such filing, Grizzly shall have agreed (which agreement will not be withheld unreasonably, conditioned or delayed) as to the contents of such IRS Submission, to the extent that such contents include statements or representations that Grizzly reasonably and in good faith determines will have a material effect on Grizzly or any of its Affiliates (including Spinco or the Spinco Subsidiaries for periods after the Effective Time) (it being agreed and understood that Grizzly has consented to the statements and representations in the Ruling Request). Burgundy shall provide Grizzly with copies of each IRS Submission as filed with the IRS promptly following the filing thereof, provided that Burgundy may redact any Redactable Information from the IRS Submission.

(ii) Subject to Schedule 8.3(b)(ii), Burgundy shall use its reasonable best efforts to notify Grizzly and Grizzly’s representatives of any substantive communications with the IRS regarding any material issue arising with respect to the Ruling Request, including, without limitation, the Specified Submission, and to give Grizzly (or Grizzly’s representatives) a reasonable opportunity to participate in any meetings or conferences with IRS personnel regarding such material issue, whether telephonically, in person or otherwise. Solely for the avoidance of doubt, nothing in this Section 8.3(b)(ii) shall provide grounds for Spinco or Grizzly to alter any obligation or limitation imposed upon it under this Agreement.

(c) Distribution Tax Opinion. Each of Burgundy, Spinco and Grizzly agrees to use its reasonable best efforts to obtain the Distribution Tax Opinion. The Distribution Tax Opinion shall be based upon the Ruling Request, the IRS Submissions and the Private Letter Ruling (including the IRS D Reorganization Ruling and the IRS Debt Exchange Ruling) and customary representations and covenants, including those contained in certificates of Burgundy, Spinco, Grizzly and others, reasonably satisfactory in form and substance to Burgundy Tax Counsel (such representations and covenants, the “Distribution Tax Representations”). Each of Burgundy, Spinco and Grizzly shall deliver to Burgundy Tax Counsel for purposes of the Distribution Tax Opinion customary Distribution Tax Representations, reasonably satisfactory in form and substance to Burgundy Tax Counsel.

(d) Merger Tax Opinions. Burgundy and Spinco, on the one hand, and Grizzly, on the other hand, shall cooperate with each other in obtaining, and shall use their respective reasonable best efforts to obtain, a written opinion of Burgundy Tax Counsel, in the case of Burgundy and Spinco, and Jones Day, in the case of Grizzly (“Grizzly Tax Counsel”), in form and substance reasonably satisfactory to Burgundy and Grizzly, respectively (each such opinion, a “Merger Tax Opinion”), dated as of the Effective Time, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code. Each of Grizzly, Burgundy and Spinco shall deliver to Grizzly Tax Counsel and Burgundy Tax Counsel for purposes of the Merger Tax Opinions customary representations and covenants, including those contained in certificates of Grizzly, Burgundy, Spinco and others, reasonably satisfactory in form and substance to Grizzly Tax Counsel and Burgundy Tax Counsel.

(e) Canadian Tax Matters.

(i) Each of Burgundy and Grizzly, together with Burgundy Tax Counsel, Grizzly Tax Counsel, and their other respective advisors as determined by each, shall consult with each other in good faith, and shall consult together with and seek a ruling (the “CRA Ruling Request”) from the Canadian Revenue Agency (“CRA”) substantially to the effect that the “Canadian Butterfly” transactions described in the Ruling Request (the “Canadian Butterfly Transaction”) will qualify as a tax-free transaction for Canadian income tax purposes under the potential transaction structures contemplated by Burgundy and Grizzly and in accordance with Schedule 8.3(e).

(ii) Burgundy shall (A) notify Grizzly and Grizzly’s representatives of any substantive communications with the CRA regarding the effect of the Merger on the intended tax-free treatment of the Canadian Butterfly Transaction for Canadian income tax purposes, give Grizzly (or Grizzly’s representatives) a reasonable opportunity to participate in any scheduled meetings or conferences with CRA personnel regarding the effect of the Merger on the intended tax-free treatment of the Canadian Butterfly Transaction, whether telephonically, in person or otherwise, and use reasonable best efforts to schedule or re-schedule any meetings or conferences with the CRA personnel regarding the effect of the Merger on the intended tax-free treatment of the Canadian Butterfly Transaction; and (B) use its reasonable best efforts to notify Grizzly and Grizzly’s representatives of any substantive communications with the CRA regarding any material issue arising with respect to the CRA Ruling Request and to give Grizzly (or Grizzly’s representatives) a reasonable opportunity to participate in any meetings or conferences with CRA personnel regarding such material issue, whether telephonically, in person or otherwise. Solely for the avoidance of doubt, nothing in this Section 8.3(e)(ii) shall provide grounds for Spinco or Grizzly to alter any obligation or limitation imposed upon it under this Agreement.

Section 8.4 Proxy Statement/Prospectus.

(a) As promptly as reasonably practicable following the date hereof, Grizzly, Burgundy and Spinco shall prepare, and Grizzly shall file with the SEC, the Registration Statement, including the Proxy Statement/Prospectus with respect to the transactions contemplated by this Agreement, and Grizzly shall use its reasonable best efforts to have such Proxy Statement/Prospectus cleared by the SEC under the Exchange Act and the Registration Statement declared effective by the SEC under the Securities Act, as promptly as reasonably practicable after such filings or at such other time as Burgundy, Spinco and Grizzly may agree. The Registration Statement and the Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder.

(b) As promptly as reasonably practicable following the date hereof (in the event Burgundy elects to complete the Distribution by way of an Exchange Offer (followed by a Clean-Up Spin-Off)) or following the mailing of the Proxy Statement/Prospectus (in the event Burgundy elects to complete the Distribution by way of a One-Step Spin-Off), in each case if required under the Securities Act and/or Exchange Act (or otherwise required by the SEC), Grizzly, Burgundy and Spinco shall prepare, and Spinco shall file with the SEC, the Spinco Registration Statement and Spinco shall use its reasonable best efforts to have such Spinco Registration Statement declared effective by the SEC under the Securities Act, as promptly as practicable after such filings or at such other time as Burgundy, Spinco and Grizzly may agree. The Spinco Registration Statement will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations of the SEC thereunder.

(c) As promptly as practicable after the date on which the SEC shall clear (whether orally or in writing) the Proxy Statement/Prospectus and, if required by the SEC as a condition to the mailing of the Proxy Statement/Prospectus, the date on which the Registration Statement shall have been declared effective, Grizzly shall mail, or cause to be mailed, the Proxy Statement/Prospectus to its stockholders.

(d) In the event Burgundy elects to complete the Distribution by way of an Exchange Offer (followed by a Clean-Up Spin-Off), as promptly as practicable after the date the Spinco Registration Statement has been declared effective, and to the extent such filings are required by applicable law, Grizzly, Burgundy and Spinco shall prepare and Burgundy will file with the SEC a Schedule TO (the “Schedule TO”).

(e) Grizzly shall, as promptly as practicable after receipt thereof, provide to Burgundy copies of any written comments and advise Burgundy of any oral comments with respect to the Proxy Statement/Prospectus and the Registration Statement received from the SEC. Burgundy shall, as promptly as practicable after receipt thereof, provide to Grizzly copies of any written comments and advise Grizzly of any oral comments with respect to the Spinco Registration Statement received from the SEC.

(f) Grizzly shall provide Burgundy with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement/Prospectus or Registration Statement (which comments shall be reasonably considered by Grizzly) prior to filing the same with the SEC, and with a copy of all such filings made with the SEC. Grizzly will advise Burgundy promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Grizzly Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy Statement/Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

(g) Burgundy shall provide Grizzly with a reasonable opportunity to review and comment on any amendment or supplement to the Spinco Registration Statement or the Schedule TO (which comments shall be reasonably considered by Burgundy) prior to filing the same with the SEC, and with a copy of all such filings made with the SEC. Burgundy will advise Grizzly promptly after it receives notice thereof, of the time when the Spinco Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Spinco Common Stock issuable in connection with the Distribution for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Spinco Registration Statement or the Schedule TO or comments thereon and responses thereto or requests by the SEC for additional information.

(h) If, at any time prior to the Effective Time, any event or circumstance should occur that results in the Proxy Statement/Prospectus, the Registration Statement, the Spinco Registration Statement or the Schedule TO containing an untrue statement of a material fact or omitting to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or that otherwise should be described in an amendment or supplement to the Proxy Statement/Prospectus, the Registration Statement, the Spinco Registration Statement or the Schedule TO, Burgundy, Spinco and Grizzly shall promptly notify each other of the occurrence of such event and then promptly prepare, file and clear with the SEC and mail, or cause to be mailed, to Grizzly’s stockholders each such amendment or supplement.

(i) Burgundy and Spinco agree to promptly provide Grizzly with the information concerning Burgundy and Spinco and their respective Affiliates required to be included in the Proxy Statement/Prospectus and the Registration Statement. In furtherance of the foregoing, Burgundy and Spinco shall use all reasonable best efforts to, or shall use all reasonable best efforts to cause their respective representatives to, furnish promptly to Grizzly such additional financial and operating data and other information, as to their and their respective Subsidiaries’ businesses as Grizzly may require in connection with the preparation of the Proxy Statement/Prospectus and the Registration Statement.

(j) Grizzly agrees to promptly provide Burgundy and Spinco with the information concerning Grizzly and its Affiliates required to be included in the Spinco Registration Statement and the Schedule TO. In furtherance of the foregoing, Grizzly shall use all reasonable best efforts to, or shall use all reasonable best efforts to cause its representatives to, furnish promptly to Burgundy and Spinco such additional financial and operating data and other information, as to it and its Subsidiaries’ businesses as Burgundy and Spinco may require in connection with the preparation of the Spinco Registration Statement and the Schedule TO.

Section 8.5 Stockholders Meeting.

(a) As promptly as practicable following the date on which the SEC shall clear (whether orally or in writing) the Proxy Statement/Prospectus and, if required by the SEC as a condition to the mailing of the Proxy Statement/Prospectus, the Registration Statement shall have been declared effective, Grizzly shall call a meeting of its stockholders (the “Grizzly Stockholders Meeting”) to be held as promptly as practicable for the purpose of voting upon (i) the issuance of shares of Grizzly Common Stock pursuant to the Merger and (ii) related matters (including, to the extent applicable, the transactions contemplated by Schedule 8.3(e)). This Agreement shall be submitted to the stockholders of Grizzly at such meeting for the purpose of obtaining the approval by the stockholders of Grizzly of the issuance of shares of Grizzly Common Stock pursuant to the Merger (and, to the extent applicable, the transactions contemplated by Schedule 8.3(e)). Grizzly shall deliver, or cause to be delivered, to Grizzly’s stockholders the Proxy Statement/Prospectus in definitive form in connection with the Grizzly Stockholders Meeting at the time and in the manner provided by the applicable provisions of the DGCL, the Exchange Act and the Grizzly Charter and Grizzly Bylaws and shall conduct the Grizzly Stockholders Meeting and the solicitation of proxies in connection therewith in compliance with such statutes, the Grizzly Charter and Grizzly Bylaws.

(b) Subject to the provisions of this Agreement, the Proxy Statement/Prospectus shall include the Grizzly Recommendation and Grizzly shall use its reasonable best efforts to obtain the Grizzly Stockholder Approval; provided, however, that if the Grizzly Board effects a Change in Recommendation, Grizzly may cease to use such efforts; provided, further, that in such event, Grizzly shall nevertheless call the Grizzly Stockholders Meeting for the purposes of voting on the matters set forth in Section 8.5(a) and submit such matters to the vote of the Grizzly Stockholders.

Section 8.6 Listing. As promptly as practicable following the date hereof, Grizzly shall make application to the NYSE for the listing of the shares of Grizzly Common Stock to be issued pursuant to the transactions contemplated by this Agreement and use all reasonable best efforts to cause such shares to be Approved for Listing.

Section 8.7 Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing or causing to be done, all things necessary, proper or advisable under this Agreement and applicable Laws to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable after the date hereof, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings and Tax ruling requests and to obtain as promptly as practicable all Grizzly Approvals and Burgundy Approvals and all other consents, waivers, licenses, orders, registrations, approvals, permits, rulings, authorizations and clearances necessary or advisable to be obtained from any third party and/or any Governmental Authority in order to consummate the Merger or any of the other transactions contemplated by this Agreement (collectively, the “Approvals”), (ii) taking all reasonable steps as may be necessary to obtain all Approvals (including Grizzly providing a guarantee of Spinco’s obligations as reasonably necessary to obtain such Approvals) and (iii) taking reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 8.7 in a manner so as to preserve the applicable privilege. Notwithstanding anything to the contrary in this Section 8.7, materials provided to the other party or its outside counsel may be redacted to remove references concerning valuation. In furtherance and not in limitation of the foregoing, each party hereto agrees to make (i) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable, and in any event within 20 Business Days after the date hereof, (ii) appropriate filings, if any are required, with foreign regulatory authorities in accordance with applicable competition, merger control, antitrust, investment or similar applicable Laws, including the Competition Act (“Foreign Competition Laws”), with respect to the transactions contemplated hereby as promptly as practicable and (iii) all other necessary filings with other Governmental Authorities relating to the Merger, and, in each case, to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to such applicable Laws or by such authorities and to use reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act and the receipt of the Approvals under such other applicable Laws or from such authorities as soon as practicable. In connection with and without limiting the foregoing, each of Grizzly and Merger Sub, on the one hand, and Burgundy and Spinco, on the other hand, shall, in connection with the efforts referenced in this Section 8.7 to obtain all Approvals, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby (and in each case, if any such communication is in writing, share a copy with the other party) and (iii) permit the other party to review in advance any communication to be given by it to, and consult with each other in advance of any meeting or material telephone call with, the DOJ, the FTC or any such other Governmental Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the DOJ, the FTC or such other applicable Governmental Authority or other Person, give the other party the opportunity to attend and participate in such meetings and conferences.

(b) Without limiting this Section 8.7, but subject to the next sentence of this Section 8.7(b), each of the parties agrees to take, or to cause to be taken, any and all steps and to make any and all undertakings necessary to avoid or eliminate each and every impediment under any antitrust, merger control, competition or trade regulation Law that may be asserted by any Governmental Authority with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible, including proposing, negotiating, committing to, and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture, licensing or disposition of such assets or businesses of Spinco (or the Spinco Subsidiaries) or Grizzly (or the Grizzly Subsidiaries), as applicable, or otherwise taking or committing to take actions that limit Spinco’s or the Spinco Subsidiaries’ or Grizzly’s or the Grizzly Subsidiaries’, as applicable, freedom of action with respect to, or their ability to retain, any of the businesses, product lines or assets of Spinco (or the Spinco Subsidiaries) or Grizzly (or the Grizzly Subsidiaries), in each case, as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, which would otherwise have the effect of preventing the Closing; provided that the effectiveness of any such sale, divestiture, license or disposition or action or commitment shall be contingent on consummation of the Merger. Notwithstanding the foregoing, the obligations of this Section 8.7(b) (i) shall not apply to each of the parties if compliance with this Section 8.7(b) would result in, or would reasonably be expected to result in, a Material Adverse Effect on the Eagle Business and (ii) for the avoidance of doubt, shall not require Burgundy to agree to any sale, divestiture, licensing or disposition of any assets or businesses, or restriction or change in the ownership, conduct or operations of any assets or businesses, that are not included in the Eagle Business.

Section 8.8 Accounting Matters.

(a) In connection with the information regarding the Eagle Business or the transactions contemplated by this Agreement provided by Spinco specifically for inclusion in, or incorporation by reference into, the Proxy Statement/Prospectus, the Registration Statement and the Spinco Registration Statement, to the extent that such letters are customarily delivered, Burgundy shall use all reasonable best efforts to cause to be delivered to Grizzly two letters of Deloitte & Touche LLP, one dated the date on which each of the Registration Statement and the Spinco Registration Statement shall become effective and the other dated the Closing Date, and addressed to Grizzly and Merger Sub, in form and substance reasonably satisfactory to Grizzly and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement and the Spinco Registration Statement.

(b) In connection with the information regarding Grizzly or its Subsidiaries or the transactions contemplated by this Agreement provided by Grizzly specifically for inclusion in, or incorporation by reference into, the Proxy Statement/Prospectus, the Registration Statement and the Spinco Registration Statement, to the extent that such letters are customarily delivered, Grizzly shall use all reasonable best efforts to cause to be delivered to Spinco two letters of each of Deloitte & Touche LLP and Ernst & Young LLP, one dated the date on which each of the Registration Statement and the Spinco Registration Statement shall become effective and the other dated the Closing Date, and addressed to Burgundy and Spinco, in form and substance reasonably satisfactory to Burgundy and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement and the Spinco Registration Statement.

Section 8.9 Access to Information. Upon reasonable notice, (i) each of the Eagle Entities and Spinco, on the one hand, and (ii) Grizzly, on the other hand, shall, subject to applicable Law, afford to the other and to its respective officers, employees, accountants, counsel and other authorized representatives, reasonable access during normal business hours, throughout the period prior to the earlier of the Effective Time or the Termination Date, to its and its Subsidiaries’ officers, employees, accountants, consultants, representatives, plants, properties, Contracts, commitments, books, records (including Tax Returns) and any report, schedule or other document filed or received by it pursuant to the requirements of the federal or state securities laws, and shall use all reasonable best efforts to cause its respective representatives to furnish promptly to the other such additional financial and operating data and other information, including environmental information, as to its and its Subsidiaries’ respective businesses and properties as the others or their respective duly authorized representatives, as the case may be, may reasonably request; provided that nothing in this Agreement shall require any Person to permit any inspection or disclose any information to another Person that would cause a violation of any Contract, would cause a risk of a loss of privilege to the first Person, that is competitively sensitive information or to permit another Person to perform any onsite procedure with respect to any of the first Person’s or its Subsidiaries’ properties (provided that the Person that would otherwise be required to disclose information to the other shall take any and all reasonable action necessary to permit such disclosure without such loss of privilege or violation of agreement or Law). Notwithstanding any provision of this Agreement to the contrary, none of the parties shall be obligated to grant any access or make any disclosure in violation of applicable Laws or regulations, or if it would unreasonably interfere with the conduct of such party’s business or result in damage to property (other than immaterial damage), without that party’s written consent (which that party may grant or deny at its sole discretion), or grant any access to, or make any disclosure of, any customer Contracts. The parties hereby agree that the provisions of the Confidentiality Agreement shall apply to all information and material furnished by any party or its representatives thereunder and hereunder. The Confidentiality Agreement shall survive any termination of this Agreement.

Section 8.10 Acquisition Proposals.

(a) Grizzly will not, and will cause its Subsidiaries not to, and will use its reasonable best efforts to cause Grizzly’s and its Subsidiaries’ respective officers, directors, employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries, the “Representatives”) not to, (i) initiate or solicit, or knowingly facilitate, assist or encourage, directly or indirectly, any inquiries with respect to, or the encouragement or making of, any Grizzly Acquisition Proposal, (ii) except as permitted below in Section 8.10(b), engage in negotiations or discussions with, furnish access to its properties, books and records or provide any information or data to, or cooperate with, any Person relating to a Grizzly Acquisition Proposal, (iii) except as permitted below in Section 8.10(d), approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Grizzly Acquisition Proposal, (iv) execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 8.10(b)), (v) waive, terminate, modify or fail to enforce any provision of any “standstill” obligation of any Person other than Burgundy, (vi) take any action to make the provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation (including any transaction under, or a third party becoming an “interested shareholder” under, Section 203 of the DGCL) inapplicable to any transactions contemplated by a Grizzly Acquisition Proposal (and, to the extent permitted thereunder, Grizzly shall promptly take all steps necessary to terminate any waiver that may have been heretofore granted, to any Person other than Burgundy or any of Burgundy’s Affiliates, under any such provisions), or (vii) resolve, propose or agree to do any of the foregoing. Grizzly shall immediately cease any solicitations, discussions or negotiations with any Person that has made or indicated an intention to make a Grizzly Acquisition Proposal (except Burgundy, Spinco and their respective Representatives). It is understood that any violation of the restrictions set forth in this Section 8.10(a) by any of the Grizzly Subsidiaries or any of Grizzly’s or the Grizzly Subsidiaries’ Representatives shall be deemed to be a breach of this Section 8.10(a) by Grizzly.

(b) Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the Grizzly Stockholder Approval, in the event that Grizzly receives a bona fide written Grizzly Acquisition Proposal that did not result from a breach of Section 8.10(a), Grizzly and the Grizzly Board may participate in discussions or negotiations (including, as a part thereof, making any counterproposal) with, or furnish, pursuant to an Acceptable Confidentiality Agreement, any information to (provided that all such information has previously been provided or made available to Burgundy or is provided or made available to Burgundy substantially concurrently with the time it is so furnished), any Person making such Grizzly Acquisition Proposal and its Representatives or potential sources of financing if the Grizzly Board determines in good faith, after consultation with outside legal counsel and a financial advisor, that such Grizzly Acquisition Proposal could reasonably lead to the receipt of a Grizzly Superior Proposal. In addition, nothing herein shall restrict Grizzly from complying with its disclosure obligations with regard to any Grizzly Acquisition Proposal under applicable Law; provided, however, that any action that would constitute a Change in Recommendation may only be made in compliance with Section 8.10(d). For purposes of this Agreement, a “Grizzly Superior Proposal” means any bona fide written offer made by a third party to acquire, directly or indirectly, by merger, consolidation or other business combination or other similar acquisition transaction, for consideration consisting of cash and/or securities, at least a majority of the shares of the Grizzly Common Stock then outstanding or all or substantially all of the assets of Grizzly and the Grizzly Subsidiaries, with respect to which the Grizzly Board (after consultation with outside legal counsel and a financial advisor) has determined in its good faith judgment that the consummation of the transactions contemplated by such written offer (x) would be more favorable to Grizzly’s stockholders than the Merger, after taking into account all the terms and conditions of such proposal (including the financial aspects of such proposal, the form of consideration, the likelihood, ability to finance, conditionality and timing of consummation of such proposal, any break-up fees, expense reimbursement provisions and any other aspects of the transaction described in such proposal, including the identity of the Person or “group” (as defined in or under Section 13(d) of the Exchange Act) making such proposal) and this Agreement (including any changes to the terms of this Agreement proposed in writing by Burgundy to Grizzly in response to such proposal or otherwise), and (y) would be reasonably likely to be completed on the terms proposed on a timely basis, taking into account all financial, legal, regulatory and other aspects of such proposal; and an “Acceptable Confidentiality Agreement” means any customary confidentiality agreement that contains provisions that are no less restrictive to such Person, and no less favorable to Grizzly, than those contained in the Confidentiality Agreement.

(c) Grizzly will promptly (and in any event within one Business Day after receipt) notify Burgundy of the receipt by Grizzly of any Grizzly Acquisition Proposal, which notice shall include the identity of the Person(s) making such Grizzly Acquisition Proposal and copies of any written materials evidencing such Grizzly Acquisition Proposal. Grizzly will keep Burgundy reasonably informed of the status and material terms and conditions of any such Grizzly Acquisition Proposal. Without limitation of the foregoing, Grizzly will promptly provide to Burgundy (and in any event within one Business Day) any material modifications to the terms of any Grizzly Acquisition Proposal (including promptly furnishing copies of any written materials evidencing such material modifications) and will promptly notify Burgundy of any determination by the Grizzly Board that a Grizzly Acquisition Proposal constitutes a Grizzly Superior Proposal. Grizzly shall not, and shall cause Grizzly’s Subsidiaries not to, enter into any Contract with any Person subsequent to the date of this Agreement, and neither Grizzly nor any of its Subsidiaries is party to any Contract, in each case, that prohibits Grizzly from complying with its obligations under this Section 8.10.

(d) Except as expressly permitted by this Section 8.10(d), Grizzly and the Grizzly Board shall not (i) fail to include the Grizzly Recommendation in the Proxy Statement/Prospectus, (ii) withhold, withdraw, amend, change, qualify or modify in a manner adverse to Burgundy, or publicly propose to withhold, withdraw, amend, change, qualify or modify in a manner adverse to Burgundy, the Grizzly Recommendation, (iii) approve, endorse, adopt or recommend to the stockholders of Grizzly any Grizzly Acquisition Proposal, or publicly propose to approve, adopt or recommend to the stockholders of Grizzly any Grizzly Acquisition Proposal or (iv) enter into any agreement, letter of intent, or agreement in principle requiring Grizzly to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder (any of (i), (ii), (iii) and (iv) above being referred to as a “Change in Recommendation”). Notwithstanding the foregoing, the Grizzly Board, at any time prior to obtaining the Grizzly Stockholder Approval, subject to Section 8.10(e), may effect a Change in Recommendation contemplated by clauses (i), (ii) or (iii) of the definition thereof, if the Grizzly Board has received a bona fide written Grizzly Acquisition Proposal that it determines in good faith (after consultation with outside legal counsel and a financial advisor) constitutes a Grizzly Superior Proposal, and the Grizzly Board has determined in good faith (after consultation with outside legal counsel) that the failure to effect a Change in Recommendation would be reasonably likely to constitute a breach of its fiduciary duties under applicable Law.

(e) Notwithstanding anything to the contrary contained in this Agreement, Grizzly and the Grizzly Board may not make a Change in Recommendation otherwise permitted by Section 8.10(d) unless (i) it notifies Burgundy in writing of its intention to take such action at least five (5) Business Days prior to taking such action, identifying the Person(s) making such Grizzly Superior Proposal and providing copies of any written materials evidencing such Grizzly Superior Proposal, (ii) if requested by Burgundy, Grizzly and its Representatives shall have made themselves available to discuss with Burgundy and its Representatives any proposed modifications to the terms and conditions of this Agreement and shall have negotiated in good faith with Burgundy during such notice period to enable Burgundy to propose changes to the terms of this Agreement intended to cause such Grizzly Superior Proposal to no longer constitute a Grizzly Superior Proposal, (iii) the Grizzly Board shall have considered in good faith (after consultation with outside legal counsel and a financial advisor) any changes to this Agreement proposed in writing by Burgundy and determined that the Grizzly Superior Proposal would continue to constitute a Grizzly Superior Proposal if such changes were to be given effect, and (iv) in the event of any change to any of the financial terms (including the form or amount of consideration) or any material terms of such Grizzly Superior Proposal, Grizzly shall, in each case, have delivered to Burgundy an additional notice and copies of the relevant proposed transaction agreement and other material documents and a new three (3) Business Day notice period shall commence upon such delivery, during which time subsections (ii), (iii) and (iv) above shall apply; provided, that if any Grizzly Superior Proposal is received less than five (5) Business Days prior to the Grizzly Stockholders Meeting, or changes to the terms of a Grizzly Superior Proposal are proposed less than three (3) Business Days prior to the Grizzly Stockholders Meeting, then the, as applicable, five (5) Business Day or three (3) Business Day period contemplated above shall be shortened such that it will expire as of the close of business on the day preceding the Grizzly Stockholders Meeting, unless the Grizzly Stockholders Meeting is postponed.

(f) Nothing contained in this Section 8.10 shall prohibit Grizzly from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to its stockholders if the Grizzly Board determines in good faith (after consultation with its outside legal counsel) that failure to do so would be inconsistent with applicable Law, it being understood, however, that nothing in this Section 8.10(f) shall be deemed to permit the Grizzly Board to make a Change in Recommendation except to the extent permitted by Section 8.10(d).

Section 8.11 Financing.

(a) Grizzly shall not agree to any amendment or modification to be made to, or any waiver of any provision or remedy under, the Spinco Commitment Letter and the Spinco Related Letter without the prior written consent of Burgundy (and, to the extent Section 8.3 is applicable, such consent is subject to Burgundy’s obligations in Section 8.3), if such amendments, modifications or waivers would reasonably be expected to (i) reduce the aggregate amount of the Spinco Financing below the Below Basis Amount, (ii) impose new or additional conditions to the receipt of the Spinco Financing that would reasonably be expected to (A) expand in any material respect the conditions precedent or contingencies to the funding at Closing, (B) prevent or materially delay the consummation of the transactions contemplated by this Agreement and the other Transaction Agreements, or (C) materially adversely impact the ability of Grizzly to enforce its rights against the other parties to the Spinco Commitment Letter (provided that for the avoidance of doubt, Grizzly may, without the consent of Burgundy, replace or amend the Spinco Commitment Letter and the Spinco Related Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities, if the addition of such additional parties, individually or in the aggregate, would not reasonably be expected to prevent or materially delay or impair the availability of financing under the Spinco Commitment Letter and the Spinco Related Letter, obtaining from the IRS the Private Letter Ruling (including the IRS D Reorganization Ruling and the IRS Debt Exchange Ruling) or the consummation of the transactions contemplated by this Agreement and the other Transaction Agreements) or (iii) prevent or materially delay obtaining from the IRS the Private Letter Ruling (including the IRS D Reorganization Ruling and the IRS Debt Exchange Ruling). Grizzly and Merger Sub shall each use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Spinco Financing on the terms and conditions described in or contemplated by the Spinco Commitment Letter and the Spinco Related Letter, including using reasonable best efforts to (1) maintain in effect the Spinco Commitment Letter and the Spinco Related Letter, (2) satisfy on a timely basis (taking into account the expected timing of the Marketing Period) all conditions and covenants applicable to Grizzly in the Spinco Commitment Letter and the Spinco Related Letter and otherwise comply with its obligations thereunder, (3) enter into definitive agreements substantially concurrently with the Closing with respect thereto (the “Spinco Debt Financing Agreements”) on the terms and conditions contemplated by the Spinco Commitment Letter and the Spinco Related Letter (or terms and conditions (including the flex provisions) no less favorable to Grizzly and Spinco (in the reasonable discretion of Grizzly) than the terms and conditions in the Spinco Commitment Letter and the Spinco Related Letter), (4) in the event that all conditions in the Spinco Commitment Letter and the Spinco Related Letter have been satisfied, consummate the Spinco Financing at or prior to Closing, (5) enforce its rights under the Spinco Commitment Letter and the Spinco Related Letter and (6) in the event that all conditions in the Spinco Commitment Letter and the Spinco Related Letter have been satisfied, cause the lenders providing the Spinco Financing to fund the Spinco Financing. Grizzly shall (x) furnish to Burgundy complete, correct and executed copies of the Spinco Debt Financing Agreements, (y) give Burgundy prompt notice of any material breach by any party of the Spinco Commitment Letter or the Spinco Related Letter or the Spinco Debt Financing Agreements of which Grizzly becomes aware or any termination thereof and (z) upon Burgundy’s request, otherwise keep Burgundy reasonably informed of the status of Grizzly’s efforts to arrange the Spinco Financing (or any replacement thereof) and the other financing transactions contemplated by this Agreement (or any replacement thereof). If any portion of the Spinco Financing becomes unavailable on the terms and conditions contemplated in the Spinco Commitment Letter and the Spinco Related Letter (including the flex provisions) from sources contemplated in the Spinco Commitment Letter and the Spinco Related Letter, Grizzly and Spinco shall use their reasonable best efforts to arrange and obtain alternative debt financing from alternative debt sources for the same purposes as the purposes of the Spinco Financing in an amount not less than the Below Basis Amount upon terms and conditions not less favorable, taken as a whole, to Grizzly and Spinco (in the reasonable discretion of Grizzly) than those in the Spinco Commitment Letter and the Spinco Related Letter as promptly as practicable following the occurrence of such event, including using reasonable best efforts to enter into definitive agreements with respect thereto. Further, Grizzly may, with the prior written consent of Burgundy (which consent shall not be unreasonably withheld, conditioned or delayed), if it so determines in its discretion, arrange for alternative financing for the Spinco Financing from a third party or parties (and, in such instance, references herein to the “Spinco Commitment Letter” shall mean and include the written commitment of such third party or parties in respect thereof), if such alternative financing does not (i) reduce the aggregate amount of the Spinco Financing below the Below Basis Amount,

(ii) impose new or additional conditions to the receipt of the Spinco Financing that would reasonably be expected to (A) expand in any material respect the conditions precedent or contingencies to the funding at Closing, (B) prevent or materially delay the consummation of the transactions contemplated by this Agreement and the other Transaction Agreements, or (C) materially adversely impact the ability of Grizzly to enforce its rights against the other parties thereto, or (iii) prevent or materially delay obtaining from the IRS the Private Letter Ruling (including the IRS D Reorganization Ruling and the IRS Debt Exchange Ruling). As used herein, references to the “Spinco Financing” shall mean and include, if applicable, alternative financing arranged in accordance with the preceding sentence. Notwithstanding anything to the contrary, Spinco and Grizzly shall not and shall not permit their respective Affiliates to repay all or any part of the Spinco Financing, other than in accordance with Schedule 8.11(a).

(b) Burgundy shall not agree to any amendment or modification to be made to, or any waiver of any provision or remedy under, the Burgundy Commitment Letter or the Burgundy Related Letter without the prior written consent of Grizzly (and, to the extent Section 8.3 is applicable, such consent is subject to Grizzly’s obligations in Section 8.3), if such amendments, modifications or waivers would reasonably be expected to (i) reduce the aggregate amount of the Burgundy Financing below the Above Basis Amount, (ii) impose new or additional conditions to the receipt of the Burgundy Financing that would reasonably be expected to (A) expand in any material respect the conditions precedent or contingencies to the funding at Closing, (B) prevent or materially delay the consummation of the transactions contemplated by this Agreement and the other Transaction Agreements, (C) materially adversely impact the ability of Burgundy to enforce its rights against the other parties to the Burgundy Commitment Letter and Burgundy Related Letter or (D) affect in any manner the terms of the Spinco Exchange Debt. Burgundy, Spinco and Grizzly shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Burgundy Financing on the terms and conditions described in or contemplated by the Burgundy Commitment Letter and Burgundy Related Letter, including using reasonable best efforts to (1) maintain in effect the Burgundy Commitment Letter and the Burgundy Related Letter, (2) satisfy on a timely basis (taking into account the expected timing of the Marketing Period) all conditions and covenants applicable to Burgundy, Spinco and Grizzly in the Burgundy Commitment Letter and Burgundy Related Letter and otherwise comply with its obligations thereunder, (3) enter into definitive agreements with respect thereto (the “Burgundy Debt Financing Agreements”) on the terms and conditions contemplated by the Burgundy Commitment Letter and Burgundy Related Letter (or terms and conditions no less favorable to Burgundy, Spinco and Grizzly (in the reasonable discretion of Burgundy and Grizzly, respectively) than the terms and conditions in the Burgundy Commitment Letter and Burgundy Related Letter), (4) in the case of Burgundy, enforce its rights under the Burgundy Commitment Letter, and (5) in the event that all conditions in the Burgundy Commitment Letter and the definitive documentation with respect thereto have been satisfied, cause the lenders providing the Burgundy Financing to fund the Burgundy Debt and, on the Closing Date, accept Spinco Exchange Debt in full satisfaction thereof. Notwithstanding the foregoing, (i) Burgundy shall have the primary responsibility, which will be exercised in consultation with Grizzly, with respect to the negotiation of the definitive documentation with respect to the Burgundy Debt in accordance with the Burgundy Commitment Letter and (ii) Grizzly shall have the sole responsibility and sole discretion with respect to the negotiation of the definitive documentation with respect to the Spinco Exchange Debt in accordance with the Burgundy Commitment Letter (it being understood that the Spinco

Exchange Debt may have an interest rate up to the Total Cap if required by the lenders under the Burgundy Commitment Letter). Grizzly and Burgundy shall (x) furnish to the other complete, correct and executed copies of the applicable Burgundy Debt Financing Agreements negotiated by them, (y) give the other prompt notice of any material breach by any party of the Burgundy Commitment Letter or the Burgundy Related Letter or any of the Burgundy Debt Financing Agreements of which either shall become aware or any termination thereof and (z) upon request, otherwise keep the other reasonably informed of the status of their respective efforts to arrange the Burgundy Financing (or any replacement thereof), including both the Burgundy Debt and the Spinco Exchange Debt. If any portion of the Burgundy Financing becomes unavailable on the terms and conditions contemplated in the Burgundy Commitment Letter or Burgundy Related Letter (including the flex provisions) or from sources contemplated in the Burgundy Commitment Letter, Grizzly and Burgundy shall use their reasonable best efforts to arrange and obtain alternative debt financing from alternative debt sources for the same purposes as the purposes of the Burgundy Financing in an amount not less than the Above Basis Amount upon terms and conditions not less favorable, taken as a whole, to Grizzly and Burgundy (each in their respective reasonable discretion) than those in the Burgundy Commitment Letter and Burgundy Related Letter as promptly as practicable following the occurrence of such event, including using reasonable best efforts to enter into definitive agreements with respect thereto.

(c) For purposes of this Agreement, “Marketing Period” shall mean the first period of twenty (20) consecutive Business Days (or fifteen (15) consecutive Business Days if commenced on or after January 2, 2013) throughout which (I) Grizzly shall have previously received from Spinco all of the Required Financial Information and during which period such information shall remain compliant in all material respects at all times with the applicable provisions of Regulation S-X and S-K under the Securities Act and (II) the conditions set forth in Section 9.1 shall be satisfied or waived (other than those conditions that by their nature can only be satisfied at the Closing Date) and nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 9.2 (other than those conditions that by their nature can only be satisfied at the Closing Date and other than the condition in Section 9.2(f)) to fail to be satisfied, assuming that the Closing Date were to be scheduled for any time during such twenty (20) consecutive Business Day period; provided that (i) for purposes of determining the Marketing Period, November 23, 2012 shall be deemed not to be a Business Day and (ii) the entirety of such Marketing Period must occur prior to December 19, 2012, or after January 2, 2013; provided that in the case of this clause (ii) the Marketing Period must be complete prior to February 14, 2013 or otherwise not commence until the audited financial statements of both Grizzly and Spinco for the fiscal year ended December 31, 2012 are available; provided, further, that the Marketing Period will not be deemed to have commenced if prior to the completion of the Marketing Period, (x) Spinco’s auditors shall have withdrawn their audit opinion contained in the Required Financial Information in which case the Marketing Period shall not be deemed to commence unless and until a new unqualified audit opinion is issued with respect thereto by Spinco’s auditors or another independent public accounting firm reasonably acceptable to Grizzly, (y) the financial statements included in the Required Financial Information that is available to Grizzly on the first day of the Marketing Period would not be sufficiently current on any day during such period to satisfy the requirements of Rule 3-12 of Regulation S-X to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such period, or not sufficient for the underwriters or initial purchasers to receive a customary comfort letter, including customary “negative assurance” comfort, in which case the Marketing Period shall not be deemed to commence until the receipt by Grizzly of updated Required Financial Information that would be required under Rule 3-12 of Regulation S-X to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such new twenty (20) consecutive Business Day period, or (z) Burgundy or Spinco issues a public statement indicating its intent to restate any historical financial statements of Spinco or that any such restatement is under consideration or may be a possibility, in which case the Marketing Period shall not be deemed to commence unless and until such restatement has been completed and the relevant SEC Report or SEC Reports have been amended or Burgundy has announced that it has concluded that no restatement shall be required in accordance with GAAP; provided, further, that the Marketing Period shall end on any earlier date that is the date on which the Spinco Financing is funded.

(d) Prior to the Closing, each of Burgundy and Spinco shall and shall cause its Subsidiaries (including Spinco in the case of Burgundy) to, and shall use its reasonable best efforts to cause its respective Representatives to, provide to Grizzly all cooperation reasonably requested by Grizzly that is necessary in connection with the Spinco Financing and the Spinco Exchange Debt, and any other financing by Grizzly that is permitted or consented to under this Agreement (a “Permitted Grizzly Financing”), including (i) furnishing Grizzly and its financing sources the unaudited consolidated balance sheet of Spinco and its Subsidiaries and the related consolidated statements of income, shareholders’ equity and cash flows as of the end of any quarterly period that ends between the execution of this Agreement and the forty-fifth (45th) day prior to the Closing Date, and all Spinco information, financial statements and financial data of a type and form customarily included in private placements pursuant to Rule 144A under the Securities Act for financings similar to the Spinco Exchange Debt and subject to exceptions customary for such financings and including audited financial statements for each of the three most recent fiscal years ending more than ninety (90) days prior to the Closing Date (the information required to be delivered pursuant to this clause (i) being referred to as the “Required Financial Information”), (ii) participating in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers or agents for, and prospective lenders and purchasers of, the Spinco Financing, the Spinco Exchange Debt and any Permitted Grizzly Financing, and senior management and Representatives, with appropriate seniority and expertise, of Spinco), presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies, and obtaining comfort letters from the independent auditors, in connection with the Spinco Financing and the Spinco Exchange Debt and any Permitted Grizzly Financing, (iii) assisting with the preparation of customary materials for rating agency presentations, bank information memoranda, offering documents, private placement memoranda and similar documents required in connection with the Spinco Financing and the Spinco Exchange Debt and any Permitted Grizzly Financing (including requesting any consents of accountants for use of their reports in any materials relating to the Spinco Exchange Debt and the delivery of one or more customary representation letters), (iv) causing the taking of corporate actions by Spinco and its Subsidiaries reasonably necessary to permit the completion of the Spinco Financing and the issuance of the Spinco Exchange Debt to Burgundy to be applied in satisfaction of the Burgundy Debt, (v) facilitating the execution and delivery at the Closing of definitive documents related to the Spinco Financing and the Spinco Exchange Debt on the terms contemplated by the Spinco Commitment Letter, the Spinco Related Letter, the Burgundy Commitment Letter and the Burgundy Related Letter, (vi) cooperating with consultants or others engaged to undertake field examinations and appraisals, including furnishing information to such persons in respect of accounts receivable, inventory and other applicable assets, (vii) providing to the financing sources at least five (5) days prior to the Closing all documentation and other information required by bank regulatory authorities with respect to Spinco under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, that has been reasonably requested by such sources at least ten (10) days in advance of the Closing, and (viii) cooperating in procuring, prior to the date that is twenty (20) consecutive calendar days prior to the Closing Date, corporate and facilities ratings for the Spinco Financing and the Spinco Exchange Debt; provided, however, that nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of Burgundy or Spinco or their Subsidiaries. None of Burgundy or Spinco or any of their Subsidiaries shall be required to take any action that would subject it to actual or potential liability, to bear any cost or expense or to pay any commitment or other similar fee or make any other payment or incur any other liability or provide or agree to provide any indemnity in connection with the Spinco Financing or any of the foregoing, unless, in the case of Spinco, such action is contingent upon the Closing. If the Closing does not occur, Grizzly shall indemnify and hold harmless Burgundy, Spinco, their respective Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with any action, claim, arbitration, litigation or suit brought by a third party related to the arrangement of the Spinco Financing, the Burgundy Debt and the Spinco Exchange Debt (including any action taken in accordance with this Section 8.11(d)) and any information utilized in connection therewith (other than historical information relating to Spinco or its Subsidiaries or other information furnished by or on behalf of Spinco or its Subsidiaries). Spinco hereby consents to the reasonable use of Spinco’s and its Subsidiaries’ logos in connection with the Spinco Financing and the Spinco Exchange Debt, provided that such logos are used in a manner that is not intended to harm or disparage Spinco or any of its Subsidiaries or the reputation or goodwill of Spinco or any of its Subsidiaries. Grizzly agrees to provide reasonable cooperation and provide information reasonably required by the debt financing sources in connection with all syndication efforts related to the Exchange Loans.

(e) Grizzly shall be responsible for all out-of-pocket costs, third party fees and expenses related to the Spinco Financing and the Burgundy Financing (including all fees under the Spinco Related Letter and the Burgundy Related Letter and all indemnity claims under any of them), and all underwriting, sale, distribution, placement or other fees, and indemnity claims, in connection with the distribution of Spinco Exchange Debt, whether prior to or subsequent to Closing; provided, that each party shall be solely responsible for the fees and expenses of its respective counsel and other consultants in connection therewith.

(f) The parties hereto acknowledge that the Burgundy Commitment Letter contemplates, and Burgundy desires to enter into, arrangements providing for the exchange by Burgundy of Spinco Exchange Debt distributed to Burgundy as part of the Special Distribution pursuant to the Separation Agreement in full satisfaction of debt obligations of Burgundy borrowed pursuant to definitive documentation contemplated by the Burgundy Commitment Letter (the “Burgundy Debt”) (such exchange, the “Debt Exchange”), which Burgundy Debt shall provide net proceeds equal to the Above Basis Amount. Spinco shall issue Spinco Exchange Debt to Burgundy immediately prior to the Effective Time with an interest rate up to the Total Cap if necessary to effectuate the Debt Exchange. Each of the parties agrees to use its reasonable best efforts to cause the Debt Exchange to be consummated with the holders of the Burgundy Debt (the “Burgundy Lenders”). Without limitation of the foregoing (and in furtherance, not in limitation, of the covenants set forth in Section 8.11(b)):

(i) Subject to the second sentence of this Section 8.11(f), Grizzly shall, in consultation with Burgundy, negotiate the terms and conditions of the Spinco Exchange Debt with the Burgundy Lenders and shall keep Burgundy reasonably informed of all material developments. Grizzly shall, in consultation with Burgundy, determine the final form of the Spinco Exchange Debt and related agreements (including registration rights arrangements and indenture). Burgundy shall, in consultation with Grizzly, determine the arrangements relating to the Debt Exchange; provided that Burgundy shall keep Grizzly reasonably informed regarding such arrangements. Spinco shall issue the Spinco Exchange Debt to Burgundy on the terms negotiated by Grizzly immediately prior to the Effective Time, and Grizzly shall accept and execute applicable documentation, if any, relating to the issuance of the Spinco Securities by Spinco and the transfer of the Spinco Exchange Debt by Burgundy in satisfaction of the Burgundy Debt.

(ii) Each of Burgundy, Spinco and Grizzly shall cooperate in connection with the preparation of all documents and the making of all filings required in connection with the issuance of the Spinco Exchange Debt and the Debt Exchange and shall use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate the issuance of the Spinco Exchange Debt and the Debt Exchange.

(iii) Grizzly shall, and shall use commercially reasonable efforts to cause its employees, accountants, counsel and other representatives to take the following actions by the date of the Debt Exchange: (A) participate in meetings, drafting sessions, due diligence sessions, management presentation sessions, “road shows” and sessions with ratings agencies in connection with the marketing of the Spinco Exchange Debt and the Debt Exchange, (B) prepare offering memoranda, private placement memoranda, prospectuses and similar documents (including all applicable pro forma and other financial information) reasonably required to consummate the issuance of the Spinco Exchange Debt and the Debt Exchange, (C) assist in the preparation of and execute and/or deliver, customary underwriting placement, credit, purchase, indemnification, registration rights and other definitive financing agreements and execute and deliver in a timely manner such other certificates and documents, including solvency certificates, comfort letters, consents, pledge and security documents and perfection certificates, as may be reasonably required in connection with the foregoing, and (D) take all other actions reasonably necessary in connection with the issuance of the Spinco Exchange Debt and the Debt Exchange.

(iv) Burgundy and Spinco shall, and shall use commercially reasonable efforts to cause its employees, accountants, counsel and other representatives to provide to Grizzly all cooperation reasonably requested by Grizzly that is necessary in connection with Grizzly’s obligations pursuant to Section 8.11(f)(iii), including taking the following actions by the date of the Debt Exchange: (A) providing Grizzly with the Required Financial Information and (B) taking all other actions reasonably necessary in connection with the issuance of the Spinco Exchange Debt and the Debt Exchange.

(v) If despite the parties’ use of reasonable best efforts in accordance with this Section 8.11(f), (A) the Debt Exchange does not occur (including in the event that the Burgundy Commitment Letter is modified in accordance with Section 8.3), and (B) the conditions set forth in Article IX (other than those that would be satisfied at the Closing Date and other than the condition in Section 9.2(f)) shall have been satisfied (or, to the extent permissible by law, waived by Burgundy), then either, as Burgundy shall elect, at its sole discretion, Burgundy shall (1) waive the condition in Section 9.2(f) and require Spinco to issue to Burgundy Spinco Securities with an interest rate equal to the Total Cap in satisfaction of the Special Above Basis Debt/Cash Distribution, or (2) (I) waive the condition in Section 9.2(f), (II) if the commitment for a bridge facility to Spinco is then in effect, require Spinco to borrow an amount no less than the Above Basis Amount under such bridge facility on the terms set forth in such commitment and (III) require Spinco to distribute to Burgundy an amount in cash equal to the Above Basis Amount in satisfaction of the Special Above Basis Debt/Cash Distribution. To the extent that Spinco issues to Burgundy Spinco Securities in satisfaction of the Special Above Basis Debt/Cash Distribution in accordance with clause (1) of the foregoing, Grizzly and Spinco shall following the Closing reasonably cooperate with Burgundy in connection with the preparation of all documents and the making of all filings required in connection with a subsequent sale of the Spinco Securities, including taking all such actions as are required of Grizzly pursuant to clauses (ii) and (iii) of this Section 8.11(f) with respect to the Spinco Exchange Debt.

(g) In the event that the Below Basis Amount is increased or decreased from $225,000,000 pursuant to the Separation Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing or causing to be done, all things necessary, proper or advisable, pursuant to the Burgundy Commitment Letter and the Spinco Commitment Letter and all other financing arrangements contemplated hereby to take into account such increase in the Below Basis Amount.

Section 8.12 Public Announcements. Burgundy and Grizzly shall consult with each other and shall mutually agree upon any press release or public announcement relating to the transactions contemplated by this Agreement and neither of them shall issue any such press release or make any such public announcement prior to such consultation and agreement, except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange or automated inter-dealer quotation system, in which case the party proposing to issue such press release or make such public announcement shall use all reasonable best efforts to consult in good faith with the other party before issuing any such press release or making any such public announcement; provided that, subject to Section 8.10(e), Grizzly will not be required to obtain the prior agreement of or consult with Burgundy in connection with any such press release or public announcement in connection with the Grizzly Board effecting a Change in Recommendation.

Section 8.13 Defense of Litigation. Each of Burgundy, Spinco and Grizzly shall use all reasonable best efforts to defend against all actions, suits or proceedings in which such party is named as a defendant that challenge or otherwise seek to enjoin, restrain or prohibit the transactions contemplated by this Agreement or seek damages with respect to such transactions. None of Burgundy, Spinco or Grizzly shall settle any such action, suit or proceeding or fail to perfect on a timely basis any right to appeal any judgment rendered or order entered against such party therein without having previously consulted with the other parties. Each of Burgundy, Spinco and Grizzly shall use all reasonable best efforts to cause each of its Affiliates, directors and officers to use all reasonable best efforts to defend any such action, suit or proceeding in which such Affiliate, director or officer is named as a defendant and which seeks any such relief to comply with this Section 8.13 to the same extent as if such Person was a party.

Section 8.14 Advice of Changes. Burgundy and Grizzly shall as promptly as reasonably practicable after becoming aware thereof advise the other of (a) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect, or (b) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement that could be complied with or satisfied by it at such time under this Agreement, or which has resulted, or which, insofar as can reasonably be foreseen, would result, in any of the conditions that could be satisfied at such time set forth in Article IX not being satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement. The failure to comply with the covenants, conditions or agreements contained in this Section 8.14 shall not be taken into account when determining whether the conditions set forth in Section 9.2(a) or Section 9.3(a) have been satisfied.

Section 8.15 Section 16 Matters. Prior to the Effective Time, Grizzly and Spinco shall take all such steps as may be required to cause any dispositions of Spinco Common Stock (including derivative securities with respect to Spinco Common Stock) or acquisitions of Grizzly Common Stock (including derivative securities with respect to Grizzly Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Grizzly or Spinco to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with applicable SEC rules and regulations and interpretations of the SEC staff.

Section 8.16 Control of Other Party’s Business. Nothing contained in this Agreement shall give Burgundy or Spinco, directly or indirectly, the right to control or direct Grizzly’s operations prior to the Effective Time. Nothing contained in this Agreement shall give Grizzly, directly or indirectly, the right to control or direct the operations of the Eagle Business, or the business of Spinco and the Spinco Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of Burgundy, Spinco and Grizzly shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

Section 8.17 Spinco Share Issuance. Prior to the Effective Time, Spinco will authorize the issuance of a number of shares of Spinco Common Stock such that the total number of shares of Spinco Common Stock outstanding immediately prior to the Effective Time will equal the number of shares of Burgundy Common Stock outstanding immediately prior to the Effective Time.

Section 8.18 Takeover Statutes. If any “fair price,” “moratorium,” “control share acquisition” or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby, Grizzly and Merger Sub and their respective Boards of

Directors shall use all reasonable efforts to grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

Section 8.19 Financials.

(a) As soon as reasonably practicable after the date of this Agreement, but in no event later than the date that is one hundred twenty (120) days after the date of this Agreement, Burgundy will provide Grizzly with the audited combined financial statements of the Eagle Business, including the combined balance sheets of the Eagle Business as of December 31, 2010 and December 31, 2011, and the combined statements of income, equity and cash flows of the Eagle Business for the fiscal years ended December 31, 2009, December 31, 2010 and December 31, 2011 (collectively, the “Audited Financial Statements”).

(b) Burgundy will prepare and furnish to Grizzly, as promptly as practicable after the end of the applicable fiscal period, copies of the combined financial statements of the Eagle Business as of and for any subsequent fiscal periods for which financial statements are required to be included in the documents referred to in Section 8.4 prepared in accordance with GAAP consistently applied, subject in the case of unaudited financial statements to normal year-end adjustments and the absence of footnotes.

(c) Burgundy will prepare and furnish to Grizzly, as promptly as practicable after the end of each calendar month the unaudited income statement, balance sheet and financial summary for the Eagle Business for such month, prepared in accordance with the income statement, balance sheet and financial summary attached as Schedule 8.19(c) of the Burgundy Disclosure Letter.

Section 8.20 Grizzly Stock Option Exercise Prohibition. On or prior to the date that is three (3) Business Days prior to the Closing Date, Grizzly shall prohibit the holders of options to purchase Grizzly Common Stock pursuant to the Grizzly Stock Plan from exercising such options until after the Closing and shall instruct Grizzly’s transfer and other agent to prohibit the holders of options to purchase Grizzly Common Stock pursuant to the Grizzly Stock Plan from exercising such options until after the Closing.

Section 8.21 Agreement With Respect to Release of Burgundy Guarantees. To the extent required to obtain a Guarantee Release (as defined in the Separation Agreement) of any member of the Burgundy Group as contemplated by Section 2.10 of the Separation Agreement, Grizzly will use its reasonable best efforts to execute a guarantee agreement in the form of the existing agreement or guarantee or such other form as is agreed to by the relevant parties to such agreement or guarantee.

Section 8.22 Agreement With Respect to Other Transaction Agreements. Grizzly acknowledges and agrees that, notwithstanding anything in this or any other Transaction Agreement to the contrary, the provisions of the Separation Agreement and any other Transaction Agreements affecting Grizzly, including for the avoidance of doubt Sections 5.7 and 7.8 of the Separation Agreement, shall be binding upon Grizzly, and Grizzly shall be subject to the obligations and restrictions imposed by those provisions, as if Grizzly were a party thereto. Burgundy acknowledges and agrees that, notwithstanding anything in this or any other Transaction Agreement to the contrary, the provisions of any of the Transaction Agreements affecting Burgundy shall be binding upon Burgundy, and Burgundy shall be subject to the obligations and restrictions imposed by those provisions, as if Burgundy were a party thereto.

Section 8.23 Dividend Policy. Grizzly intends to continue to pay quarterly dividends from and after the Closing at no less than the current rate of $0.32 per share of Grizzly Common Stock per annum, it being understood that the payment of dividends shall be subject to declaration by, and solely within the discretion of, the Grizzly Board.

Section 8.24 Covenant Not to Compete.

(a) In furtherance of the Merger and the transactions contemplated hereby, Burgundy covenants and agrees that, for a period beginning on the Effective Date and ending on the second (2nd) anniversary of the Effective Time, neither Burgundy nor any of its Subsidiaries shall, without the prior written consent of Grizzly, engage, directly or indirectly, in the Eagle Business as conducted as of the Effective Date (the “Grizzly Restricted Business”) anywhere throughout the world. Notwithstanding anything to the contrary in the foregoing:

(i) nothing in this Section 8.24(a) shall prohibit Burgundy or its Subsidiaries from engaging in the businesses conducted by Burgundy or its Subsidiaries (excluding the Eagle Business) on the Effective Date;

(ii) nothing set forth in this Section 8.24(a) shall prohibit Burgundy or its Subsidiaries from owning not in excess of 5% in the aggregate of any class of capital stock or other equity interest of any Person engaged in the Grizzly Restricted Business;

(iii) in the event that Burgundy completes a business combination transaction with a Person, which transaction results in the holders of the voting securities of Burgundy outstanding immediately prior to the consummation of such transaction owning less than 50% of the voting power of the voting securities of Burgundy or the surviving entity in the transaction or any parent thereof (any such entity, an “Acquiror”) outstanding immediately after the consummation of such transaction, such Acquiror or any of its Subsidiaries or Affiliates (but not Burgundy or any of its Subsidiaries) may engage in any Grizzly Restricted Business;

(iv) Burgundy may acquire interests in or securities of any Person as an investment by their pension funds or funds of any other benefit plan of Burgundy whether or not such Person is engaged in any Grizzly Restricted Business;

(v) Burgundy may acquire interests in or securities of any Person that derived 20% or less of its total revenues in its most recent fiscal year from activities that constitute Grizzly Restricted Businesses; provided that such Person may not use the Burgundy name in connection with the activities that constitute Grizzly Restricted Businesses; and

(vi) Burgundy may perform their obligations under this Agreement and the Transaction Agreements.

The parties hereto acknowledge and agree that nothing herein shall be deemed to require Burgundy to give notice to or obtain the consent of the Grizzly in order to engage in any activity or transaction of the types described in Section 8.24(a)(i) through Section 8.24(a)(vi) and that, in the event the TCI Interests are not transferred to Spinco at the Closing, nothing in this Section 8.24(a) shall prevent or limit in any way Burgundy’s ability to hold the TCI Interests and to take any actions in connection with its ownership of the TCI Interests for so long as the TCI Interests are not transferred to Spinco.

(b) Burgundy acknowledges and agrees that the covenants included in this Section 8.24 are, taken as a whole, reasonable in their geographic and temporal coverage and Burgundy shall not raise any issue of geographic or temporal reasonableness in any proceeding to enforce such covenant; provided, however, that if the provisions of this Section 8.24 should ever be deemed to exceed the time or geographic limitations or any other limitations permitted by applicable Law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the minimum extent required by applicable Law to cure such problem. Burgundy acknowledges and agrees that in the event of a breach by Burgundy of the provisions of this Section 8.24, monetary damages shall not constitute a sufficient remedy. Consequently, in the event of any such breach, the Grizzly may, in addition to any other rights and remedies existing in its favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or preliminary and final injunctive relief or other relief in order to enforce or prevent any violation of the provisions hereof, without the necessity of proving actual damages or posting a bond.

Section 8.25 Non-Solicitation of Employees.

(a) Burgundy and Grizzly each agree that, for a period of two (2) years from and after the Closing Date, they shall not, and they shall cause their respective Subsidiaries not to, without the prior written consent of the other party, directly or indirectly, solicit to hire or hire (or cause or seek to cause to leave the employ of the other party or the other party’s Subsidiary), or enter into a consulting agreement with, any employee or category of employee of the other party or the other party’s Subsidiaries listed in Schedule 8.25.

(b) The restrictions set forth in Section 8.25(a) shall not apply to (i) general solicitations (such as advertisements) for employment placed by a party or any party’s Subsidiary and not specifically targeted at the other party’s employees (or the employees of a Subsidiary of the other party) or (ii) responding to or hiring any employee of the other party (or of the other party’s Subsidiary) who contacts a party without any prior solicitation (other than as permitted by clause (i) above).

Section 8.26 Certain Transaction Agreements. Between the date of this Agreement and the Business Transfer Time, Grizzly, Burgundy and Spinco shall negotiate in good faith to agree upon definitive agreements reflecting the forms of Transition Services Agreement; the Shared Facilities, Services and Supply Agreement; the Electric Generation, Distribution and Transmission Facilities Lease; Shared Facilities Agreement – Monroeville; and the Servitude Agreement attached as Exhibits B, D, C, L and E, respectively, to the Separation Agreement. The parties acknowledge that the current forms have been partially negotiated between the parties but the terms of the forms including the pricing and the scope of services provided therein remain subject to further review and revision after Grizzly is provided appropriate access to personnel and information not available prior to the date hereof. The parties intend that the agreements shall allow the parties to operate in the ordinary course after the Business Transfer Time and facilitate the transition of the Eagle Business to Grizzly and the separation of the Eagle Business from Burgundy. The parties agree that all pricing for the services provided under such agreements shall be consistent with the economics in the financials of the Eagle Business provided by Burgundy to Grizzly prior to the date of this Agreement.

ARTICLE IX

CONDITIONS TO THE MERGER

Section 9.1 Conditions to the Obligations of Spinco, Burgundy, Grizzly and Merger Sub to Effect the Merger. The respective obligations of each party to consummate the Merger shall be subject to the fulfillment (or, to the extent permitted by applicable Law, written waiver by Burgundy and Grizzly) at or prior to the Effective Time of the following conditions:

(a) The Spinco Reorganization and the Distribution shall have been consummated in accordance with the Separation Agreement, the IRS D Reorganization Ruling, the IRS Debt Exchange Ruling, and the Distribution Tax Opinion.

(b) Any applicable waiting period under the HSR Act shall have expired or been terminated, and, if required, Competition Act Approval shall have been obtained.

(c) The Registration Statement and the Spinco Registration Statement, to the extent required, shall have become effective in accordance with the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order; all necessary permits and authorizations under state securities or “blue sky” laws, the Securities Act and the Exchange Act relating to the issuance and trading of shares of Grizzly Common Stock to be issued pursuant to the Merger shall have been obtained and shall be in effect; and such shares of Grizzly Common Stock and such other shares required to be reserved for issuance pursuant to the Merger shall have been Approved for Listing.

(d) The Grizzly Stockholder Approval shall have been obtained, in accordance with applicable Law and the rules and regulations of the NYSE.

(e) No court of competent jurisdiction or other Governmental Authority shall have enacted any Law or issued any Order, or taken any other action, that is still in effect restraining, enjoining or prohibiting the Spinco Reorganization, the Distribution or the Merger.

Section 9.2 Additional Conditions to the Obligations of Burgundy and Spinco. The obligation of Burgundy and Spinco to consummate the Merger shall be subject to the fulfillment (or, to the extent permitted by applicable Law, waiver by Burgundy) at or prior to the Effective Time of the following additional conditions:

(a) Grizzly shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

(b) Each of the representations and warranties of Grizzly (i) set forth in Section 7.2(a) and Section 7.3(a) shall be true and correct in all material respects as of the Closing Date as though made as of the Closing Date and (ii) otherwise set forth in Article VII (other than Section 7.2(a) and Section 7.3(a)) shall be true and correct as of the Closing Date as though made as of the Closing Date, except for representations and warranties that speak as of an earlier date or period which shall be true and correct as of such date or period, in each case without giving effect to any materiality qualifiers set forth therein, except in the case of this clause (ii) for such failures to be true and correct as do not have or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Grizzly.

(c) Grizzly shall have delivered to Burgundy a certificate, dated as of the Effective Time, of a senior officer of Grizzly certifying the satisfaction by Grizzly of the conditions set forth in subsection (a) and (b) of this Section 9.2.

(d) Burgundy and Spinco shall have received the Merger Tax Opinion from Burgundy Tax Counsel, dated the Closing Date.

(e) Burgundy and Spinco shall have received the IRS D Reorganization Ruling and the IRS Debt Exchange Ruling, each in form and substance reasonably satisfactory to Burgundy and Spinco, and such rulings shall continue to be valid and in full force and effect (and, for the avoidance of doubt, such rulings shall not have been invalidated, modified or otherwise affected by any change in any Law on or after the date such rulings were issued by the IRS).

(f) The Debt Exchange shall have been consummated immediately before the Distribution in full satisfaction of the Burgundy Debt in an amount equal to the Above Basis Amount.

Section 9.3 Additional Conditions to the Obligations of Grizzly and Merger Sub. The obligation of Grizzly and Merger Sub to consummate the Merger shall be subject to the fulfillment (or, to the extent permitted by applicable Law waiver by Grizzly) at or prior to the Effective Time of the following additional conditions:

(a) Spinco and Burgundy shall have performed in all material respects and complied in all material respects with all covenants required by this Agreement to be performed or complied with at or prior to the Effective Time.

(b) Each of the representations and warranties of Burgundy and Spinco (i) set forth in Section 5.2(a), Section 6.2(a) and Section 6.3(a) shall be true and correct in all material respects as of the Closing Date as if made on the Closing Date and (ii) otherwise set forth in Article V and Article VI (other than Section 5.2(a), Section 6.2(a), and Section 6.3(a)) shall be true and correct as of the Closing Date as though made as of the Closing Date, except for representations and warranties that speak as of an earlier date or period which shall be true and correct as of such date or period, in each case without giving effect to any materiality qualifiers set forth therein, except in the case of this clause (ii) for such failures to be true and correct as do not have or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco.

(c) Burgundy and Spinco shall have delivered to Grizzly a certificate, dated as of the Effective Time, of a senior officer of each of Burgundy and Spinco certifying the satisfaction of the conditions set forth in subsections (a) and (b) of this Section 9.3.

(d) Grizzly shall have received the Merger Tax Opinion from Grizzly Tax Counsel, dated the Closing Date.

(e) Spinco and Burgundy (or a Subsidiary thereof) shall have entered into the applicable Transaction Agreements, and to the extent applicable, performed the covenants to be performed prior to the Effective Time in all material respects, and each such agreement shall be in full force and effect.

(f) Income Before Income Taxes of the Eagle Business for the fiscal years 2010 and 2011 as reported in the Audited Financial Statements delivered pursuant to Section 8.19 shall not be less than the Income Before Income Taxes target amounts for each of such fiscal years as reported in the unaudited financial statements of the Eagle Business and indicated in Section 9.3(f) of the Burgundy Disclosure Letter.

ARTICLE X

TERMINATION, AMENDMENT AND WAIVERS

Section 10.1 Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and the transactions contemplated hereby may be abandoned prior to the Effective Time, whether before or after Grizzly Stockholder Approval:

(a) by the mutual written consent of Burgundy and Grizzly;

(b) by either Burgundy or Grizzly, if the Effective Time shall not have occurred on or before May 18, 2013 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement (including such party’s obligations set forth in Section 8.3, Section 8.7 or Section 8.11) or the Separation Agreement has been the cause of, or has resulted in, the failure of the Effective Time to occur on or before the Termination Date;

(c) by either Burgundy or Grizzly, if any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 10.1(c) shall not be available to any party whose failure to comply with Section 8.7 has been the cause of, or has resulted in, such action or inaction;

(d) by Grizzly, if either Burgundy or Spinco shall have breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 9.1 or Section 9.3 and (ii) cannot be cured by the Termination Date; provided that Grizzly shall have given Burgundy written notice, delivered at least thirty (30) days (or such lesser time remaining prior to the Termination Date) prior to such termination, stating Grizzly’s intention to terminate this Agreement pursuant to this Section 10.1(d) and the basis for such termination;

(e) by Burgundy, if Grizzly shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 9.1 or Section 9.2 and (ii) cannot be cured by the Termination Date; provided that Burgundy shall have given Grizzly written notice, delivered at least thirty (30) days (or such lesser time remaining prior to the Termination Date) prior to such termination, stating Burgundy’s intention to terminate the Agreement pursuant to this Section 10.1(e) and the basis for such termination;

(f) by Burgundy or Grizzly if, at the Grizzly Stockholders Meeting (including any adjournment, continuation or postponement thereof), the Grizzly Stockholder Approval shall not be obtained;

(g) by Burgundy, if the Grizzly Board shall have effected a Change in Recommendation; or

(h) by Grizzly, if Burgundy shall not have delivered the Audited Financial Statements by the date that is one hundred twenty (120) days after the date of this Agreement or, if upon delivery of the Audited Financial Statements, the condition in Section 9.3(f) is not met.

Section 10.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 10.1, this Agreement shall terminate (except for the Confidentiality Agreement referred to in Section 11.1, the provisions of this Section 10.2, Section 10.3 and Article XI), without any liability on the part of any Person other than Burgundy and Grizzly to the extent set forth in Section 10.3; provided that nothing in this Agreement shall relieve any party of liability for fraud or willful breach of this Agreement or the Separation Agreement prior to such termination.

Section 10.3 Termination Fee Payable in Certain Circumstances.

(a) Grizzly shall pay to Burgundy or its designee the Grizzly Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by Burgundy, as follows:

(i) (A) In the event that, after the date hereof, a Grizzly Acquisition Proposal shall have been made to Grizzly, or directly to the stockholders of Grizzly generally, or a Grizzly Acquisition Proposal shall have otherwise become publicly known or any Person shall have publicly announced an intention (whether or not conditional) to make a Grizzly Acquisition Proposal, and (B) thereafter this Agreement is terminated (1) by either party pursuant to Section 10.1(b), (2) by Burgundy pursuant to Section 10.1(e) due to breach by Grizzly of its covenants under this Agreement, or (3) by either party pursuant to Section 10.1(f) (and, in the case of this clause (3) only, such Grizzly Acquisition Proposal or such announcement of an intention to make a Grizzly Acquisition Proposal is publicly known and shall not have been irrevocably withdrawn at least five (5) days prior to the

Grizzly Stockholders Meeting), and (C) within twelve (12) months after such termination of this Agreement, any Grizzly Acquisition shall have been consummated or any definitive agreement with respect to any Grizzly Acquisition shall have been entered into (the earlier of entry into such agreement or the consummation thereof, the “Grizzly Termination Fee Date”), then, in any such case, Grizzly shall pay Burgundy a fee in the amount of $24,500,000 (the “Grizzly Termination Fee”) (less any amounts paid by Grizzly to Burgundy pursuant to Section 10.3(a)(iii)) within two (2) Business Days of the Grizzly Termination Fee Date; provided that solely for purposes of this Section 10.3(a)(i), the term “Grizzly Acquisition Proposal” shall have the meaning ascribed thereto in Article I, except that all references in such definition to 25% shall be changed to 50%;

(ii) in the event that this Agreement is terminated by Burgundy pursuant to Section 10.1(g), Grizzly shall promptly, and in any event not more than two (2) Business Days following such termination, pay Burgundy the Grizzly Termination Fee by wire transfer of same day funds;

(iii) in the event that this Agreement is terminated by either Grizzly or Burgundy pursuant to Section 10.1(f), Grizzly shall pay Burgundy all out-of-pocket fees and expenses actually and reasonably incurred by Burgundy, Spinco and their respective Affiliates in connection with the transactions contemplated by this Agreement (the “Burgundy Expenses”), up to a maximum of the Burgundy Expense Limitation. In the event of a termination by Grizzly pursuant to Section 10.1(f), Grizzly shall pay the Burgundy Expenses concurrently with any such termination and, in the case of a termination by Burgundy pursuant to Section 10.1(f), Grizzly shall pay the Burgundy Expenses not more than two (2) Business Days following any such termination, in each case by wire transfer of same day funds. The payment of the Burgundy Expenses pursuant to this Section 10.3(a)(iii) shall not relieve Grizzly of any subsequent obligation to pay the Grizzly Termination Fee pursuant to Section 10.3(a)(i), less the amount paid pursuant to this Section 10.3(a)(iii); and

(iv) in the event that this Agreement is terminated by Grizzly pursuant to Section 10.1(h), Burgundy shall pay Grizzly all out-of-pocket fees and expenses actually and reasonably incurred by Grizzly and its Affiliates in connection with the transactions contemplated by this Agreement (“Grizzly Expenses”), up to a maximum of the Grizzly Expense Limitation, not more than two (2) Business Days following any such termination, by wire transfer of same day funds.

(b) The parties acknowledge and agree that in no event shall Grizzly be required to pay more than one Grizzly Termination Fee or to pay the Burgundy Expenses if it has paid the Grizzly Termination Fee. Notwithstanding anything in this Agreement to the contrary, upon payment of the Grizzly Termination Fee in accordance with Section 10.3(a), Grizzly shall have no further liability to Burgundy or Spinco or their respective stockholders with respect to this Agreement or the transactions contemplated hereby (other than the obligation to pay any amount payable pursuant to Section 10.3(c).

(c) In the event that Grizzly shall fail to pay when due the Grizzly Termination Fee or the Burgundy Expenses required to be paid by it pursuant to this Section 10.3, or Burgundy shall fail to pay when due the Grizzly Expenses pursuant to Section 10.3(a)(iv), such Grizzly Termination Fee or Burgundy Expenses, or Grizzly Expenses, as the case may be, shall accrue interest for the period commencing on the date such Grizzly Termination Fee or Burgundy Expenses, or Grizzly Expenses, became past due, at a rate equal to the sum of (x) the prime lending rate prevailing during such period as published in The Wall Street Journal plus (y) 5%, calculated on a daily basis until the date of actual payment. In addition, if either party shall fail to pay the Grizzly Termination Fee or Burgundy Expenses, or Grizzly Expenses, as the case may be, when due, such defaulting party shall also pay to the other party all of the other party’s costs and expenses (including reasonable attorneys’ fees), as applicable, in connection with efforts to collect such amounts.

Section 10.4 Amendment. This Agreement may be amended by Burgundy, Spinco, Grizzly and Merger Sub at any time before or after adoption of this Agreement by the stockholders of Grizzly; provided, however, that after such adoption, no amendment shall be made that by Law or in accordance with the rules of any relevant stock exchange or automated inter-dealer quotation system requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by Burgundy, Spinco, Grizzly and Merger Sub.

Section 10.5 Waivers. At any time prior to the Effective Time, Burgundy, Spinco, Grizzly and Merger Sub may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or acts of the other parties; (ii) waive any inaccuracies in the representations and warranties of any of the other parties contained herein or in any document delivered pursuant to this Agreement; and (iii) waive compliance with any of the agreements or conditions of any of the other parties contained herein; provided, however, that no failure or delay by Burgundy, Spinco, Grizzly or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of Burgundy, Spinco, Grizzly or Merger Sub to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Non-Survival of Representations, Warranties and Agreements. The covenants and agreements that by their terms are to be performed following the Closing pursuant to the Separation Agreement or this Agreement shall survive the Effective Time in accordance with their terms and all other covenants and agreements herein and therein shall terminate and shall not survive the Closing. None of the representations or warranties in this Agreement or in any certificate or instrument delivered pursuant to this Agreement or any other covenant or agreement set forth herein shall survive the Effective Time. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and any termination of this Agreement, and the provisions of the Confidentiality Agreement shall apply to all information and material furnished by any party or its representatives thereunder or hereunder.

Section 11.2 Expenses. Except as otherwise specifically provided herein, including as provided in Section 8.11 or Section 10.3, whether or not the Merger is consummated, all Expenses (as defined below) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses, except (i) Expenses (other than fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto, which shall be borne by such party) incurred in connection with the filing, printing and mailing of the Spinco Registration Statement (if required), the Registration Statement and the Proxy Statement/Prospectus, and (ii) filing fees paid to Governmental Authorities with respect to the transactions contemplated hereby pursuant to the HSR Act and appropriate filings, if any are required, with foreign regulatory authorities in accordance with Foreign Competition Laws, including the Competition Act, each of which shall be shared equally by Grizzly and Burgundy. In addition, any fees and expenses incurred in connection with seeking third party Consents or in connection with Section 2.7 of the Separation Agreement, shall be paid as set forth in the Separation Agreement. As used in this Agreement, “Expenses” means all out-of-pocket expenses (including applicable filing and registration fees and all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Spinco Registration Statement (if required), the Registration Statement and the Proxy Statement/Prospectus and the solicitation of stockholder approval and all other matters related to the transactions contemplated hereby.

Section 11.3 Notices. All notices, requests, permissions, waivers and other communications under this Agreement will be in writing and will be deemed to have been duly given (a) five (5) Business Days following sending by registered or certified mail, postage prepaid, (b) when sent, if sent by facsimile, provided that the facsimile transmission is promptly confirmed by telephone, (c) when delivered, if delivered personally to the intended recipient, and (d) one Business Day following sending by overnight delivery via a national courier service and, in each case, addressed to a party at the following address for such party:

If to Spinco or Burgundy, to:

PPG Industries, Inc. One PPG Place
Pittsburgh, Pennsylvania 15272
Fax:	(412) 434-2490
Attention:	General Counsel

with a copy (which shall not constitute notice) to

Wachtell, Lipton, Rosen & Katz 51 West 52nd Street
New York, NY 10019
Fax:	(212) 403-2000
Attention:	Steven A. Rosenblum

If to Grizzly or Merger Sub, to:

Georgia Gulf Corporation 115 Perimeter Center Place, Suite 460
Atlanta, Georgia 30346
Fax:	(770) 390-9673
Attention:	Chief Executive Officer

with a copy (which shall not constitute notice) to

Jones Day 1420 Peachtree Street, N.E.
Suite 800 Atlanta, GA 30309-3053

Attention:	John E. Zamer
Facsimile:	(404) 581-8330

or to such other address(es) as will be furnished in writing by any such party to the other party in accordance with the provisions of this Section 11.3.

Section 11.4 Interpretation. (a) When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The descriptive headings herein are inserted for convenience of reference only and are not intended to be a substantive part of or to affect the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes, including all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. References to a date or time shall be deemed to be such date or time in New York City, unless otherwise specified. References to dollar amounts are to U.S. dollars, unless otherwise specified. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement. For avoidance of doubt, “consistent with past practice” when used with respect to Spinco or any of its Subsidiaries means the past practice of Burgundy with respect to the Eagle Business. Except as otherwise expressly provided elsewhere in this Agreement, the Separation Agreement, or any other Transaction Agreement, any provision herein which contemplates the agreement, approval or consent of, or exercise of any right of, a party, such party may give or withhold such agreement, approval or consent, or exercise such right, in its sole and absolute discretion.

(b) Any matter disclosed in any particular Section or Subsection of the Burgundy Disclosure Letter, the Burgundy Disclosure Letter or the Grizzly Disclosure Letter shall be deemed to have been disclosed in any other Section or Subsection of this Agreement, with respect to which such matter is relevant so long as the applicability of such matter to such Section or Subsection is reasonably apparent on its face.

Section 11.5 Severability. If any provision of this Agreement, or the application of any provision to any Person or circumstance, shall be declared judicially to be invalid, unenforceable or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement, it being the intent and agreement of the parties hereto that this Agreement shall be deemed amended by modifying such provision to the extent necessary to render it valid, legal and enforceable while preserving its intent or, if such modification is not possible, by substituting therefor another provision that is legal and enforceable and that achieves the same objective.

Section 11.6 Assignment; Binding Effect. Neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of all of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

Section 11.7 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than Burgundy, Spinco and Grizzly and their respective successors and permitted assigns) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, and no Person (other than as so specified) shall be deemed a third party beneficiary under or by reason of this Agreement. Notwithstanding the foregoing, each financing source under the Spinco Commitment Letter and Related Letters shall be an express third party beneficiary of and shall be entitled to rely upon Section 11.10, Section 11.12 and Section 11.14 hereof, and each such financing source and its successors and assigns may enforce such provisions.

Section 11.8 Limited Liability. Notwithstanding any other provision of this Agreement, no stockholder, director, officer, Affiliate, agent or representative of any of the parties hereto, in its capacity as such, shall have any liability in respect of or relating to the covenants, obligations, representations or warranties of such party under this Agreement or in respect of any certificate delivered with respect hereto or thereto and, to the fullest extent legally permissible, each of the parties hereto, for itself and its stockholders, directors, officers and Affiliates, waives and agrees not to seek to assert or enforce any such liability that any such Person otherwise might have pursuant to applicable Law.

Section 11.9 Entire Agreement. This Agreement (together with the other Transaction Agreements, the Confidentiality Agreement, the exhibits and the Disclosure Letters and the other documents delivered pursuant hereto) constitutes the entire agreement of all the parties hereto and supersedes all prior and contemporaneous agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof. All exhibits attached to this Agreement and the Disclosure Letters are expressly made a part of, and incorporated by reference into, this Agreement.

Section 11.10 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflicts of law principles thereof.

Section 11.11 Counterparts. This Agreement may be executed in multiple counterparts (any one of which need not contain the signatures of more than one party), each of which will be deemed to be an original but all of which taken together will constitute one and the same agreement. This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, will be treated in all manner and respects as an original agreement and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of a party, the other party will re-execute original forms thereof and deliver them to the requesting party. No party will raise the use of a facsimile machine or other electronic means to deliver a signature or the fact that any signature was transmitted or communicated through the use of facsimile machine or other electronic means as a defense to the formation of a Contract and each such party forever waives any such defense.

Section 11.12 Jurisdiction; Consent to Jurisdiction.

(a) Exclusive Jurisdiction. Each of the parties irrevocably agrees that any claim, dispute or controversy (of any and every kind or type, whether based on contract, tort, statute, regulation or otherwise, and whether based on state, federal, foreign or any other law), arising out of, relating to or in connection with this Agreement, or any of the transactions contemplated hereby, and including disputes relating to the existence, validity, breach or termination of this Agreement (any such claim being a “Covered Claim”), may be brought and determined in any federal or state court located in the State of Delaware, and each of the parties hereto hereby irrevocably submits in respect of Covered Claims for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts and agrees that it may be served with such legal process at the address and in the manner set forth in Section 11.3. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding in respect of Covered Claims (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii ) to the fullest extent permitted by applicable Laws, that (A) the suit, action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper and (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. The parties hereby further agree that New York state or United States Federal courts sitting in the borough of Manhattan, City of New York shall have exclusive jurisdiction over any action brought against any financing source under the Spinco Commitment Letter and the Spinco Related Letter in connection with the transactions contemplated under this Agreement.

(b) Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THE ANCILLARY AGREEMENTS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.12 (b).

Section 11.13 Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any other Transaction Agreement, the party who is, or is to be, thereby aggrieved will have the right to specific performance of the transactions contemplated by this Agreement or such Transaction Agreement and injunctive or other equitable relief in respect of its rights under this Agreement or such Transaction Agreement, in addition to any and all other rights and remedies at law or in equity. The parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the parties to this Agreement.

Section 11.14 Certain Lender Agreements. Burgundy agrees, on behalf of itself and its Affiliates, stockholders and Representatives (collectively, the “Burgundy Related Parties”), that the financing sources under the Spinco Commitment Letter and Spinco Related Letter and their Affiliates, stockholders and Representatives and each of their successors and assigns (i) shall be subject to no liability or claims by the Burgundy Related Parties arising out of or relating to this Agreement, the Spinco Financing or the transactions contemplated hereby (except with respect to the enforcement of the Burgundy Commitment Letter) or in connection with the Spinco Financing, or the performance of services by such financing sources or their Affiliates or Representatives with respect to the foregoing and (ii) are express third party beneficiaries of this Section 11.14 (which may not be changed as to any financing sources without its prior written consent).

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

PPG INDUSTRIES, INC.

By:	/s/ Charles E. Bunch
Name: Charles E. Bunch
Title: Chairman and Chief Executive Officer

EAGLE SPINCO INC.

By:	/s/ Charles E. Bunch
Name: Charles E. Bunch
Title: Chairman of the Board of Directors

GEORGIA GULF CORPORATION

By:	/s/ Paul D. Carrico
Name: Paul D. Carrico
Title: President and Chief Executive Officer

GRIZZLY ACQUISITION SUB, INC.

By:	/s/ Paul D. Carrico
Name: Paul D. Carrico
Title: President

[Signature Page to the Merger Agreement]